SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Information Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

THE CHALONE WINE GROUP, LTD.

(Name of Registrant as Specified in its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies:

The Chalone Wine Group, Ltd. Common Stock, no par value (“Common Stock”)

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

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	(1)	Amount Previously Paid:

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January 17, 2005

Notice of Action by Written Consent and of Dissenters’ Rights

To the Shareholders of The Chalone Wine Group, Ltd.:

      On December 18, 2004, we entered into a merger agreement with Diageo North America, Inc., or Diageo, pursuant to which The Chalone Wine Group, Ltd., or Chalone, will become a wholly-owned subsidiary of Diageo. If the merger is completed, you will receive $14.25 in cash for each share of Chalone common stock you own.

      After careful consideration, the board of directors approved and adopted the merger agreement and approved the merger and determined that the merger agreement and the merger are in the best interests of our shareholders.

      The approval of shareholders holding at least a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement and approve the merger under California law and the merger agreement. Our shareholders, Domaines Barons de Rothschild (Lafite) SCA, or DBR, SFI Intermediate Ltd., or SFI, and GHA 1 Holdings, Inc., or GHA, which collectively held approximately 67.9% of the shares of our common stock outstanding as of January 7, 2005, gave their written consent to the approval and adoption of the merger agreement and the approval of the merger. Their written consent is sufficient to approve and adopt the merger agreement and approve the merger without the affirmative vote of any other Chalone shareholder. Accordingly, your approval is not required and is not being requested. Neither Chalone nor Diageo is soliciting proxies from Chalone shareholders. This notice and the accompanying information statement attached hereto shall constitute notice to you of action by written consent contemplated by Sections 603 and 1301 of the California General Corporation Law, or the CGCL.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      Chalone shareholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the approval and adoption of the merger agreement and approval of the merger may be entitled to dissent from the merger and may have dissenters’ rights with respect to such shares, subject to the requirements of Chapter 13 of the CGCL, in connection with the merger as described in the attached information statement. This notice and the accompanying information statement attached hereto shall constitute notice to you of the availability of dissenters’ rights under Chapter 13 of the CGCL, a copy of which is attached as Annex B to the accompanying information statement.

      Chalone’s board of directors has fixed the close of business on January 7, 2005 as the record date for determining the shareholders entitled to notice and to receive the attached information statement. However, under applicable securities regulations, the merger cannot be completed until 20 days after the date of mailing of this information statement to Chalone shareholders, and therefore, the soonest possible date on which the merger can be consummated is February 7, 2005.

      The completion of the merger is also subject to the satisfaction or waiver of other closing conditions, including obtaining clearance from regulatory agencies. More information about the merger is contained in the accompanying information statement. We encourage you to read the accompanying information statement in its entirety for a full understanding of the proposed merger, the documents related to the merger and other related matters.

Sincerely,

Christophe Salin
Chairman of the Board

      This information statement is dated January 17, 2005 and is first being mailed to our shareholders on or about January 17, 2005.

INFORMATION STATEMENT

January 17, 2005

To the Shareholders of The Chalone Wine Group, Ltd.:

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      This information statement is being furnished to the holders of Chalone’s common stock by Chalone’s board of directors in connection with the Agreement and Plan of Merger, dated as of December 18, 2004, by and among Diageo North America, Inc., a Connecticut corporation, or Diageo, Double Wines, Inc., a California corporation and wholly-owned subsidiary of Diageo, or Merger Sub, and Chalone. We refer to this agreement as the merger agreement and to the merger contemplated by the merger agreement as the merger.

      After careful consideration, Chalone’s board of directors determined that the terms of the merger agreement and the proposed merger of Merger Sub with and into Chalone pursuant to the merger agreement are in the best interests of our shareholders and has approved and adopted the merger agreement and approved the merger. A copy of the merger agreement is attached as Annex A to this information statement.

      Pursuant to the merger agreement, upon consummation of the merger, each share of Chalone common stock (other than shares held by shareholders who validly perfect dissenters’ rights under California law) will be automatically converted into the right to receive $14.25 in cash.

      The affirmative vote or consent of shareholders holding at least a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement and approve the merger under California law and the merger agreement. Our shareholders Domaines Barons de Rothschild (Lafite) SCA, or DBR, SFI Intermediate Ltd., or SFI, and GHA 1 Holdings, Inc., or GHA, which collectively held approximately 67.9% of the shares of our common stock outstanding as of January 7, 2005, gave their written consent to the approval and adoption of the merger agreement and the approval of the merger. Because DBR, SFI and GHA collectively own shares representing greater than a majority of the votes entitled to be cast with respect to the approval and adoption of the merger agreement and the approval of the merger, their written consent is sufficient to approve and adopt the merger agreement and approve the merger without any further action by any other Chalone shareholder. As a result, no other votes, consents or authorizations are necessary to approve and adopt the merger agreement and approve the merger, and your approval is not required and is not being requested. Neither Chalone nor Diageo is soliciting proxies from Chalone shareholders. The notice and this information statement shall constitute notice to you of action by written consent contemplated by Sections 603 and 1301 of the California General Corporation Law, or the CGCL.

      Chalone shareholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the approval and adoption of the merger agreement and approval of the merger may be entitled to dissent from the merger and may have dissenters’ rights with respect to such shares, subject to the requirements of Chapter 13 of the CGCL, in connection with the merger as described in this information statement. The notice and this information statement shall constitute notice to you of the availability of dissenters’ rights under Chapter 13 of the CGCL, a copy of which is attached as Annex B to this information statement.

      Under applicable securities regulations, the merger may not be completed until 20 days after the date of mailing of this information statement to Chalone shareholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger may not be consummated until that time has elapsed, and therefore, the soonest possible date on which the merger can be consummated is February 7, 2005.

      Please read this information statement carefully, as it contains important information.

      Please do not send in your Chalone common stock certificates at this time. Promptly after the merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your Chalone shares.

      Chalone’s board of directors has fixed the close of business on January 7, 2005 as the record date for determining the shareholders entitled to notice and to receive this information statement and for determining the number of shares of Chalone common stock outstanding and therefore necessary to adopt the merger agreement.

      For more information about the merger described above and the other transactions contemplated by the merger agreement, please review this information statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,

Christophe Salin
Chairman of the Board

Napa, California

January 17, 2005

ANNEXES

Annex A	Agreement and Plan of Merger
Annex B	Chapter 13 of the California General Corporation Law
Annex C	Opinion of Thomas Weisel Partners LLC

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	As a shareholder, what will I receive in the merger?

A:	You will be entitled to receive $14.25 in cash for each share of Chalone common stock that you own immediately prior to the effective time of the merger unless you exercise and perfect your dissenters’ rights under California law.

Q:	As a shareholder, what will happen to the wine club?

A:	Holders of Chalone common stock immediately prior to the effective time of the merger will be entitled for three months to enroll at no cost as members of a new exclusive wine club and receive, upon enrollment, a one-time nontransferable wine credit equal to the product of (a) the number of shares of Chalone common stock held by such shareholder immediately prior to the consummation of the merger and (b) $1.00. The wine club will entitle members to benefits such as an annual wine club celebration, VIP tours at wineries, wine club discounts and special allocations of wine. Following the consummation of the merger, Chalone’s wine club as it currently exists will be discontinued.

Q:	What vote of our shareholders is required to approve and adopt the merger agreement and to approve the merger?

A:	The affirmative vote or consent of shareholders holding at least a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement and approve the merger under California law and the merger agreement. Our shareholders DBR, SFI and GHA, which collectively held approximately 67.9% of the shares of our common stock outstanding as of January 7, 2005, gave their written consent to the approval and adoption of the merger agreement and the approval of the merger. Because DBR, SFI and GHA collectively own shares representing greater than a majority of the votes entitled to be cast with respect to the approval and adoption of the merger agreement and the approval of the merger, their written consent is sufficient to approve and adopt the merger agreement and approve the merger without any further action by any other Chalone shareholder. As a result, no other votes, consents or authorizations are necessary to approve and adopt the merger agreement and approve the merger, and your approval is not required and is not being requested. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	What is the reason for the merger?

A:	After careful consideration, our board of directors approved and adopted the merger agreement and approved the merger because it determined that the merger is in the best interests of our shareholders. In reaching its decision to approve and adopt the merger agreement and approve the merger and to recommend the approval and adoption of the merger agreement and the approval of the merger by our shareholders, the board of directors consulted with our management, as well as our legal advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 20 through 22 under “The Merger — Recommendation of Our Board of Directors and Its Reasons for the Recommendation.”

Q:	Should I send in my share certificates now?

A:	No. Promptly after the merger is completed, each shareholder of record at the effective time of the merger will be sent written instructions for exchanging the shareholder’s share certificates for the corresponding cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the exchange agent receives your stock certificates and any other documents requested in the instructions.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger by February 7, 2005. However, we cannot predict the exact timing of the merger because the merger is subject to certain closing conditions.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this information statement, you should contact:

The Chalone Wine Group, Ltd. 621 Airpark Road Napa, California 94558 Attention: Shareholder Services Department Phone: (707) 254-4250 Facsimile: (707) 254-4202 Email: shservices@chalonewinegroup.com

SUMMARY

      This summary highlights selected information from this information statement and may not contain all the information about the merger that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this information statement in its entirety, including the annexes, and the other documents to which we have referred you.

The Companies

The Chalone Wine Group, Ltd.

      The Chalone Wine Group, Ltd., or Chalone, produces, markets and sells super premium, ultra premium and luxury-priced white and red varietal table wines, primarily Pinot Noir, Cabernet Sauvignon, Merlot, Syrah, Chardonnay and Sauvignon Blanc. Chalone owns and operates wineries in various counties of California and Washington State. Chalone’s wines are made primarily from grapes grown at Moon Mountain Vineyard, Edna Valley Vineyard, Chalone Vineyard, Acacia Vineyard and Hewitt Vineyard in California and the Canoe Ridge Vineyard in Washington State, as well as from purchased grapes.

      Chalone was incorporated under the laws of the State of California on June  27, 1969. Chalone’s common stock has been traded in the over-the-counter market since its initial public offering on May 18, 1984, and is listed in the Nasdaq National Market System, under the symbol “CHLN.” Our principal executive offices are located at 621 Airpark Road, Napa, California 94558, and our telephone number there is (707) 254-4200.

      For additional information about Chalone and its business, see “Where You Can Find More Information” beginning on page 59.

Diageo North America, Inc.

      Diageo North America, Inc., or Diageo, is a wholly-owned, indirect subsidiary of Diageo plc, a beverage alcohol business with an array of international brands. Among other things, Diageo owns and operates wine properties in the United States including Beaulieu Vineyard and Sterling Vineyards. Diageo is also an importer of classified Bordeaux and Burgundy in the United States.

      Diageo is organized and existing under the laws of Connecticut. Diageo’s principal executive offices are located at Six Landmark Square, Stamford, Connecticut 06901, and its telephone number is (203) 359-7100.

Double Wines, Inc.

      Double Wines, Inc., or Double Wines, a California corporation and a wholly-owned subsidiary of Diageo, was formed on December 9, 2004 solely for the purpose of facilitating Diageo’s acquisition of Chalone. Double Wines has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the merger agreement. Its principal executive offices are located at the same address as Diageo’s principal executive offices.

The Merger

      Diageo has agreed to acquire Chalone under the terms of the merger agreement that is described in this information statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

      Under the terms of the merger agreement, Double Wines will merge with and into Chalone, with Chalone surviving as a wholly-owned subsidiary of Diageo. In the merger, each share of Chalone common stock, no par value, will be converted into the right to receive $14.25 in cash (other than shares owned by Chalone, which will be cancelled, and shares with respect to which the holder has properly demanded dissenters’ rights, which we collectively refer to as the “unconverted shares”).

      Upon consummation of the merger, each share of Chalone common stock outstanding immediately prior to the effective time of the merger, other than the unconverted shares, will cease to be outstanding and will be cancelled and retired and will cease to exist, and each holder of a certificate or certificates which immediately prior to the effective time of the merger represented shares of Chalone common stock, other than dissenting shares, will cease to have any rights with respect to such shares of Chalone common stock. Each certificate representing Chalone shares will thereafter represent the right to receive $14.25 in cash for each such share. Except as expressly limited by Chapter 13 of the California General Corporation Law, or CGCL, attached as Annex B, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. For additional information about dissenters’ rights, see “The Merger — Dissenters’ Rights,” beginning on page 41.

      Upon consummation of the merger, all outstanding options to purchase shares of Chalone common stock under Chalone’s stock options plans (whether vested or unvested) will be cancelled in exchange for the right to receive $14.25 in cash, less the exercise price for each share underlying the options. Options with an exercise price per share greater than or equal to $14.25 will be cancelled upon the closing without payment of any consideration.

Recommendation of Our Board of Directors (page 20)

      On December 18, 2004, after careful consideration of the factors described under the heading “The Merger — Recommendation of Our Board of Directors and Its Reasons for the Recommendation,” our board of directors:

•	determined that the transactions contemplated by the merger agreement were in the best interests of Chalone’s shareholders;

•	approved and adopted the merger agreement and approved the merger;

•	authorized the officers of Chalone to terminate the agreement and plan of merger, dated as of October 30, 2004, by and among DBR, a wholly-owned subsidiary of DBR and Chalone, or the DBR merger agreement, and resolved to withdraw its recommendation to Chalone shareholders in favor of the DBR merger agreement; and

•	determined to recommend to Chalone shareholders that they vote for the approval and adoption of the merger agreement and approval of the merger.

      To review the background and reasons for the merger in greater detail, see pages 10 through 22.

Vote Required; The Written Consent

      Approval and adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of Chalone common stock at the close of business as of January 7, 2005, which Chalone’s board of directors has established as the record date for the vote with respect to the merger agreement and the merger. On that date, there were 13,488,081 shares of Chalone common stock outstanding and entitled to vote.

      Our shareholders DBR, SFI and GHA, which collectively held approximately 67.9% of the shares of our common stock outstanding as of January 7, 2005, gave their written consent to the approval and adoption of the merger agreement and the approval of the merger as of that date. Because DBR, SFI and GHA collectively own shares representing greater than a majority of the votes entitled to be cast with respect to the approval and adoption of the merger agreement and the approval of the merger, their written consent is sufficient to approve and adopt the merger agreement and approve the merger without any further action by any other Chalone shareholder. As a result, no other votes, consents or authorizations are necessary to approve and adopt the merger agreement and approve the merger, and your approval is not required and is not being requested. We are not asking you for a proxy, and you are requested not to send us a proxy.

Wine Club Benefits (page 52)

      Since 1991, Chalone has offered its shareholders free membership in an exclusive wine club. Shareholders who elect to join the wine club are offered discounts on Chalone wines and receive an annual wine credit

(subject to a 100 share minimum), equal to the product of (a) the number of shares of Chalone common stock held by the shareholder and (b) an amount, which in 2004 was $0.25, which credit may used for up to 50% of an order for Chalone’s wine made by a member during the year in which the credit was granted. This wine credit is not transferable, and it is neither in cash nor redeemable for cash. In addition, members receive an invitation to Chalone’s annual celebration, VIP tours at all Chalone wineries and special allocations of new releases, pre-releases, special selections, and limited production bottlings.

      Holders of Chalone common stock immediately prior to the effective time of the merger will be entitled for three months following the consummation of the merger to enroll at no cost as members of a new exclusive wine club and receive upon enrollment a one-time nontransferable wine credit, equal to the product of (a) the number of shares of Chalone common stock held by the shareholder immediately prior to the effective time of the merger and (b) $1.00, which credit may used for up to 50% of an order for Chalone’s wine made by a member for 12 months following the effective time of the merger. The wine club will entitle members to benefits such as an annual wine club celebration, VIP tours at wineries, wine club discounts and special allocations of wine. Following the consummation of the merger, the wine club program as it currently exists will be discontinued. The new wine club benefits are identical to the wine club benefits offered by DBR. Based on the advice of Thomas Weisel Partners, our board of directors concluded that the value of the wine club benefits offered by DBR were comparable to the value of Chalone’s current wine club benefits. For more information regarding the valuation of wine club benefits, see “The Merger — Fairness Opinion of Our Financial Advisor,” beginning on page 22.

Interests of Our Directors, Executive Officers and Affiliates in the Merger (page 37)

      Members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of other shareholders. For example:

•	pursuant to the merger agreement, each option to purchase Chalone common stock, whether vested or unvested, including options held by our directors and executive officers, will be accelerated and become fully vested three days prior to the consummation of the merger;

•	at the effective time of the merger each of these options which is in-the-money will then cease to represent the right to acquire Chalone common stock and will be converted into the right to receive an amount in cash equal to $14.25, less the exercise price for each share of Chalone stock underlying the option, immediately following the consummation of the merger;

•	our executive officers may be entitled to severance benefits, including continuation of health benefits, if their employment is terminated without cause or if the executive officer quits for good reason within 12 months following the consummation of the merger;

•	Messrs. Gani, Kramlich and Plant, who served on a special committee of our board of directors established to evaluate a potential merger transaction with Domaines Barons de Rothschild (Lafite) SCA, will be entitled to cash bonuses, prior to the consummation of the merger;

•	our executive officers, in addition to certain of Chalone’s other employees, will be entitled to receive certain ordinary course year-end cash bonuses and certain benefits pursuant to Chalone’s 401(k) Plan; and

•	our current and former directors and officers will continue to be indemnified for six years after the completion of the merger and will have the benefit of directors’ and officers’ liability insurance for six years after completion of the merger as provided in the merger agreement.

Delisting and Deregistration of Chalone Common Stock

      If the merger is completed, Diageo will seek to cause Chalone common stock to be removed from quotation on the Nasdaq National Market and to be deregistered under the Securities Exchange Act of 1934, as amended.

Litigation Related to the Merger (page 46)

      On May 18, 2004, a purported shareholder class action lawsuit was filed in the Superior Court of the State of California, County of Napa, alleging that DBR, and each of our directors breached, and that Chalone, DBR and Constellation Brands, Inc., or Constellation, aided the other defendants’ breaches of, their fiduciary duties of care, loyalty, candor and independence owed to the public shareholders of Chalone in connection with the proposed merger of Chalone with DBR and challenging the adequacy of the consideration offered in that transaction. From May 18 to May 21, 2004, four other purported class action lawsuits were filed in the Superior Court of the State of California, County of Napa, alleging substantially identical allegations as those in the initial lawsuit. On May 25, 2004, the court ordered these four lawsuits consolidated with the first lawsuit. On June 2, 2004, the court ordered that the defendants did not have to respond to the initial complaints, that a consolidated complaint should be filed and that defendants should respond to the consolidated complaint. The lead plaintiff has not yet filed a consolidated complaint. The plaintiffs’ initial complaint sought to enjoin Chalone from proceeding with the proposed merger with DBR. We believe that this consolidated action is meritless, and we intend to vigorously defend against any allegations that may be asserted in any consolidated complaint.

Termination of the DBR Merger Agreement

      We terminated the DBR merger agreement on December 18, 2004, in accordance with the terms of the DBR merger agreement after our board of directors determined that the proposed merger with Diageo was superior to the DBR merger agreement and had given five days notice of such determination to DBR. Following termination, Diageo paid on our behalf the $2,475,000 termination fee owed to DBR under the DBR merger agreement.

The Merger Agreement

Conditions to the Consummation of the Merger (page 53)

      The obligations of Chalone, Diageo and Double Wines to consummate the merger are subject to the satisfaction of the following conditions:

•	Chalone will have received the approval of the principal terms of the merger by the affirmative vote of a majority of the outstanding shares of Chalone common stock;

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, will have expired or been terminated;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by a court or governmental authority will be in effect making the merger illegal or otherwise prohibiting consummation of the merger and no governmental entity of competent jurisdiction will have threatened to institute a proceeding that the parties to the merger agreement determine is likely to result in such an injunction or order; and

•	all required authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed, by government entities will have been obtained, declared or filed or have occurred, which, if not obtained, declared or filed, or if they have not occurred, could reasonably be expected to have a material adverse effect on Chalone.

      The obligations of Diageo and Double Wines to consummate the merger are subject to the satisfaction of the following conditions:

•	the representations and warranties of Chalone will be true and correct when made and on and as of the closing date (other than representations made as of a certain date which will be true and correct as of such date), deeming such representations and warranties to have been made without any qualifications as to materiality, except where the failures of such representations and warranties to be true and correct could not, in the aggregate, reasonably be expected to have a material adverse effect (as defined in the section entitled “— Representations and Warranties” on page 48) on Chalone; and

•	Chalone will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the closing.

      The obligations of Chalone to consummate the merger are subject to the satisfaction of the following conditions:

•	the representations and warranties of Diageo and Double Wines will be true and correct when made and on and as of the closing date (other than representations made as of a certain date which will be true and correct as of such date), deeming such representations and warranties to have been made without any qualifications as to materiality, except where the failures of such representations and warranties to be true and correct could not, in the aggregate, reasonably be expected to have a material adverse effect (as defined in the section entitled “— Representations and Warranties” on page 48) on Chalone; and

•	each of Diageo and Double Wines will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the closing.

Termination of the Merger Agreement (page 54)

      The merger agreement may be terminated by mutual written consent of Diageo and Chalone. The merger agreement may also be terminated by either Diageo or Chalone if:

•	the merger has not been consummated on or before June 30, 2005; provided that neither Chalone nor Diageo may terminate the merger agreement for this reason if the failure to consummate the merger by such date is due to a breach by such party of a provision of the merger agreement; or

•	any order, decree or ruling of any governmental entity permanently enjoining or prohibiting Chalone or Diageo from consummating the merger is entered and such order, decree or ruling has become final and nonappealable.

      The merger agreement may be unilaterally terminated by Diageo if Chalone breaches any covenant or agreement or any representation or warranty, the result of which is reasonably expected to have a material adverse effect on Chalone and which cannot be cured prior to June 30, 2005. We may unilaterally terminate the merger agreement if Diageo breaches any covenant or agreement or any representation or warranty, the result of which is a reasonably expected to have a material adverse effect on Chalone and which cannot be cured by June 30, 2005.

Termination Fee Rothschild Termination Fee and Reimbursement (page 55)

      If the merger agreement is terminated under certain circumstances, Chalone may be required to pay to Diageo a termination fee of $7,800,000 and to reimburse Diageo a cash amount of approximately $2,475,000 representing amounts paid by Diageo to DBR on Chalone’s behalf in accordance with the termination of the DBR merger agreement.

Effect on Outstanding Stock Options (page 47)

      Upon consummation of the merger, all outstanding options to purchase shares of Chalone common stock (whether vested or unvested) will be cancelled and converted into the right to receive $14.25 in cash, less the exercise price for each share underlying the options. Options with an exercise price per share greater than or equal to $14.25 will be cancelled upon the closing without payment of any consideration.

Material United States Federal Income Tax Consequences (page 43)

      For a United States Holder (as that term is defined in the section entitled “The Merger — Material United States Federal Income Tax Consequences”), the merger generally will be a taxable transaction for

United States federal income tax purposes. For a Non-United States Holder (as that term is defined in the section entitled “The Merger — Material United States Federal Income Tax Consequences”), the merger generally will not be a taxable transaction for United States federal income tax purposes. You should read “The Merger — Material United States Federal Income Tax Consequences” beginning on page 43 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 41)

      The merger was subject to review by the Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, under the HSR Act. Chalone and Diageo filed notification and report forms under the HSR Act with the FTC and the DOJ on December 23, 2004. Early termination of the waiting period under the HSR Act was granted on January 4, 2005.

      While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied.

Exchange Agent

      EquiServe Trust Company, N.A. or another comparable institution will act as the exchange agent in connection with the merger.

Dissenters’ Rights (page 41)

      Annex B to this information statement contains the full text of Chapter 13 of the CGCL, which relates to your dissenters’ rights. We encourage you to read these provisions carefully and in their entirety.

      See the Section entitled “The Merger — Dissenters’ Rights” beginning on page 41 for a description of the procedures that you must follow in order to exercise dissenters’ rights.

THE COMPANIES

The Chalone Wine Group, Ltd.

      Chalone produces, markets and sells classic premium ($10 to $15 per bottle), ultra premium ($15.01 to $25 per bottle) and luxury-priced (over $25 per bottle) white and red varietal table wines, primarily Pinot Noir, Cabernet Sauvignon, Merlot, Syrah, Chardonnay and Sauvignon Blanc. Chalone owns and operates wineries in various counties of California and Washington State. Chalone’s wines are made primarily from grapes grown at Moon Mountain Vineyard, Edna Valley Vineyard, Chalone Vineyard, Acacia Vineyard and Hewitt Vineyard in California and the Canoe Ridge Vineyard in Washington State, as well as from purchased grapes.

      The wines are primarily sold under the labels “Provenance Vineyards®,” “Chalone Vineyard®,” “Edna Valley Vineyard®,” “Dynamite® Vineyards,” “Acacia®,” “Canoe Ridge® Vineyard,” “Jade Mountain®,” “Sagelands Vineyard®,” “Hewitt®,” “Orogeny®” and “Echelon Vineyards.”

      In France, Chalone owns a minority interest in fourth-growth Bordeaux estate Château Duhart-Milon. The vineyards of Duhart-Milon are located adjacent to the Château Lafite-Rothschild in the town of Pauillac.

      Chalone was incorporated under the laws of the State of California on June  27, 1969. Chalone’s common stock has been traded in the over-the-counter market since its initial public offering on May 18, 1984, and is listed in the Nasdaq National Market System, under the symbol “CHLN.” Our principal executive offices are located at 621 Airpark Road, Napa, California 94558, and our telephone number there is (707) 254-4200.

      For additional information about Chalone and its business, see “Where You Can Find More Information” beginning on page 59.

Diageo North America, Inc.

      Diageo North America, Inc., or Diageo, is a wholly-owned, indirect subsidiary of Diageo plc, a beverage alcohol business with an array of international brands. Among other things, Diageo owns and operates wine properties in the United States including Beaulieu Vineyard and Sterling Vineyards. Diageo is also an importer of classified Bordeaux and Burgundy in the United States.

      Diageo is organized and existing under the laws of Connecticut. Diageo’s principal executive offices are located at Six Landmark Square, Stamford, Connecticut 06901, and its telephone number is (203) 359-7100.

Double Wines, Inc.

      Double Wines, a California corporation and a wholly-owned subsidiary of Diageo, was formed on December 9, 2004 solely for the purpose of facilitating Diageo’s acquisition of Chalone. Double Wines has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the merger agreement. Its principal executive offices are located at the same address as Diageo’s principal executive offices.

THE MERGER

      The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this information statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

General Description of the Merger

      Diageo has agreed to acquire Chalone under the terms of the merger agreement that is described in this information statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

      Under the terms of the merger agreement, Double Wines will merge with and into Chalone, with Chalone surviving as a wholly-owned subsidiary of Diageo. Under the merger, each share of Chalone common stock, no par value, will be converted into the right to receive $14.25 in cash (other than unconverted shares).

      Upon consummation of the merger, each share of our common stock outstanding immediately prior to the merger, other than the unconverted shares, will cease to be outstanding and will be cancelled and cease to exist, and each holder of a certificate or certificates which immediately prior to the merger represented shares of our common stock (other than dissenters’ shares) will cease to have any rights with respect to such shares of our common stock. Each certificate representing Chalone shares will thereafter represent the right to receive $14.25 in cash for each such share. Except as expressly limited by Chapter 13 of the CGCL, attached as Annex B, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. For additional information about dissenters’ rights, see “The Merger — Dissenters’ Rights” beginning on page 41 and Chapter 13 of the CGCL attached as Annex B.

      Upon consummation of the merger, all outstanding options to purchase shares of our common stock (whether vested or unvested) will be cancelled in exchange for the right to receive $14.25 in cash, less the exercise price for each share underlying the options. Options with an exercise price per share greater than or equal to $14.25 will be cancelled upon the closing without payment of any consideration.

Background to the Merger

      On May 14, 2004, representatives of Domaines Barons de Rothschild (Lafite) SCA, or DBR, on the Chalone board spoke with Chalone board members after the regular board meeting and after the stock markets had closed for the day, alerted them that DBR had been exploring the possibility of a transaction that would involve a proposal to take Chalone private and told them that, while it was not certain, DBR could make such a proposal to the board of directors of Chalone, which proposal could be made as early as Monday, May 17, 2004.

      On May 16, 2004, DBR representatives spoke to Mr. Thomas Selfridge, President and Chief Executive Officer of Chalone, and certain of the Chalone directors to tell them that a proposal to acquire all of Chalone’s outstanding publicly held shares of common stock was going to be made to the board of directors of Chalone on Monday, May 17, 2004.

      On May 17, 2004, DBR delivered to Chalone a letter which set forth a non-binding proposal to enter into a merger agreement pursuant to which DBR would acquire all of Chalone’s outstanding publicly held shares of common stock at $9.25 per share in cash, or the DBR proposal. The letter stated DBR’s intention to transfer substantially all of the assets and liabilities of Chalone to a new joint venture, the Triple Wines Joint Venture, to be formed by DBR, Constellation Brands, Inc., or Constellation, and Huneeus Vintners LLC, or Huneeus Vintners, such parties referred to as the DBR Partners. The proposal also indicated that the DBR Partners intended to offer a non-transferable wine benefits program to the Chalone shareholders in the event that the merger was consummated. The proposal was subject to the completion of a due diligence investigation (which was anticipated to be completed prior to the entry into a definitive merger agreement), the execution and delivery of definitive agreements with respect to the Triple Wines Joint Venture and the execution of a definitive merger agreement satisfactory to a special committee of independent members of the Chalone board of directors. The letter indicated that the proposal would expire by its terms on June 30, 2004.

      On May 26, 2004, Chalone’s board of directors formed a special committee, consisting solely of independent directors Messrs. C. Richard Kramlich, Phillip Plant and Marcel Gani, to review and evaluate the DBR proposal. Mr. Kramlich was elected by the special committee as its chair. Following interviews by Chalone’s board of directors of a number of law firms, the special committee retained Latham & Watkins LLP as its legal counsel and interviewed a number of investment banks to act as advisors to the special committee.

      On June 2, 2004, the special committee retained Thomas Weisel Partners LLC, or Thomas Weisel Partners, as its financial advisor. Mr. Kramlich disclosed to the special committee that he had a minor equity interest in Thomas Weisel Partners and abstained from voting to retain Thomas Weisel Partners. The special committee instructed Thomas Weisel Partners to solicit potential alternative transactions to the DBR proposal and instructed Latham & Watkins to negotiate appropriate confidentiality and standstill agreements with each of the DBR Partners.

      During the period from its formation until execution of the merger agreement with DBR on October 30, 2004, the special committee held 34 meetings in person or by telephone.

      In early June 2004, Latham & Watkins had conversations with Davis Polk & Wardwell, or Davis Polk, counsel to DBR, about due diligence and other procedural matters. Davis Polk indicated that the DBR Partners were interested in beginning due diligence as soon as possible and working quickly toward a merger agreement for the proposed transaction once due diligence was complete. Latham & Watkins indicated that Chalone would require a confidentiality and standstill agreement to be executed by each of the DBR Partners if they desired to obtain non-public information from Chalone.

      In June and July 2004, at the direction of the special committee and with input from Chalone’s management, Thomas Weisel Partners contacted 20 parties that might be interested in making an alternative acquisition proposal.

      On June 8, 2004, the special committee and representatives of Latham & Watkins and Thomas Weisel Partners met with Mr. Mark Hojel, a member of Chalone’s board of directors and a holder of an indirect economic interest in SFI Intermediate Ltd., or SFI, to discuss the DBR proposal.

      On June 9, 2004, Latham & Watkins sent a draft confidentiality and standstill agreement to Davis Polk. From June 10, 2004 through July 8, 2004, Latham & Watkins had extensive negotiations and discussions with each of Davis Polk, Nixon Peabody LLP, or Nixon Peabody, counsel to Constellation, and Farella Braun + Martel LLP, counsel to Huneeus Vintners, regarding the terms of the draft confidentiality and standstill agreements and procedures for conducting due diligence.

      During this period, the special committee met frequently with Latham & Watkins and Thomas Weisel Partners regarding parties that might be interested in making alternative proposals to acquire Chalone, the confidentiality and standstill agreements and the procedures for gathering due diligence materials and allowing diligence to be conducted on Chalone.

      On June 15, 2004, representatives of SFI, an executive of Company A and representatives of Thomas Weisel Partners met and discussed the possibility that Company A would make an alternative proposal to the DBR proposal.

      On June 15, 2004, Thomas Weisel Partners sent a draft confidentiality and standstill agreement to Company A and Company B. Company A and Company B indicated that they were considering making a joint proposal.

      On June 21, 2004, Davis Polk, on behalf of the DBR Partners, asked Latham & Watkins whether, if the DBR Partners were unable to reach satisfactory agreement with the special committee on a standstill time period or terms, the special committee would consider proceeding with negotiation of a merger agreement first, without due diligence having occurred. Davis Polk communicated a proposal from the DBR Partners that, at the end of the merger agreement negotiations but prior to executing a merger agreement, they would execute confidentiality and standstill agreements and have access to Chalone’s due diligence information. Latham & Watkins agreed to present this alternative to the special committee at its next meeting.

      From June 23 through July 16, 2004, representatives of Latham & Watkins and Thomas Weisel Partners negotiated the terms of the proposed confidentiality and standstill agreements with representatives of Company A and Company B.

      On June 23, 2004, Thomas Weisel Partners, on behalf of the special committee, had a conversation with Citigroup, financial advisors to Constellation, regarding a process for the DBR Partners to communicate their reasoning for the $9.25 proposal.

      On June 25, 2004, Thomas Weisel Partners received a due diligence request list from Company A.

      On June 29, 2004, Latham & Watkins and Davis Polk continued their discussions about process and the possibility of the DBR Partners conducting due diligence on Chalone.

      On June 30, 2004, DBR extended the terms of its proposal until July 31, 2004.

      On June 30, 2004, SFI filed an amendment to its Schedule 13D in which SFI disclosed that it was considering possible alternatives to the DBR proposal, and may engage in discussions with one or more third parties regarding such alternatives and the feasibility thereof. SFI noted any alternative transactions that it considered may or may not involve participation by SFI.

      On July 1, 2004 and July 6, 2004, representatives of Latham & Watkins had telephone discussions with representatives of Davis Polk and Nixon Peabody about their respective clients’ concerns that a Schedule 13D amendment filed by SFI on June 30 suggested that SFI was considering making an alternative acquisition proposal, and resulting concerns about the proposed standstill provisions in the proposed confidentiality and standstill agreements of the DBR Partners.

      During July 2004, a representative of Latham & Watkins had conversations with representatives of SFI about their Schedule 13D amendment. The representatives of SFI stated that they had not reached any conclusions with respect to the DBR proposal and that although they had no present plans with respect to an alternative proposal, they did not want to limit their options at that time.

      On July 8, 2004, each of the DBR Partners executed a confidentiality and standstill agreement with Chalone. According to the terms of the confidentiality and standstill agreements, DBR agreed that until July 8, 2005, and Constellation and Huneeus Vintners agreed that until July 8, 2007, other than on the invitation of Chalone’s board of directors, they would not take any action with respect to any acquisition of any securities or assets of Chalone or other enumerated types of extraordinary transactions with respect to Chalone. Pursuant to the confidentiality and standstill agreement with DBR, Chalone agreed that DBR would be entitled to continue to have three representatives on the Chalone board, that these directors could continue to take actions solely in their capacity as directors in order to fulfill their fiduciary duties as directors and that DBR could sell its shares of Chalone common stock and vote them at its discretion.

      On July 9, 2004, representatives of Latham & Watkins had further conversations with representatives of DBR and Constellation regarding the scope of the due diligence requests that DBR and Constellation had made and proposed due diligence procedures, including where such diligence would take place and when diligence could commence.

      On July 10, 2004, a representative of Constellation began its review of due diligence materials at the offices of Latham & Watkins in San Francisco. This representative was joined by representatives of DBR and Huneeus Vintners on July 12, 2004.

      From July 12 through August 25, 2004, the DBR Partners continued to conduct due diligence on Chalone. This diligence included meetings and conversations with Chalone management, continuing document review, the sampling of wine inventories and meetings between the DBR Partners and Chalone’s lenders to discuss the existing loan arrangements as well as possibilities for continuing financing of Chalone in the case of a merger.

      On July 13, 2004, Mr. Selfridge and Ms. Shawn Blom, Chalone’s Vice President and Chief Financial Officer, met with, and made a due diligence presentation to, representatives of the DBR Partners, including

Mr. Agustin Francisco Huneeus, a member of Huneeus Vintners, and Mr. Emmanuel Roth, Chief Financial Officer of DBR.

      On July 16, 2004, each of Company A and Company B executed confidentiality and standstill agreements with Chalone.

      On July 19, 2004, Thomas Weisel Partners sent a form confidentiality and standstill agreement to Company C.

      From July 19 through July 22, 2004, representatives of Latham & Watkins and Thomas Weisel Partners negotiated the terms of the confidentiality and standstill agreement with Company C.

      On July 20, 2004, Thomas Weisel Partners sent a form confidentiality and standstill agreement to Company D, and Company D executed a confidentiality and standstill agreement with Chalone.

      On July 20, 2004, Thomas Weisel Partners sent a form confidentiality and standstill agreement to Diageo North America, Inc., or Diageo.

      From July 20 through July 23, 2004, Company A and Company B conducted due diligence on Chalone in data rooms in New York and San Francisco and continued their due diligence into September 2004.

      On July 20, 2004, Mr. Selfridge and Ms. Blom met with representatives of each of the DBR Partners, including Mr. Huneeus and Mr. Roth, to discuss additional due diligence matters.

      On July 21, 2004, representatives of Thomas Weisel Partners had a telephone conference with representatives of Company A and Company B regarding due diligence matters.

      On July 21 and July 22, 2004, a representative of Latham & Watkins negotiated the terms of a confidentiality and standstill agreement with a representative of Diageo.

      On July 22, 2004, Company C executed a confidentiality and standstill agreement with Chalone.

      On July 22, 2004, Mr. Selfridge and Ms. Blom met with representatives of Company C to discuss due diligence matters.

      On July 22, 2004 and July 23, 2004, representatives of Company C conducted due diligence on Chalone in a data room in San Francisco.

      On July 22, 2004, Diageo executed a confidentiality and standstill agreement with Chalone.

      On July 26, 2004, employees of Constellation had a telephone conference with Mr. Alan Drage, Chalone’s Vice President of Human Resources, and Ms. Blom regarding employee benefits due diligence matters.

      On July 27, 2004, representatives of Company A and Company B met with Mr. Selfridge and Ms. Blom regarding due diligence matters.

      On July 27, 2004, there was a conference call between Latham & Watkins, Thomas Weisel Partners, DBR, Constellation, Huneeus Vintners, lawyers for each of the DBR Partners and representatives of Citigroup. The DBR Partners communicated to Latham & Watkins and Thomas Weisel Partners that their due diligence was substantially complete and that they would reaffirm their offer of $9.25 per share based on that diligence. Citigroup discussed comparable transactions and premiums over market price that had been paid for target shares in such transactions. Thomas Weisel Partners expressed its disagreement with the DBR Partners’ conclusions about the valuation of Chalone.

      On July 27, 2004, representatives of Diageo conducted due diligence on Chalone in a data room in New York.

      On July 30, 2004, representatives of Company D met with Mr. Selfridge and Ms. Blom regarding due diligence matters.

      On August 1, 2004, DBR extended its proposal on behalf of the DBR Partners until August 20, 2004.

      From August 2 through August 6, 2004, representatives of Latham & Watkins negotiated terms of amendments to the confidentiality and standstill agreements with Company A, Company B and Company D, allowing Company A and Company B to discuss an acquisition proposal for Chalone with Company D. These amendments were executed on August 6, 2004. Following discussions with Company A and Company B, Company D concluded that it was not interested in making a proposal to acquire Chalone, as it was only interested in the Chalone assets in the State of Washington.

      On August 4, 2004, in light of the concerns of the DBR Partners, at the request of the special committee, SFI provided a letter to the special committee stating that it did not have any present plan or intention to submit to Chalone an alternative acquisition proposal.

      On August 4, 2004, representatives of Diageo met with Mr. Selfridge and Ms. Blom regarding due diligence matters.

      On August 4, 2004, representatives of Company C informed Thomas Weisel Partners that Company C was not interested in acquiring Chalone at a price in excess of $9.25 per share.

      On August 6, 2004, Mr. Kramlich, representing the special committee, Mr. Selfridge, Ms. Blom, representatives of Huneeus Vintners, Latham & Watkins, Davis Polk, representatives of Citigroup and representatives of Thomas Weisel Partners had a meeting in Menlo Park, California; representatives of DBR, as well as representatives of Constellation, joined this meeting by telephone. The DBR Partners and Citigroup explained to the special committee and its representatives the DBR Partners’ basis for the $9.25 price per share offer, including their discounted cash flow and comparable company analyses and the reasons the DBR Partners did not believe that the projections presented by Chalone management in the course of due diligence were reasonable.

      On August 9, 2004, representatives of Company A and Company B met with Mr. Selfridge and Ms. Blom and representatives of Thomas Weisel Partners regarding due diligence matters.

      On August 10, 2004, representatives of Diageo informed Thomas Weisel Partners that Diageo was not in a position to consider making a proposal to acquire Chalone, primarily due to other commitments of Diageo’s management.

      On August 11, 2004, Latham & Watkins received a draft merger agreement from Davis Polk. This draft did not contain a requirement that a majority of the non-DBR shareholders vote to approve the merger.

      On August 12, 2004, the special committee received a letter from Company A setting forth a preliminary, non-binding indication of interest with respect to Chalone, which was subject to, among other things, the completion of due diligence, which the letter estimated would take from four to six weeks to complete. The indication of interest set forth an estimated enterprise valuation for Chalone between $200 million and $225 million. The letter also requested that Chalone agree to pay for Company A’s out-of-pocket expenses related to a proposed transaction between Chalone and Company A.

      On August 12, 2004, a representative of Latham & Watkins contacted a representative of Davis Polk to request additional information with respect to the wine club benefits that DBR proposed to make available to Chalone shareholders. Davis Polk sent a description of the proposal, prepared by the DBR Partners, to Latham & Watkins.

      On August 13, 2004, the special committee met and authorized its advisors to communicate with DBR’s advisors that it would not recommend the DBR proposal unless the price per share was at least $11.50, which communication was made to DBR’s advisors.

      On August 13, 2004, at the instruction of the special committee, Latham & Watkins sent a form of draft merger agreement to Davis Polk for use in the event that the parties agreed on a merger transaction. This draft of the merger agreement contained representations and warranties, covenants and conditions that were less extensive than those in the Davis Polk draft and included a requirement that the majority of the non-DBR shareholders vote to approve the merger.

      On August 15, 2004, a representative of Davis Polk called representatives of Latham & Watkins and stated that DBR may be willing to offer $10.30-10.35 per share. The representatives of Latham & Watkins indicated that the special committee would consider this value per share to be inadequate.

      On August 16, 2004, representatives of Thomas Weisel Partners contacted representatives of Company A to request that Company A make a formal proposal but to deny its request that Chalone pay its out-of-pocket expenses in connection with its consideration of an alternative proposal to the DBR proposal.

      On August 17, 2004, the special committee received a letter from Company A indicating its interest in exploring an alternative proposal but repeating its request that Chalone pay Company A’s out-of-pocket expenses.

      From August 17 through August 19, 2004, in separate conversations between Latham & Watkins and representatives of each of the DBR Partners, and between Christophe Salin, on behalf of the DBR Partners, and Mr. Kramlich, on behalf of the special committee, the parties continued to discuss the appropriate valuation of Chalone.

      On August 18, 2004, Thomas Weisel Partners sent a draft confidentiality and standstill agreement to Company E, which executed the agreement. Company E was interested in potentially providing sale-leaseback financing but not in making a proposal to acquire Chalone.

      From August 18 through August 25, 2004, Mr. Selfridge and representatives of Latham & Watkins separately discussed due diligence matters with representatives of the DBR Partners. Representatives of Constellation conducted extensive sampling of wine inventories at Chalone sites in Napa, Sonoma and San Luis Obispo Counties, California and the State of Washington.

      On August 20, 2004, DBR extended its proposal on behalf of the DBR Partners until August 27, 2004.

      On August 23, 2004, Latham & Watkins sent the DBR Partners further information concerning the employment agreements, retention agreements, change of control severance agreements and benefit plans of the Chalone executives and employees.

      On August 24, 2004, Mr. Kramlich and Mr. Plant met with the President of Company A to discuss whether Company A would make a proposal, and Mr. Selfridge, Ms. Blom and representatives of Thomas Weisel Partners met with representatives of Company A to discuss diligence and other matters related to a potential alternative proposal.

      On August 25, 2004, there was a meeting of the board of directors of Chalone at which Mr. Salin and Mr. Roth were present. The board of directors discussed the status of the DBR proposal. After the board meeting adjourned, Mr. Salin and Mr. Roth had conversations with the members of the special committee and the special committee’s advisors concerning DBR’s belief that the DBR proposal should be accepted.

      On August 27, 2004, DBR extended its proposal on behalf of the DBR Partners until September 3, 2004, and a representative of Davis Polk informed a representative of Latham & Watkins that DBR would be prepared to increase its proposal to $11.00 per share if SFI were willing to execute a voting agreement with a commitment to vote in favor of such a transaction. In response, Latham & Watkins informed Davis Polk that a member of the special committee would speak to SFI on behalf of the special committee to express its support of the DBR proposal at $11.00, assuming other deal issues could be resolved.

      At the direction of the special committee, representatives of Latham & Watkins subsequently negotiated the terms of a confidentiality and standstill agreement with representatives of Baker Botts L.L.P., counsel for SFI. Representatives of the special committee advised SFI that they believed it would be advisable for the special committee to provide SFI with confidential information relating to the status of the DBR transaction in order for SFI to assess whether it could support such transaction. Such representatives stated, however, that, as a condition to providing such information to SFI, it would be necessary for SFI to execute a confidentiality and standstill agreement, even if SFI had no plan or intention to submit an alternative acquisition proposal.

      On August 27, 2004, the special committee authorized the reimbursement of up to $100,000 to Company A for its out-of-pocket expenses incurred in connection with its consideration of an alternative transaction.

      On August 29, 2004, a representative of Latham & Watkins had a telephone call with counsel for Company A to discuss the process for Company A making an alternative proposal.

      On August 29, 2004, a representative of Latham & Watkins had a telephone call with Mr. Hojel to discuss SFI’s position with respect to the revised DBR proposal, given that the DBR proposal was premised on SFI executing a voting agreement.

      On August 30, 2004, SFI executed a confidentiality and standstill agreement with Chalone.

      On August 31, 2004, the special committee authorized SFI to have discussions with Company A and Company B (and vice versa) regarding a potential proposal by Company A and Company B.

      On September 1, 2004, DBR agreed to allow the special committee to disclose non-public information with respect to the DBR proposal to SFI.

      On September 2, 2004, Chalone executed a letter agreement in which it agreed to reimburse up to $100,000 to Company A for Company A’s out-of-pocket expenses incurred in connection with its consideration of making a proposal.

      On September 2 and September 3, 2004, representatives of SFI had meetings with the members of the special committee, Mr. Selfridge, Ms. Blom and representatives of Latham & Watkins and Thomas Weisel Partners to discuss the DBR proposal in light of that proposal’s requirement that SFI execute a voting agreement. Latham & Watkins communicated to SFI that the special committee would support the DBR proposal at $11.00 per share, assuming other deal issues could be resolved.

      On September 3, 2004, DBR extended its proposal until September 10, 2004.

      On September 8, 2004, members of the special committee and representatives of Latham & Watkins and Thomas Weisel Partners had a telephone conference with representatives of Company A and Company B to discuss a potential proposal.

      On September 8, 2004, members of the special committee and representatives of Latham & Watkins and Thomas Weisel Partners had a telephone conference with representatives of SFI to discuss the DBR proposal, during which SFI advised that it would be unwilling to support the DBR proposal at a price of $11.00 per share. This message was communicated to representatives of the DBR Partners on September 9, 2004.

      On September 9, 2004, representatives of Latham & Watkins and Thomas Weisel Partners had a telephone conference with representatives of Company A and Company B to discuss a potential alternative proposal.

      On September 10, 2004, the special committee agreed to allow SFI to discuss DBR’s proposal directly with DBR.

      On September 10, 2004, DBR extended its proposal on behalf of the DBR Partners until September 17, 2004.

      From September 10 through October 5, 2004, representatives of Latham & Watkins and Thomas Weisel Partners had discussions with advisors to Company A and Company B regarding the potential proposal by Company A.

      On September 13, 2004, representatives of SFI, DBR, Constellation and Huneeus Vintners met in Mexico City to discuss the DBR proposal. They discussed the DBR proposal in detail and the prospects and concerns regarding the future of Chalone if it were to remain a public company in its current form. SFI reiterated its position that it would not be willing to support DBR’s proposal at an $11.00 price per share, and stated that at that price it would prefer that Chalone remain as a public company with each of DBR and SFI continuing as shareholders. DBR expressed its disagreement with that approach.

      On September 15, 2004, members of the special committee and representatives of Latham & Watkins and Thomas Weisel Partners had a telephone conference with representatives of SFI to discuss the DBR proposal, during which SFI again advised that it would be unwilling to support the DBR proposal at a price of $11.00 per share.

      On September 15, 2004, DBR, Constellation and Huneeus Vintners extended their commitments to one another until December 31, 2004.

      On September 17, 2004, representatives of Davis Polk and Nixon Peabody had telephone conversations with a representative of Latham & Watkins during which it was indicated that DBR would not be extending its proposal, but that it would continue discussions with the special committee regarding its proposal.

      From September 15 through October 5, 2005, advisors of the special committee had further conversations with advisors to DBR regarding the DBR proposal. During these conversations, Davis Polk indicated that the DBR Partners were considering a proposal at $11.00 per share in which there would be no shareholder support agreement from SFI. As part of the proposal, Davis Polk communicated that the vote required for shareholder approval of the merger would be 50% of the outstanding common stock, with DBR voting its 48.9% in favor of approval, in contrast to the Chalone advisors’ request for a condition to consummation of the merger that there be a vote of a majority of the shares voting held by shareholders other than DBR, and that such an option might be the only way to avoid allowing SFI to prevent a transaction at $11.00. In consideration of there being no such “majority of the minority” provision, Davis Polk proposed on behalf of the DBR Partners that Chalone would be free to continue to solicit alternative sales of Chalone and that if DBR were unwilling to match any higher offer received by Chalone for a sale of the entire company, DBR would vote its shares in favor of approval of the transaction resulting from the higher offer. Latham & Watkins informed Davis Polk that it would have difficulty recommending to the special committee a merger agreement which did not contain a requirement for the approval of a majority of the non-DBR shareholders.

      On October 5, 2004, the special committee received a proposal from Company A in which it proposed to (1) acquire 4.5 million shares of Chalone common stock from Chalone at $11.00 per share and (2) have Chalone make a tender offer for up to 3.6 million shares of Chalone common stock at a price of $11.00 per share. Company A indicated that this proposal was conditional on entering into a shareholders agreement with SFI and its affiliates, which would include provisions covering such matters as director appointment, voting of shares, tag along rights and a restriction on selling shares.

      On October 5, 2004, at the request of Latham & Watkins, Davis Polk forwarded a summary of the revised DBR proposal for consideration by the special committee and board of directors of Chalone.

      On October 6, 2004, following presentations by representatives of Latham & Watkins and Thomas Weisel Partners of both the Company A proposal and the revised DBR proposal, the special committee determined to present both the DBR proposal and the Company A proposal to the entire Chalone board of directors.

      On October 8, 2004, the special committee made a preliminary presentation regarding both proposals to the Chalone board of directors and apprised the board of the status of the negotiations with each of DBR and Company A, as well as the efforts that had been made by Thomas Weisel Partners to solicit other alternative proposals to the DBR proposal. Thomas Weisel Partners made a presentation with respect to the financial aspects of each proposal to the Chalone board of directors (other than those directors affiliated with DBR).

      On October 11, 2004, the DBR Partners informed the special committee that they would be willing to increase their offer to $11.75 per share, and SFI indicated to the special committee that as a result of such price increase it intended to support the DBR proposal and would not enter into a shareholders agreement with Company A as required by the Company A proposal. The DBR Partners indicated that, under the revised DBR proposal, the merger agreement would include a majority of the minority approval condition to consummate the merger.

      On October 11, 2004, the Chalone board of directors listened to the proposal by Mr. Salin on behalf of the DBR Partners and then a presentation by Company A and its advisors. The board of directors then met without the directors affiliated with DBR and decided that Chalone should pursue the DBR proposal in the interests of Chalone shareholders.

      On October 12, 2004, Davis Polk sent a revised draft merger agreement to Latham & Watkins. Davis Polk sent a draft voting agreement for SFI to Baker Botts, which included provisions allowing SFI to be released from its voting obligations if the Chalone special committee exercised its rights to terminate the merger agreement due to its acceptance of a superior proposal.

      On October 15, 2004, representatives of the DBR Partners sent to Latham & Watkins revised forms of guarantees of the payment by Constellation and Huneeus Vintners of the portion of the merger consideration which was not proposed to be provided by Triple Wines by DBR.

      From October 12 through October 25, 2004, representatives of the special committee and representatives of the DBR Partners negotiated the terms of the merger agreement and guarantees. Among the terms negotiated in the merger agreement was a provision that allowed Chalone to continue to solicit offers for Chalone after the signing of the merger agreement. Mr. Huneeus held conversations with Mr. Plant, on behalf of the special committee, during which they negotiated the details of the wine dividend and related benefits that would be offered to the existing Chalone shareholders in connection with the merger. Representatives of DBR continued to discuss with representatives of SFI the conditions under which SFI would intend to vote in favor of the merger.

      From October 12 through October 18, 2004, Davis Polk held conversations with Baker Botts regarding the intention of SFI to vote for the DBR proposal and how best to reflect that intention in writing. Baker Botts indicated that SFI did not want to sign a voting agreement as proposed by the DBR Partners. Mr. Salin had phone calls with representatives of SFI on October 16 and 17, 2004 regarding SFI’s unwillingness to sign the voting agreement; however, these SFI representatives indicated that SFI did intend to vote in favor of the merger unless the Chalone board of directors terminated the merger agreement.

      On October 22, 2004, Baker Botts sent to Davis Polk drafts of (i) an amendment to SFI’s Report on Schedule 13D proposed to be filed by SFI upon the execution of the merger agreement, which would express the SFI intention to vote for the DBR proposal, and (ii) a letter agreement, the Shareholder Letter Agreement, proposed to be entered into between the SFI, GHA 1 Holdings, Inc. and DBR in which SFI and GHA 1 Holdings, Inc. would undertake not to sell their shares of Chalone common stock between signing and closing of the merger transaction. These drafts were further negotiated by Baker Botts, Davis Polk and Latham & Watkins between October 22, 2004 and October 26, 2004.

      On October 26, 2004, the special committee met and, following presentations by representatives of Latham & Watkins and Thomas Weisel Partners, agreed to recommend that the Chalone board of directors approve and adopt the merger agreement with DBR and approve the merger.

      On October 28, 2004, Mr. Selfridge and other members of Chalone’s management team met with Mr. Ray Chadwick, President and Chief Executive Officer of Diageo, and certain other representatives from Diageo regarding due diligence matters.

      On October 30, 2004, the Chalone board of directors met. Mr. Niven was the only member of the board not present. Mr. Rothschild, Mr. Salin and Mr. Istel withdrew from the meeting when the board addressed the DBR proposal. A representative of Morrison & Foerster LLP, special counsel to Chalone, apprised the board of directors of its duties in connection with any business combination with DBR and the relationship of those duties to the form of merger agreement. Representatives of Thomas Weisel Partners provided a written opinion that the merger consideration was fair, from a financial point of view, to Chalone shareholders (other than DBR and its affiliates). The board of directors approved and adopted the merger agreement with DBR and approved the merger and authorized Chalone’s officers to execute the merger agreement with DBR.

      On October 30, 2004, Chalone, DBR and Triple Wines executed the merger agreement, or the DBR merger agreement. In addition, the guaranty and the Shareholder Letter Agreement discussed above were executed by the parties.

      On November 1, 2004, representatives of Thomas Weisel Partners began contacting parties to solicit alternative acquisition proposals to the DBR merger agreement as allowed by the terms of the DBR merger agreement.

      On November 2, 2004, Diageo requested additional diligence information from Chalone.

      On November 3, 2004, representatives of Latham & Watkins sent DBR a notice that Diageo had requested due diligence in connection with a potential acquisition proposal.

      On November 5, 2004, Thomas Weisel Partners sent a form confidentiality and standstill agreement to Company F, and Company F executed a confidentiality and standstill agreement with Chalone.

      On November 5, 2004, representatives of Latham & Watkins sent DBR a notice that Company F had requested due diligence in connection with a potential acquisition proposal.

      On November 22, 2004, Thomas Weisel Partners sent a form confidentiality and standstill agreement to Company G, and representatives of Latham & Watkins and Thomas Weisel Partners negotiated the terms of the confidentiality and standstill agreement with Company G.

      On November 23, 2004, Company G executed a confidentiality and standstill agreement with Chalone, and representatives of Latham & Watkins sent DBR a notice that Company G had requested due diligence in connection with a potential acquisition proposal.

      From November 26, 2004 through November 29, 2004, representatives of Diageo reviewed due diligence materials at the offices of Latham & Watkins in San Francisco.

      On November 29, 2004, Mr. Selfridge, Ms. Blom and Mr. Farver met with representatives of Diageo regarding due diligence materials.

      From November 29, 2004 through December 10, 2004, representatives of Diageo continued to conduct due diligence on Chalone. This diligence included telephone calls with Ms. Blom and continuing review of documents.

      On December 5, 2004, Sullivan & Cromwell LLP, or Sullivan & Cromwell, counsel to Diageo, sent a draft merger agreement to Latham & Watkins, and Latham & Watkins sent a copy of the draft merger agreement to DBR pursuant to the terms of the DBR merger agreement.

      On December 5, 2004, the special committee met and confirmed in good faith its determination that the potential acquisition proposal from Diageo may lead to a superior proposal as provided in the DBR merger agreement and authorized Latham & Watkins and Thomas Weisel Partners to engage in discussions and negotiations with Diageo.

      On December 6, 2004, representatives of Sullivan & Cromwell and Diageo met with representatives from Latham & Watkins at the offices of Latham & Watkins in Menlo Park, California to negotiate the terms of the merger agreement.

      On December 7, 2004, representatives of Sullivan & Cromwell, UBS Investment Bank and Diageo met with representatives from Latham & Watkins and Thomas Weisel Partners at offices of Thomas Weisel Partners in San Francisco to continue to negotiate the terms of the merger agreement.

      On December 8, 2004, Sullivan & Cromwell LLP sent a revised draft merger agreement to Latham & Watkins, and Latham & Watkins sent a copy of the revised draft merger agreement to DBR.

      From December 8, 2004 through December 10, 2004, representatives of Latham & Watkins and representatives of Sullivan & Cromwell continued to negotiate the terms of the merger agreement as required by the DBR merger agreement.

      On the evening of December 10, 2004, Diageo sent to Chalone an offer to acquire all of the outstanding stock of Chalone at a price of $13.75 per share through a merger of a wholly owned subsidiary of Diageo with and into Chalone. The offer was conditioned upon the termination of the DBR merger agreement and could be accepted by Chalone at any time prior to 11:59 p.m. (Pacific Standard Time) on Saturday, December 18, 2004.

      On December 12, 2004, the Chalone board of directors met. Mr. Niven was the only member of the board not present. A representative of Latham & Watkins apprised the board of directors of its duties in connection with determining if the Diageo proposal represented a Superior Proposal under the DBR merger agreement and discussed the material differences between the Diageo merger agreement and the DBR merger agreement. Representatives of Thomas Weisel Partners reviewed a written presentation that it had distributed to the board of directors on December 11, 2004 and orally informed the board of directors that Thomas Weisel Partners deemed the Diageo proposal superior to the DBR merger agreement from a financial point of view. Thomas Weisel Partners did not update its fairness opinion delivered in connection with the DBR proposal. In accordance with the requirements of the DBR merger agreement, the board of directors, with Messrs. Rothschild and Salin abstaining, determined that the Diageo proposal was a superior proposal to the DBR merger agreement and that, subject to the requirement under the DBR merger agreement to give DBR five business days to respond to the Diageo proposal, it intended to cause Chalone to execute and enter into the Diageo merger agreement and terminate the DBR merger agreement. The board of directors authorized the notification of DBR of this determination in compliance with the terms of the DBR merger agreement.

      On December 12, 2004, Chalone sent DBR a notice of Diageo’s superior proposal pursuant to the DBR merger agreement.

      On December 13, 2004, Thomas Weisel Partners discussed with Latham & Watkins that the term of its engagement by Chalone had, in accordance with its engagement letter, ended on December 2, 2004. Thomas Weisel Partners stated that it had not determined whether to continue activities further. On December  15, 2004, Thomas Weisel Partners informed Latham & Watkins that Thomas Weisel Partners did not intend to continue its activities under the engagement letter that had expired. The independent directors had a telephone conversation with Latham & Watkins on December 16, 2004 in which they determined that it was not feasible to interview and retain a new financial advisor to provide advice prior to the expiration of the Diageo proposal on December 18, 2004.

      On December 17, 2004, a representative of Davis Polk contacted a representative of Latham & Watkins and stated that DBR was considering: matching or exceeding the $13.75 per share offer by Diageo; and demanding the same break-up fee being requested by Diageo. However, DBR did not wish to get into a bidding contest with Diageo. Following conversations between representatives of Davis Polk and Latham & Watkins as well as between Sullivan & Cromwell and Latham & Watkins, Diageo proposed to offer $14.25 per share so long as: DBR, Constellation and Huneeus agreed to waive the right to a three business day period to match the increased offer, as well as related matters; and DBR confirmed its obligation in the DBR merger agreement to vote in favor of a Superior Proposal approved by the Board of Directors. Diageo subsequently sent an offer to the Chalone board of directors to acquire Chalone at a price of $14.25 per share reflecting the terms that had been discussed among and between the parties.

      On December 18, 2004, the Chalone board of directors met. Mr. Rothschild was the only member of the board not present. A representative of Latham & Watkins advised the board of directors of the $14.25 per share offer price, of the agreement between Diageo, DBR, Constellation and Huneeus and of revisions to the merger agreement. The board of directors then authorized the termination of the DBR merger agreement, approved and adopted the merger agreement with Diageo and approved the merger.

      On December 18, 2004, Chalone terminated the DBR merger agreement and executed the merger agreement with Diageo.

      On December 20, 2004, Chalone and Diageo announced the transaction before the opening of trading on the London Stock Exchange.

Recommendation of Our Board of Directors and Its Reasons for the Recommendation

Recommendation of the Chalone Board of Directors

      At a meeting duly called and held, the Chalone board of directors concluded that the Diageo merger agreement, and the transactions contemplated thereby, including the merger, were in the best interests of the Chalone shareholders, and, accordingly, approved and adopted the Diageo merger agreement and the merger and resolved to recommend, subject to the terms of the Diageo merger agreement, that the Chalone shareholders approve and adopt the Diageo merger agreement and approve the merger (with Mr. Niven abstaining).

Reasons for the Recommendation of the Chalone Board of Directors

      The Chalone board of directors based its determinations set forth above upon consideration of a number of factors, including:

(1) the premium of $14.25 over the $11.75 price proposed in the DBR merger agreement, a 21%, or $2.50, premium, including the fact that the $11.75 price proposed in the DBR merger agreement was a 37% premium over the $8.58 closing price of Chalone’s common stock prior to the announcement of the DBR proposal on May 14, 2004, for a collective premium of 66%;

(2) oral advice received on December 12, 2004 from Thomas Weisel Partners to the Chalone board of directors that the Diageo proposal at $13.75 per share was superior to the DBR merger agreement from a financial point of view;

(3) the fact that on October 30, 2004, seven weeks before the board of directors considered the Diageo offer, Thomas Weisel Partners had delivered a written opinion that as of the date of the opinion and based upon and subject to the matters set forth in the opinion, the $11.75 merger consideration proposed to be paid under the DBR merger agreement was fair, from a financial point of view, to the Chalone shareholders. For a discussion of the Thomas Weisel Partners opinion concerning the DBR merger agreement see “The Merger — Fairness Opinion of Financial Advisor” beginning on page 22;

(4) the fact that the Diageo offer was presented a month after the DBR merger agreement was executed on October 30, 2004, that DBR had five business days to meet or exceed the price offered by Diageo, that the DBR proposal had been publicly announced since May 17, 2004, and that Chalone had not received any other acquisition proposals at a higher price during the subsequent seven-month period prior to the Diageo proposal;

(5) the fact that California law entitles Chalone shareholders that do not vote in favor of the merger, file a written objection with Chalone and otherwise follow the procedures required by California law to obtain the “fair value” of their shares, as determined by a court, if the merger is completed, as more fully described under the heading “The Merger — Dissenters’ Rights” beginning on page 41;

(6) the financial condition, results of operations and cash flow of Chalone, both on an historical and a prospective basis;

(7) historical market prices and trading information, including trading volume and liquidity, of Chalone common stock;

(8) the increasing costs and demands on management of being a publicly-traded company, particularly the time, effort and expense involved in complying with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

(9) the fact that Diageo has agreed to provide to shareholders of Chalone wine club benefits that are identical to those offered under the DBR merger agreement and that the wine club benefits under the DBR agreement were comparable in value to the existing wine club benefits, as more fully described under the heading “The Merger Agreement — Wine Club Benefits” beginning on page 52;

(10) the present environment in the wine industry; and

(11) other than elimination of the ability of the Company to continue to solicit a superior offer and an increase in the termination fee, the terms and conditions of the merger agreement are substantially similar to those in the DBR merger agreement (including an identical wine club benefit).

      The Chalone board of directors also considered the process used by the special committee as more fully described under the heading “The Merger — Background to the Merger,” beginning on page 10.

      The Chalone board of directors also considered a variety of risks and other potentially negative factors concerning the merger. The material risks and potentially negative factors considered by the Chalone board of directors were as follows:

(1) following the merger, Chalone shareholders will cease to participate in any future earnings growth of Chalone or benefit from any increase in the value of Chalone;

(2) the fact that, under the terms of the Diageo merger agreement, Chalone would not be permitted to solicit other acquisition proposals and would have to pay to Diageo a termination fee if the merger agreement were terminated under certain circumstances, which might deter other parties from proposing an alternative transaction that might be more advantageous to our shareholders;

(3) the cash consideration received by a shareholder generally will be taxable to the shareholder in an amount equal to the excess of $14.25 over the shareholder’s tax basis in the shareholder’s shares of Chalone common stock;

(4) if the merger is not completed under circumstances further discussed in “The Merger Agreement — Termination of the Merger Agreement,” beginning on page 54, Chalone may be required to reimburse Diageo specified expenses; and

(5) the fact that although Thomas Weisel Partners advised our board of directors that the Diageo proposal at $13.75 cash per share was superior to the DBR merger agreement from a financial point of view, neither Thomas Weisel Partners nor any other financial advisor provided our board of directors with a fairness opinion with respect to the $14.25 cash per share consideration to be paid pursuant to the Diageo merger agreement.

      After considering these factors, the Chalone board of directors concluded that the positive factors relating to the merger outweighed the negative factors. The Chalone board of directors did not assign relative weights to the foregoing factors or determine that any one factor was of particular importance. However, individual members of the Chalone board of directors may have assigned different weights to various factors. The Chalone board of directors viewed its determinations as being based on the totality of the information presented to and considered by it.

Fairness Opinion of Our Financial Advisor Regarding the DBR Merger Agreement

      On December 13, 2004, Thomas Weisel Partners discussed with Latham & Watkins that the term of its engagement by Chalone had, in accordance with its engagement letter, ended on December 2, 2004. Thomas Weisel Partners stated that it had not determined whether to continue activities further. At the close of business on December 15, 2004, Thomas Weisel Partners informed Latham & Watkins that Thomas Weisel Partners did not intend to continue its activities under the engagement letter that had expired. The independent directors had a telephone conversation with Latham & Watkins on December 16, 2004 in which they determined that it was not feasible to interview and retain a new financial advisor to provide advice prior to the expiration of the Diageo proposal on December 18, 2004.

      Although Thomas Weisel Partners orally advised our board of directors that the Diageo proposal at $13.75 cash per share was superior to the DBR merger agreement from a financial point of view, our board of directors did not request Thomas Weisel Partners or any other financial advisor to provide our board of directors with a fairness opinion with respect to the $14.25 cash per share consideration to be paid pursuant to the Diageo merger agreement.

      Pursuant to the terms of its engagement agreement, Thomas Weisel Partners did provide its written opinion on October 30, 2004 to the special committee of our board of directors established to evaluate the proposed merger with DBR, or the DBR merger (which opinion was relied upon by the Chalone board of directors), that as of that date, and based upon the assumptions made, matters considered and limits on review set forth in Thomas Weisel Partners’ written opinion, the consideration to be received by Chalone’s shareholders (other than DBR and its affiliates) pursuant to the DBR merger agreement was fair to such shareholders from a financial point of view. The offer price under the DBR merger agreement was $11.75 cash per share, or $2.50 per share less than the $14.25 cash per share price under the Diageo merger agreement.

      The following description of the Thomas Weisel Partners opinion applies solely to the DBR merger agreement and merger, but was considered by our board of directors in their determination to recommend the merger agreement and merger with Diageo. The Thomas Weisel Partners opinion was dated October 30, 2004 and no action was taken to update that opinion to reflect any events after that date.

      The special committee determined the consideration to be paid to Chalone’s shareholders under the DBR merger agreement through negotiations with DBR. Chalone did not impose any limitations on Thomas Weisel Partners with respect to the investigations made or procedures followed in rendering its opinion.

      The full text of the written opinion of Thomas Weisel Partners regarding the DBR merger agreement, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Annex C to this information statement. Shareholders should read this opinion carefully and in its entirety. The following description of the opinion of Thomas Weisel Partners is only a summary of the written opinion and as such the following description is qualified in its entirety by reference to the full text of the written opinion and is not a substitute for the written opinion.

      The opinion of Thomas Weisel Partners was directed to the special committee of our board of directors in their consideration of the DBR merger. The opinion does not constitute a recommendation to our shareholders as to how they should vote with respect to the merger. The opinion addresses only the fairness, from a financial point of view, of the consideration to Chalone’s shareholders (other than DBR and its affiliates) under the DBR merger agreement. It did not address the relative merits of the DBR merger and any alternatives to the DBR merger, our underlying decision to proceed with or effect the DBR merger or any other aspect of the DBR merger, nor does it address our subsequent determination to terminate the DBR merger agreement, or our underlying decision to proceed with or effect the Diageo merger or any other aspect of the Diageo merger.

      In connection with its opinion, Thomas Weisel Partners, among other things:

•	reviewed certain publicly available financial and other data with respect to Chalone, including the consolidated financial statements for recent years and certain other relevant financial and operating data relating to Chalone made available to Thomas Weisel Partners from published sources and from our internal records;

•	reviewed the financial terms and conditions of a draft DBR merger agreement dated October 30, 2004;

•	reviewed certain publicly available information concerning the trading of, and the trading market for, Chalone common stock;

•	compared Chalone from a financial point of view with certain other companies in the wine, liquor and spirits industry that Thomas Weisel Partners deemed to be relevant;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the wine industry that Thomas Weisel Partners deemed to be comparable, in whole or in part, to the DBR merger;

•	reviewed and discussed with representatives of our management certain information of a business and financial nature regarding Chalone, furnished to Thomas Weisel Partners by them, including financial forecasts and related assumptions of Chalone;

•	made inquiries regarding and discussed the DBR merger and the DBR merger agreement and other matters related thereto with the special committee’s counsel;

•	compared the value of the proposed wine benefits to the value of existing wine benefits; and

•	performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

      In preparing its opinion, Thomas Weisel Partners did not assume any obligation to independently verify any of the information referred to above and relied on such information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions:

•	with respect to the financial forecasts for Chalone provided to Thomas Weisel Partners by our management, upon the advice of management and with our consent, Thomas Weisel Partners assumed for purposes of its opinion that the forecasts:

•	had been reasonably prepared on bases reflecting the best available estimates and judgments of our management at the time of preparation as to the future financial performance of Chalone; and

•	provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

•	that there had been no material changes in the assets, financial condition, results of operations, business or prospects of Chalone since the respective dates of the last financial statements made available to Thomas Weisel Partners;

•	that Chalone appropriately relied on advice of counsel and independent accountants as to all legal and financial reporting matters with respect to Chalone, the DBR merger and the DBR merger agreement;

•	that the DBR merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations;

•	that in all respects material to Thomas Weisel Partners’ analysis, the representations and warranties of each party contained in the DBR merger agreement are true and correct, that each party would perform all of the covenants in the DBR merger agreement required to be performed by it, and that the DBR merger would be consummated in accordance with the terms described in the DBR merger agreement, without any further amendment thereto, and without waiver by us of any of the conditions to our obligations thereunder; and

•	that the definitive DBR merger agreement would not be different in any material respect from the draft provided to Thomas Weisel Partners dated October 30, 2004.

      In addition, for purposes of its opinion:

•	Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Chalone, nor was Thomas Weisel Partners furnished with any such appraisals; and

•	The opinion of Thomas Weisel Partners was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

      The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the special committee. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, shareholders should read the tables together with the text of each summary. The tables alone do not constitute a complete summary of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

Three Part Valuation

      Thomas Weisel Partners valued Chalone based on three distinct parts. First, Thomas Weisel Partners valued Chalone using traditional valuation methodologies, as described under the caption “Valuation of Operating Business.” Second, Thomas Weisel Partners separately determined the value of certain “other assets,” as described under the caption “Valuation of Other Assets,” which Thomas Weisel Partners determined were not contributing significantly to the operating business of Chalone and therefore were not appropriately valued using the traditional valuation methodologies. Third, Thomas Weisel Partners considered the respective values of the current wine benefits received by Chalone shareholders and the proposed wine benefits to be offered to Chalone shareholders by DBR in connection with the DBR merger, as described under the caption “Valuation of Wine Benefits.”

      In each of the analyses discussed below under the caption “Valuation of Operating Business,” Thomas Weisel Partners obtained ranges of implied enterprise values for Chalone, which Thomas Weisel Partners defined as market capitalization on a diluted basis plus total debt less cash and cash equivalents. However, as noted above, Thomas Weisel Partners determined that the implied enterprise values obtained using these traditional valuation methods did not properly reflect the valuations of certain “other assets” and therefore performed separate analyses to estimate the value of these assets. In order to obtain the reference per share values against which the $11.75 merger consideration under the DBR merger agreement can be compared, Thomas Weisel Partners adjusted the range of implied enterprise values resulting from the valuation of the operating business by combining the range of enterprise values with the ranges of implied values of these other assets. From the adjusted implied enterprise values, Thomas Weisel Partners calculated (1) corresponding implied equity values, by adjusting the enterprise values for net debt, and (2) corresponding implied per share equity values, by dividing the implied equity values by the number of diluted shares of Chalone common stock outstanding. The adjustments made and the comparisons of the adjusted implied per share prices to the $11.75 merger consideration under the DBR merger agreement are discussed under the caption “Adjusted Valuation.”

      In addition, Thomas Weisel Partners considered the respective values to the shareholders of Chalone (other than DBR and its affiliates) of the wine benefits proposed by DBR and of the current wine benefits, as described under the caption “Valuation of Wine Benefits.” As noted below, Thomas Weisel Partners determined that the current and proposed wine benefits were comparable. Accordingly, Thomas Weisel Partners adjusted neither the $11.75 merger consideration under the DBR merger agreement price for the value of the proposed benefits nor the implied per share reference prices for the value of the current benefits, except in the case of the premiums paid methodology, as described under the caption “Premiums Paid Analysis.”

      In its analysis, to the extent indicated in a particular analysis, Thomas Weisel Partners relied on two sets of management projections:

1. The “November ‘03 Plan”: Projections for the period 2004 to 2008 prepared by management in November 2003, primarily for the purpose of negotiating appropriate covenants in certain of our loan facilities; and

2. The “June ‘04 Plan”: Projections for the period 2004 to 2010 prepared by management in June 2004 based on different, more detailed and more up-to-date assumptions. The June ‘04 Plan projections were prepared primarily for the special committee, DBR and other interested parties for use in assessing the value of Chalone. The November ‘03 Plan and June ‘04 Plan projections are set forth on pages 52 and 53.

Valuation of Operating Business

      Selected Public Companies Analysis. Based on public and other available information, Thomas Weisel Partners calculated the implied enterprise value of Chalone based on the multiples of enterprise value to (1) the earnings before interests, taxes, depreciation and amortization (EBITDA) for the last twelve months, (2) projected EBITDA for calendar year 2004 and (3) projected EBITDA for calendar year 2005, for each of the companies listed below in the alcoholic beverages industry.

      Thomas Weisel Partners obtained implied values based on 2004 and 2005 projections from both the November “03 Plan and the June “04 Plan. Projections for the selected companies were based on Thomas Weisel Partners’ research, other publicly available Wall Street research analysts’ reports and forecasts and other publicly available third-party sources. Thomas Weisel Partners believes that the companies listed below have operations similar to some of the operations of Chalone, but noted that none of these companies has the same management, composition, size or combination of brands or assets as Chalone:

International
Wine	Beer	Liquor	International Wine	Conglomerates

• Constellation Brands	• Anheuser-Busch	• Brown-Forman	• Foster’s	• Allied-Domecq
• The Robert Mondavi	• The Boston Beer	• Todhunter	• Southcorp	• Diageo
Corporation*	Company		• Vincor International	• Lion Nathan
	• Adolph Coors			• Pernod Ricard

*	Thomas Weisel Partners determined that the market price of The Robert Mondavi Corporation stock had reflected an acquisition premium since the announcement of the Constellation Brands acquisition proposal on October 19, 2004. Accordingly, Thomas Weisel Partners calculated multiples used for The Robert Mondavi Corporation based on public trading prices of its stock before October 19, 2004.

      The following table sets forth the multiples and resulting implied values indicated by this analysis:

	Enterprise Value/	Enterprise Value/	Enterprise Value/	Enterprise Value/	Enterprise Value/
	2004E EBITDA	2005E EBITDA	2004E EBITDA	2005E EBITDA	LTM EBITDA
	Nov. ‘03 Plan	Nov. ‘03 Plan	June ‘04 Plan	June ‘04 Plan	Actual

Third Quartile	12.6x	11.6x	12.6x	11.6x	12.4x
Third Quartile (adjusted)	12.8x	12.4x	12.8x	12.4x	12.4x
Mean	11.3x	10.4x	11.3x	10.4x	11.4x
Median	11.6x	10.9x	11.6x	10.9x	12.1x
First Quartile	10.5x	10.0x	10.5x	10.0x	11.0x
Implied Chalone Enterprise Value (millions)	$136.9-$166.8	$128.7-$159.6	$145.7-$177.6	$149.0-$184.7	$157.3-$177.3
Implied Chalone Equity Value (millions)	$74.1-$104.1	$66.0-$96.9	$82.9-$114.8	$86.2-$122.0	$94.5-$114.5
Implied Chalone Per Share Value	$5.50-$7.72	$4.89-$7.19	$6.15-$8.51	$6.40-$9.03	$7.01-$8.49

      Because of the inherent differences between the business, operations and prospects of Chalone and the business, operations and prospects of the selected companies, Thomas Weisel Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning the differences between the financial and operating characteristics and prospects of Chalone and the selected companies that would affect the public trading values of each. Accordingly, in comparing the multiples associated with The Robert Mondavi Corporation, which Thomas Weisel Partners determined was the most comparable company to Chalone, against those associated with the other selected companies, Thomas Weisel Partners deemed it appropriate to adjust the implied third quartile data by substituting the multiples associated with The Robert Mondavi Corporation where they exceeded the multiples otherwise obtained. The results are stated in the table above in the row captioned “Third Quartile (adjusted).”

      Selected Transactions Analysis. Based on public and other available information, Thomas Weisel Partners calculated the implied enterprise value of Chalone as a multiple of EBITDA for the last twelve months in thirteen selected acquisitions of wine companies that have been announced since April 22, 1999. In each case, Thomas Weisel Partners used estimates based on public filings, news articles, published Wall Street research analysts’ reports and forecasts and other publicly available third party sources. The acquisitions reviewed in this analysis were the following:

Announcement Date	Acquiror	Target

October 19, 2004*	Constellation Brands	Robert Mondavi Corporation
March 17, 2004	The Wine Group	Golden State Vintners
August 29, 2003	Hess Group	Peter Lehmann Wines
January 14, 2003	Constellation Brands	BRL Hardy Ltd.
September 30, 2001	Pacific Wine Partners	Blackstone Winery
August 8, 2001	Vincor International	Hogue Cellars
June 29, 2001	Allied Domecq	Buena Vista Winery
April 10, 2001	Constellation Brands	Ravenswood Winery
March 26, 2001	Constellation Brands	Corus Brands
February 7, 2001	Allied Domecq	Montana Group Ltd.
February 1, 2001	Constellation Brands	Turner Road Vintners
August 28, 2000	Fosters Brewing Group Ltd.	Beringer Wine Estates Holdings
April 22, 1999	Constellation Brands	Franciscan Vineyards

*	This transaction refers to the unsolicited proposal made by Constellation Brands on October 19, 2004.

      The following table sets forth the multiples and resulting implied values indicated by this analysis:

Enterprise Value/
EBITDA LTM

Third Quartile	14.6x
Mean	13.0x
Median	13.4x
First Quartile	11.2x
Implied Chalone Enterprise Value (millions)	$160.1-$208.7
Implied Chalone Equity Value (millions)	$97.4-$146.0
Implied Chalone Per Share Value	$7.22-$10.74

      No transaction used in the selected transactions analysis is identical to the DBR merger, and no company used in the selected public company analysis is identical to Chalone. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Chalone and the DBR merger are being compared.

      The multiples derived from the implied estimated enterprise values and EBITDA of the companies listed above were calculated using data that excluded all extraordinary items and non-recurring charges and assumed a tax rate consistent with that implied in each company’s most recent financial release or, in the case of the selected transactions analysis, the latest financial release prior to announcement.

      Discounted Cash Flow Analysis. Thomas Weisel Partners used cash flow forecasts of Chalone for calendar years 2005 through 2008 (using the November ‘03 Plan) and 2005 through 2010 (using the June ‘04 Plan), as projected by our management, to perform a discounted cash flow analysis. In conducting this analysis, Thomas Weisel Partners assumed that Chalone would perform in accordance with these forecasts. Thomas Weisel Partners first discounted the cash flows projected through 2008 (for the November ‘03 Plan) and through 2010 (for the June ‘04 Plan) using discount rates ranging from 9.0% to 11.0%. The discount rates were selected using a weighted average cost of capital analysis. Thomas Weisel Partners then estimated the terminal value of the projected cash flows by applying multiples ranging from 9.0x to 11.0x to Chalone’s estimated 2008 EBITDA (for the November ‘03 Plan) and estimated 2010 EBITDA (for the June ‘04 plan). This terminal value was also discounted using discount rates from 9.0% to 11.0%. In each case, cash flows and terminal values were discounted back to December 31, 2004. Based on projections in each of the November ‘03 Plan and the June ‘04 Plan, respectively, this analysis implied ranges of enterprise values, equity values and per share values for Chalone as set forth in the table below:

	Based on	Based on
	November ‘03 Plan	June ‘04 Plan
	Projections	Projections

Implied Chalone Enterprise Value (millions)	$139.7-$180.7	$184.5-$244.3
Implied Chalone Equity Value (millions)	$77.0-$118.0	$121.7-$181.6
Implied Chalone Per Share Value	$5.66-$8.68	$8.96-$13.36

Valuation of Other Assets

      As noted above, in performing its analyses using the traditional methodologies described above, Thomas Weisel Partners determined that three assets were not currently contributing, and were not expected to contribute in 2004 or 2005, significantly to our operating income or EBITDA, and that therefore the traditional valuation analyses may not ascribe full value to the assets. Thomas Weisel Partners performed separate analyses to estimate the value of each asset, and determined a potential valuation range of $21.5 million to $37.5 million ($1.60 to $2.75 per share), as follows:

Investment in Château Duhart-Milon. As of the date of the opinion of Thomas Weisel Partners, we held a 23.5% interest in Château Duhart-Milon, a fourth-growth Bordeaux estate, with the remaining interest held by DBR. Because the equity returns to us of this investment are not included in operating income, Thomas Weisel Partners concluded that none of the traditional valuation methodologies described above captured the value of this investment. As of September 30, 2004, we carried the 23.5% ownership interest in Château Duhart-Milon as a long-term asset valued at $11.2 million. In addition to taking into account the book value, Thomas Weisel Partners used two separate methodologies to value the 23.5% interest in Château Duhart-Milon:

A. Discounted Cash Flow Analysis. Thomas Weisel Partners performed a discounted cash flow analysis using cash flow forecasts of Château Duhart-Milon for calendar years 2005 through 2008 based on internal projections of Château Duhart-Milon as of September 2003. In conducting this analysis, Thomas Weisel Partners assumed that Château Duhart-Milon would perform in accordance with these forecasts and further assumed a Euro to U.S. Dollar exchange rate of 1.2366. Thomas Weisel Partners first discounted the cash flows projected through 2008 using discount rates ranging from 9.0% to 11.0%. Thomas Weisel Partners then estimated the terminal value of the projected cash flows by applying exit multiples to Château Duhart-Milon estimated 2008 EBITDA, which multiples ranged from 9.0x to 11.0x. This terminal value was also discounted using discount rates of 9.0% to 11.0%. Thomas Weisel Partners assumed, based on information provided by Chalone management, that Château Duhart-Milon held no net debt and therefore determined the resulting enterprise values to be equivalent to their associated equity values. Based on projections from the November ‘03 Plan, this analysis implied a range of equity values of Chalone’s 23.5% interest in Château Duhart-Milon of $3.1 million to $3.9 million.

B. Discounted Dividend. In a separate analysis, Thomas Weisel Partners calculated an imputed range of annual returns to us from Château Duhart-Milon of $500,000 to $800,000, based on projections from the June ‘04 Plan that our ownership stake in Château Duhart-Milon would produce annual equity returns to us of $655,000. Thomas Weisel Partners then discounted this range of returns, assuming perpetuity, using discount rates ranging from 9.0% to 11.0%. This analysis implied a range of equity values of our 23.5% interest in Château Duhart-Milon of $4.5 million to $8.9 million.

      Using the stated book value and the results of these analyses as general guidelines, and making qualitative judgments, Thomas Weisel Partners determined that the most relevant range of values for our 23.5% interest in Château Duhart-Milon was $5.0 million to $11.0 million.

      Hewitt Vineyard. Based on information and projections concerning the Hewitt Vineyard provided by management, including the estimated time to full production in the vineyard, Thomas Weisel Partners determined that sales reflecting full capacity Hewitt production would not materialize and be reflected in our revenues and EBITDA until the outer years of either the November ‘03 Plan or June ‘04 Plan projections. Because the value of the prospective equity returns to Chalone of this investment are not reflected in the contribution of the vineyard to our revenues or earnings over the last twelve months, nor in projections for 2004 and 2005, Thomas Weisel Partners determined that neither the selected public companies analysis nor the selected precedent transactions analysis captured the value of this investment (the value of the cash flows were, however, taken into account in the discounted cash flows analysis).

      Thomas Weisel Partners valued the Hewitt Vineyard by separately determining the value of the land and the residence included in the property. Thomas Weisel Partners determined the value of the land based on the implied per acre valuations of land in eight real estate transactions for comparable vineyards in Napa Valley, as well as one non-disclosed transaction. According to a third party analysis, the value of the land in these transactions ranged from $99,000 to $350,000 per acre. Applying this range of values to the 64.89 acre Hewitt Vineyard, Thomas Weisel Partners obtained a range of values of $6.4 million to $22.7 million. The residence was valued at an additional $1.0 million to $2.0 million, yielding a combined range of values for the property of $7.4 million to $24.7 million. Using these results as a general guideline, and applying certain qualitative judgments, Thomas Weisel Partners determined that the most relevant range for the after-tax value of Chalone’s ownership of the Hewitt Vineyard was $9.0 million to $18.0 million. This valuation assumes an asset sale tax rate of 40% on any value realized over book value.

      Moon Mountain Vineyard. Thomas Weisel Partners estimated the value of the Moon Mountain Vineyard property based on the value of a recent bona fide proposal from a private party to purchase the real estate of the vineyard for $10.0 million. Based on discussions with management, Thomas Weisel Partners assumed that this asset was not contributing significantly to the operating earnings or EBITDA of Chalone and that its value was therefore not fully captured using the traditional methodologies described above. Thomas Weisel Partners assessed the extent of the deficiency and determined that the relevant after-tax value of the Moon Mountain Vineyard, to the extent not reflected in the traditional valuation methodologies, ranged from $7.5 million to $8.5 million, with a mid-point of $8.0 million.

      Combined Value of Other Assets. Thomas Weisel Partners combined the ranges of values determined for each asset to obtain a range of total value for these assets of $21.5 million to $37.5 million, or approximately $1.60 to $2.75 per share.

Adjusted Valuation

      Thomas Weisel Partners next adjusted the enterprise values imputed by the traditional valuation methodologies, as set forth under the caption “Valuation of Operating Business,” by adding to these enterprise values the values of the other assets, to the extent determined appropriate. From these adjusted imputed enterprise values, Thomas Weisel Partners then calculated the corresponding adjusted imputed equity values and adjusted per share values of Chalone, and compared the adjusted per share values against the consideration to be received by Chalone shareholders in the DBR merger. Each valuation methodology was adjusted as follows:

Selected Public Companies Analysis. Thomas Weisel Partners determined that the values of the other assets were not adequately reflected in the valuations implied by the LTM, 2004 estimated EBITDA nor 2005 estimated EBITDA multiples in the selected public companies analysis. Thomas Weisel Partners therefore added to the ranges of implied enterprise values determined under this methodology: $5.0 million to $11.0 million for Château Duhart-Milon, $9.0 million to $18.0 million for the Hewitt Vineyard and $8.0 million for the Moon Mountain Vineyard. The adjustments are summarized as follows:

	Enterprise Value/	Enterprise Value/	Enterprise Value/	Enterprise Value/	Enterprise Value/
	2004E EBITDA	2005E EBITDA	2004E EBITDA	2005E EBITDA	LTM EBITDA
	Nov. ‘03 Plan	Nov. ‘03 Plan	June ‘04 Plan	June ‘04 Plan	Actual

Operating Business Enterprise Value (millions)	$136.9-$166.8	$128.7-$159.6	$145.7-$177.6	$149.0-$184.7	$157.3-$177.3
Adjustments (millions):
Château Duhart-Milon	$5.0-$11.0	$5.0-$11.0	$5.0-$11.0	$5.0-$11.0	$5.0-$11.0
Hewitt Vineyard	$9.0-$18.0	$9.0-$18.0	$9.0-$18.0	$9.0-$18.0	$9.0-$18.0
Moon Mountain Vineyard	$8.0	$8.0	$8.0	$8.0	$8.0
Implied Chalone Adjusted Enterprise Value (millions)	$158.9-$203.8	$150.7-$196.6	$167.7-$214.6	$171.0-$221.7	$179.3-$214.3
Implied Chalone Adjusted Equity Value (millions)	$96.1-$141.1	$88.0-$133.9	$104.9-$151.8	$108.2-$159.0	$116.5-$151.5
Implied Chalone Adjusted Per Share Value	$7.13-$10.39	$6.53-$9.88	$7.78-$11.16	$8.03-$11.66	$8.63-$11.13

      Thomas Weisel Partners compared the ranges of implied adjusted per share values obtained with respect to each of the five metrics, as indicated in the last row of the table above, against the $11.75 per share merger consideration under the DBR merger agreement to be received by our shareholders in the DBR merger and noted that the price of the $11.75 merger consideration under the DBR merger agreement exceeded, in each case, the range of prices implied by this analysis.

      Selected Transactions Analysis. Thomas Weisel Partners determined that the value of none of the other assets were adequately reflected in the valuations implied by the LTM EBITDA multiples in the selected transactions analysis. Thomas Weisel therefore added to the range of implied enterprise values determined under this methodology: $5.0 million to $11.0 million for Château Duhart-Milon, $9.0 million to $18.0 million for the Hewitt Vineyard and $8.0 million for the Moon Mountain Vineyard. The adjustments are summarized as follows:

Enterprise Value/
EBITDA LTM

Operating Business Enterprise Value (millions)	$160.1-$208.7
Adjustments (millions):
Château Duhart-Milon	$5.0-$11.0
Hewitt Vineyard	$9.0-$18.0
Moon Mountain Vineyard	$8.0
Implied Chalone Enterprise Value (millions)	$182.1-$245.7
Implied Chalone Equity Value (millions)	$119.4-$183.0
Implied Chalone Per Share Value	$8.84-$13.37

      Thomas Weisel Partners compared the range of implied adjusted per share values against the $11.75 per share merger consideration under the DBR merger agreement to be received by the shareholders of Chalone in the DBR merger and noted that the price of the merger consideration under the DBR merger agreement was within the range of prices implied by this analysis.

      Discounted Cash Flow Analysis. Because the projected cash flows from Chateâu Duhart-Milon and Moon Mountain were not included in the November ‘03 Plan or the June ‘04 Plan, Thomas Weisel Partners determined the value of these assets to Chalone were not adequately reflected in the discounted cash flow analysis. Because the projected cash flows from the Hewitt Vineyard were included in management’s projections, Thomas Weisel Partners determined the value of these assets to Chalone was adequately reflected in the discounted cash flow analysis. Thomas Weisel Partners therefore added to the range of enterprise values implied by the discounted cash flow methodology: $5.0 million to $11.0 million for Chateâu Duhart-Milon and $8.0 million for the Moon Mountain Vineyard. Based on projections in each of the November ‘03 Plan and the June ‘04 Plan, respectively, this analysis implied ranges of enterprise values, equity values and per share values for Chalone as set forth in the table below:

	Based on	Based on
	November ‘03 Plan	June ‘04 Plan
	Projections	Projections

Implied Chalone Enterprise Value (millions)	$152.7-$199.7	$197.5-$263.3
Implied Chalone Equity Value (millions)	$90.0-$137.0	$134.7-$200.6
Implied Chalone Per Share Value	$6.67-$10.10	$9.94-$14.62

      Thomas Weisel Partners compared these ranges of implied adjusted per share values against the $11.75 per share merger consideration under the DBR merger agreement to be received by the shareholders of Chalone in the DBR merger and noted that the price of the merger consideration under the DBR merger agreement exceeded the range of prices implied by this analysis based on the November ‘03 Plan and was within the range of prices implied by this analysis based on the June ‘04 Plan.

Premiums Paid Analysis

      Unadjusted Analysis. Based on publicly available information, Thomas Weisel Partners reviewed the consideration paid in thirteen acquisition transactions since January 1, 2001 involving acquisitions by acquirors that held between 20% and 50% of the shares outstanding in the respective target prior to the transaction and where the transaction value was greater than $25 million. Thomas Weisel Partners calculated the premiums paid in these transactions over the applicable stock price of the acquired company (i.e., the extent to which the price that the acquiror paid for the target shares exceeded the market price at closing of such shares) one day, one week and one month prior to the announcement of the acquisition offer. Thomas Weisel Partners then multiplied the first and third quartiles of these ranges by the market price at closing of Chalone common stock one day, one week and one month prior to the announcement of DBR’s initial proposal on May 17, 2004.

	Premium Over Target Stock Price as of
	the Following Dates Prior to Announcement

	One Day	One Week	One Month

Third Quartile	52.9%	52.3%	50.7%
Median	40.1%	40.7%	35.5%
Mean	39.9%	39.5%	39.0%
First Quartile	24.2%	22.7%	25.3%
Implied Chalone Initial Per Share Value	$10.66-$13.12	$10.72-$13.31	$11.18-$13.44

      Adjusted Analysis. Noting that the reported trading price for each share of Chalone common stock includes the aggregate value of two separate constituents — that of the underlying entity (as for the publicly traded stock of all other companies considered in the premiums analysis) and that of the specific wine benefits received by shareholders — Thomas Weisel Partners next adjusted the implied initial per share values to take into account the value of the current wine benefits. As discussed under the caption “Valuation of Wine Benefits” below, Thomas Weisel Partners calculated a range of estimated values for existing wine benefits of $1.66 to $3.12, with a mid point of $2.32. In adjusting the implied premiums of the DBR offer for the value of the wine benefits, Thomas Weisel Partners:

•	adjusted the low end of the implied share price, in order to take into account the mid-point of the estimated value of the wine benefits held by the Chalone shareholders; and

•	made no adjustment to the high end of the implied share price, in order to take into account shareholders who ascribe no value to the wine benefits.

      The following table summarizes the adjustments made to the premiums paid analysis:

Premium Over Target Stock Price as of
the Following Dates Prior to Announcement

	One Day	One Week	One Month

Implied Chalone Initial Per Share Value	$10.66-$13.12	$10.72-$13.31	$11.18-$13.44
Wine Benefit Adjustment	$2.32-$0.00	$2.32-$0.00	$2.32-$0.00
Adjusted Implied Share Price	$8.34-$13.12	$8.40-$13.31	$8.86-$13.44

      Thomas Weisel Partners compared the ranges of adjusted implied per share values associated with each date against the $11.75 per share merger consideration under the DBR merger agreement to be received by the shareholders of Chalone in the DBR merger and noted that the price of the merger consideration under the DBR merger agreement was, in each case, within the range of prices implied by this analysis.

Valuation of Wine Benefits

      Thomas Weisel Partners considered the terms of each of the wine benefits programs. Thomas Weisel Partners estimated the value of the current and proposed wine benefits to the shareholders of Chalone by determining the respective values of the two components of the wine benefits which Thomas Weisel Partners determined to have economic value — the shareholder discount on purchases and the shareholder credit — and then combining those values.

      Thomas Weisel Partners valued the current wine benefits as follows:

A. Value of Shareholder Discount on Purchases. Chalone offers a 20-30% discount on Chalone wines purchased by shareholders holding more than 100 shares. Assuming that shareholders other than DBR or its affiliates use an average 25% discount, which is the midpoint of the discount range, and using a range of $3.0 million to $4.0 million in annual shareholder wine purchases (which range was selected based upon historical information provided by management), Thomas Weisel Partners determined a range of values for the shareholder discount of $0.15 to $0.19 per share per annum. Using discount rates of 9.0% to 11.0%, the benefit to each share (other than those held by DBR or its affiliates) was determined to be $1.32 to $2.15, with a mid-point of $1.69.

B. Value of Shareholder Credit. In addition to the shareholder discount, Chalone offers shareholders an annual credit of $0.25 per share, which may be used for up to 50% of a wine order and in conjunction with the shareholder discount. Based on historical credit redemption information provided by management, Thomas Weisel Partners assumed a 15% to 35% redemption rate and determined a range of values of $0.04 to $0.09 per share per annum. Using discount rates of 9.0% to 11.0%, the benefit per share (other than those held by DBR or its affiliates) was determined to be $0.34 to $0.97, with a mid point of $0.63.

      Thomas Weisel Partners combined the ranges of values of the shareholder discount and the shareholder credit to obtain a per share range of values for the current wine benefits of $1.66 to $3.12, with a mid-point of $2.32. Thomas Weisel Partners performed a similar analysis on the proposed wine benefits using the same methodology and assumptions, except for the assumption of a 50% redemption rate on the one-time $1.00 shareholder credit, and obtained a range of values for the proposed wine benefits of $1.62 to $2.95 per share, with a mid-point of $2.19. Thomas Weisel Partners then compared the estimated values of the current and proposed wine benefits and took into consideration various other factors regarding the current and proposed wine benefits.

      The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the special committee. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Chalone.

      In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the fairness, from a financial point of view, of the consideration to be received by our shareholders (other than DBR or its affiliates) pursuant to the DBR merger, and were provided to the special committee of the board of directors of Chalone in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

      As described above, the opinion of Thomas Weisel Partners was among many factors that our board of directors took into consideration in making its determination to approve, and to recommend that our shareholders approve and adopt, the DBR merger agreement and the DBR merger.

      Under its engagement letter dated June 2, 2004, we agreed to pay Thomas Weisel Partners $1,500,000 for its services, $1,000,000 of which is contingent upon consummation of the transaction. Our special committee and our board of directors were aware of this fee structure and took it into account in considering the Thomas Weisel Partners opinion and in approving the DBR merger. Further, we agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

      We selected Thomas Weisel Partners to act as our financial advisor in connection with the DBR merger based on Thomas Weisel Partners’ experience, expertise and reputation. In addition, in the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of Chalone and Constellation for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. In addition, Thomas Weisel Partners and/or its affiliates may be providing and may in the future provide financial or other services to other parties with conflicting interests to Chalone including financial or other services to DBR or to business competitors of Chalone.

Financial Projections

      We do not as a matter of course make public forecasts as to future revenues, earnings or other financial information. Management of Chalone did, however, prepare projections in November 2003 in connection with the negotiation of appropriate covenants to our loan facilities. Management of Chalone also prepared separate projections in June 2004 for use by the special committee, Diageo and other interested parties for use in assessing the value of Chalone. Both the November 2003 and June 2004 projections were provided to Thomas Weisel Partners in connection with its analysis of the fairness, from a financial point of view, of the merger consideration to be received by Chalone’s shareholders pursuant to the DBR merger agreement and to Diageo. The projections set forth below are included in this information statement solely because this information was provided to Thomas Weisel Partners, DBR, Diageo and, as to the June 2004 projections only, other interested parties. We refer you to the information under the heading “The Merger — Background to the Merger,” beginning on page 10, and “The Merger — Fairness Opinion of Our Financial Advisor Regarding the DBR Merger Agreement,” beginning on page 22, for more information about Thomas Weisel Partners’ role in the merger.

      The projections set forth below were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by Chalone’s independent auditors.

      The projections reflect numerous assumptions, all made by Chalone’s management, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Chalone’s control. In the view of Chalone’s management, however, this information was prepared on a reasonable basis and reflects the best available estimates and judgments and presents, to the best knowledge and belief of Chalone’s management, as of the date they were prepared, the expected course of action and the expected future financial performance of Chalone and do not take into account the effects of the proposed merger or the transactions contemplated as a result thereof. The following projections and information are not facts. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove accurate, and actual results could be materially greater or less than those contained in the projections set forth below. In addition, we refer you to the information under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”

      The inclusion of the projections in this information statement should not be regarded as an indication that Chalone or any of its representatives, officers or directors, consider such information to be an accurate prediction of future events or necessarily achievable. In light of the uncertainties inherent in forward-looking information of any kind, we caution against undue reliance on such information. We do not intend to update or revise such projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events, unless required by law.

      The tables below summarize the material aspects of the projections that were provided to Thomas Weisel Partners, DBR, Diageo and, as to the June 2004 projections only, other interested parties.

November 2003 Projections

THE CHALONE WINE GROUP, LTD.

CONSOLIDATED INCOME STATEMENT

(In thousands)

	Year Ended

	December 31,		December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2002 Actual(1)		2003 Actual	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast

Revenue	$72,848		$79,981	$88,553	$94,012	$100,738	$107,729	$113,953
Less: Sales Discounts	(6,583)		(10,558)	(14,665)	(13,135)	(13,438)	(12,221)	(11,542)
Less: excise taxes	(1,879)		(2,039)	(2,260)	(2,449)	(2,595)	(2,740)	(2,828)

Net Revenues	64,386		67,384	71,628	78,428	84,706	92,768	99,582
Cost of Sales	(42,106)		(45,760)	(50,362)	(55,761)	(58,282)	(60,938)	(63,170)

Gross Profit	22,280		21,624	21,266	22,667	26,424	31,830	36,412

Gross Margin as a % of Net Revenues	34.6%		32.1%	29.7%	28.9%	31.2%	34.3%	36.6%
Revenues from other operations net	(447	) ,	146	150	150	150	150	150
SG&A Expenses	(13,700)		(14,289)	(15,236)	(16,624)	(18,047)	(19,539)	(21,430)

Operati Income	ng 8,133		7,481	6,180	6,193	8,527	12,441	15,132

Operati Income as of Net Revenues	ng 12.6	% %	11.1%	8.6%	7.9%	10.1%	13.4%	15.2%
Net Interest Expense	(4,549)		(5,213)	(4,811)	(4,380)	(4,197)	(3,601)	(3,028)
Other, Net	(43)		73	0	0	0	0	0
Equity in earnings of Château Duhart- Milon	842		229	550	655	655	655	655
Minority Interests	(748)		(243)	(270)	(493)	(471)	(511)	(546)

Income before Income Taxes:	3,636		2,327	1,648	1,975	4,514	8,984	12,213

Income tax expense	(1,251)		(954)	(692)	(829)	(1,896)	(3,773)	(5,130)

Net Income	$2,385		$1,373	$956	$1,145	$2,618	$5,211	$7,084

(1)	Adjusted to exclude the Carmenet sale to Beringer and the excess Staton Hills inventory.

June 2004 Projections

THE CHALONE WINE GROUP, LTD.

CONSOLIDATED INCOME STATEMENT

(In Thousands)

	Year Ended

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2002	2003	2004	2005	2006	2007	2008	2009	2010
	Actual(1)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast

	(In thousands)
Revenue	$72,848	$79,981	$88,553	$91,099	$98,811	$108,256	$115,688	$124,162	$131,861
Less: Sales Discounts	(6,583)	(10,558)	(14,665)	(12,862)	(13,176)	(12,714)	(11,852)	(11,155)	(10,674)
Less: excise taxes	(1,879)	(2,039)	(2,260)	(2,315)	(2,476)	(2,665)	(2,819)	(2,995)	(3,159)

Net Revenues	64,386	67,384	71,628	75,922	83,159	92,876	101,016	110,012	118,027
Cost of Sales	(42,106)	(45,760)	(50,362)	(51,671)	(53,430)	(56,437)	(59,148)	(63,031)	(66,710)

Gross Profit	22,280	21,624	21,266	24,250	29,729	36,439	41,868	46,981	51,318

Gross Margin as a % of Net Revenues	34.6%	32.1%	29.7%	31.9%	35.7%	39.2%	41.4%	42.7%	43.5%
Revenues from other operations, net	(447)	146	150	150	150	150	150	150	150
SG&A Expenses	(13,700)	(14,289)	(15,236)	(16,449)	(17,812)	(19,421)	(21,235)	(23,207)	(25,396)

Operating Income	8,133	7,481	6,180	7,951	12,067	17,168	20,783	23,925	26,072

Operating Income as % of Net Revenues	12.6%	11.1%	8.6%	10.5%	14.5%	18.5%	20.6%	21.7%	22.1%
Net Interest Expense	(4,549)	(5,213)	(4,811)	(4,095)	(3,855)	(3,539)	(3,040)	(2,627)	(2,093)
Other, Net	(43)	73	0	0	0	0	0	0	0
Equity in earnings of Château Duhart- Milon	842	229	550	655	655	655	655	655	655
Minority Interests	(748)	(243)	(270)	(491)	(516)	(565)	(594)	(694)	(761)

Income before Income Taxes:	3,636	2,327	1,648	4,020	8,351	13,719	17,803	21,259	23,873

Income tax expense	(1,251)	(954)	(692)	(1,688)	(3,508)	(5,762)	(7,477)	(8,929)	(10,027)

Net Income	$2,385	$1,373	$956	$2,332	$4,844	$7,957	$10,326	$12,330	$13,846

(1)	Adjusted to exclude the Carmenet sale to Beringer and the excess Staton Hills inventory.

Cautionary Statement Regarding Forward-Looking Statements

      From time to time, information provided by us, statements made by our employees or information included in our filings with the Securities and Exchange Commission (including this information statement) may contain statements which are not historical facts, so called “forward-looking statements,” that involve risks and uncertainties. When used in this information statement, the terms “anticipates,” “expects,” “estimates,” “intends,” “believes” and other similar terms as they relate to Chalone or our management are intended to identify such forward looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statement.

      In any forward-looking statement in which we express an expectation or belief as to future results, such as the November 2003 and June 2004 projections, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but we cannot assure that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	Our ability to obtain the regulatory approvals required for the merger;

•	the timing of the closing of the merger and receipt by shareholders of the merger consideration;

•	whether or not the conditions to the completion of the transaction are satisfied, the possibility that the transaction will not close;

•	reduced consumer spending or a change in consumer preferences, which could reduce demand for our wines;

•	competition from numerous domestic and foreign wine producers, which could affect our ability to sustain volume and revenue growth;

•	interest rates and other business and economic conditions, which could increase significantly the cost and risks of borrowings associated with present and projected capital projects;

•	the price and availability in the marketplace of grapes meeting our quality standards and other requirements;

•	the effect of weather, agricultural pests and disease and other natural forces on growing conditions and, in turn, the quality and quantity of grapes produced by us; and

•	regulatory changes which might restrict or hinder the sale or distribution of alcoholic beverages.

      Each of these factors, and other risks pertaining to us, the premium wine industry and general business and economic conditions, are more fully discussed herein and from time to time in other filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003 and our quarterly report on Form 10-Q for the quarter ended September 30, 2004.

      You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this information statement or to reflect the occurrence of unanticipated events.

Interests of Our Directors, Executive Officers and Affiliates in the Merger

      Our directors and executive officers may have agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, those of other Chalone shareholders. Our board of directors was aware of these agreements and arrangements as they relate to our directors and executive officers during its deliberations of the merits of the merger agreement and in determining to recommend to our shareholders that they vote to approve and adopt the merger agreement and to approve the merger.

Certain Relationships and Related Transactions

      Domaines Barons de Rothschild (Lafite) SCA. Baron Eric de Rothschild and Mr. Christophe Salin are, respectively, Managing Partner and President of Domaines Barons de Rothschild (Lafite) SCA, or DBR, and Mr. Yves-Andre Istel is a senior advisor to Rothschild Inc. Baron de Rothschild and Mr. Salin are directors of Chalone and Mr. Istel is a former director of Chalone. Baron de Rothschild and Mr. Salin as members of the board of directors of Chalone, are entitled to compensation of $500 per year, plus $100 for each board meeting attended and reimbursement of extraordinary travel costs to attend meetings. In addition, each is entitled to receive options from the pool of Automatic Quarterly Options and Additional Options, as such terms are defined in Chalone’s definitive proxy statement for the year 2003, which the board sets aside for the directors each year, to be awarded based on board and committee meeting attendance by the directors. Baron de Rothschild has declined to take monetary compensation or employee stock options for the past two years.

      In connection with a convertible note held by DBR purchased on August 21, 2002 and converted into shares of Chalone common stock on August 21, 2004, interest payments of an aggregate of approximately $1,485,000 accrued to DBR between August 21, 2002 and August 21, 2004.

      Château Duhart-Milon. Dividends paid from Château Duhart-Milon, a DBR subsidiary in which Chalone holds a 23.5% ownership interest, totaled approximately $1,149,000 over the past two years.

      Pursuant to DBR’s investment in Chalone, Chalone receives an allocation of DBR wines each year. During 2002, Chalone paid approximately $712,320 to DBR, and during 2003, Chalone paid approximately $1,693,000 to DBR for such wines. To date, in 2004, Chalone has paid approximately $1,794,000 to DBR for such wines.

      Special Committee Bonus Agreements. On December 18, 2004, Messrs. Gani, Kramlich and Plant, who served on a special committee of our board of directors established to evaluate a potential transaction with DBR, became entitled to cash bonuses prior to the consummation of the merger, in the amount of $50,000 each.

      The Edna Valley Vineyard Joint Venture. Mr. James H. Niven, a director of Chalone, is the President and a substantial shareholder of Paragon Vineyard Co., Inc., Chalone’s partner in the Edna Valley Vineyard Joint Venture, or the EVV Joint Venture, a joint venture managed by Chalone which purchases grapes from Paragon and makes them into wine which it sells under the name of Edna Valley Vineyards. Pursuant to the agreements governing the EVV Joint Venture, the proposed merger transaction may constitute a change of control and trigger a change of control payment. In December 1996, Chalone and Paragon entered into a perpetual agreement that amended and restated the terms of the EVV Joint Venture. Under the terms of that agreement, Chalone was obligated to make substantial payments in order to maintain its 50% ownership interest in the EVV Joint Venture and to extend its term indefinitely. Specifically, Chalone previously paid Paragon $1,070,000 as a deposit toward future payments due for the foregoing purposes and the sum of $5,390,000 in four installments; the final installment was paid in January 2002. Chalone fulfilled its option to purchase 50% of the “EDNA VALLEY” brand-name for $200,000 in January 2002. Additionally, Chalone makes payments in respect of the amended and restated joint venture agreement and the joint venture ground lease.

      Under the terms of a grape purchase agreement, Paragon sells fixed quantities of Chardonnay and Pinot Noir grapes to the EVV Joint Venture at negotiated prices based on reference to the average prices paid for Chardonnay grapes in Santa Barbara and Napa Counties during the preceding year, with certain adjustments depending on the grapes’ sugar content. This agreement remains in place until the dissolution of the EVV Joint Venture or the sale by Paragon of all its Chardonnay-producing properties. During 2003, the value of the grapes sold by Paragon to the EVV Joint Venture pursuant to the foregoing contracts was approximately $5,947,000. During 2004, the value of the grapes sold by Paragon to the EVV Joint Venture pursuant to the foregoing contract is approximately $6,908,000.

      Myers Family. Chalone has a grape purchase agreement dated February 16, 2001, which ends in 2010 unless renewed, with Snows Lake Vineyard, with prices negotiated yearly with reference to existing market conditions. George Myers, a former director of Chalone, is president of Ojai Ranch & Investments, which controls Snows Lake Vineyard. During 2003 Chalone paid or will pay $1,495,000 under grape purchase contracts, and in 2004 Chalone expects to pay $2,317,000 under the grape purchase contracts.

Treatment of Stock Options

      Upon consummation of the merger, all outstanding options to purchase shares of Chalone common stock (whether vested or unvested) will be cancelled and converted into the right to receive $14.25 in cash, less the exercise price for each share underlying the options. Options with an exercise price per share greater than or equal to $14.25 will be cancelled upon the closing without payment of any consideration.

      The following table summarizes the vested and unvested in-the-money options held by each of our executive officers and directors as of December 31 2004 and the consideration that each of them would receive pursuant to the merger agreement in connection with the cancellation of these options, before tax withholding. Of the aggregate cash payment of approximately $5,922,000 that would be received by the executive officers and directors as a group for their options, approximately $827,000 represents options that are unvested currently.

	Number of Shares
	Underlying Vested and	Weighted Average
Name	Unvested Options	Exercise Price	Cash Payment

Thomas Selfridge	432,500	$10.34	$1,691,638
Christophe Salin	191,017	$9.10	$984,077
John Diefenbach	8,600	$9.90	$37,427
Marcel Gani	15,100	$9.45	$72,527
Mark A. Hojel	52,557	$9.27	$261,928
C. Richard Kramlich	47,117	$9.28	$233,988
James H. Niven	38,367	$9.24	$192,371
Phillip M. Plant	39,347	$9.36	$192,556
Robert B. Farver	183,468	$9.87	$803,750
Shawn M. Conroy Blom	115,000	$9.78	$514,000
Alan Scott Drage	60,000	$9.45	$287,800

Change in Control Severance Agreements with Executive Officers

      On August 22, 2004, our board of directors entered into Change in Control Severance Agreements with each of our executive officers, specifically Mr. Thomas Selfridge, president and chief executive officer, Mr. Alan Drage, vice president, human resources, Mr. Robert Farver, vice president, sales and distribution, and Ms. Shawn Blom, vice president, finance, and chief financial officer. Pursuant to their individual agreements, Messrs. Selfridge, Drage and Farver and Ms. Blom are entitled to enhanced severance benefits relating to cash compensation and medical and dental benefits in the event their employment is terminated under certain circumstances within 12 months following a change in control.

      Specifically, pursuant to these Change of Control Severance Agreements, if Mr. Selfridge’s employment is terminated without cause within 12 months following the consummation of the merger, or by Mr. Selfridge pursuant to a voluntary termination for good reason, Mr. Selfridge would be entitled to accrued base salary compensation and paid time off to the date of termination, 1.75 years of additional base compensation and the costs of medical and dental insurance premiums for Mr. Selfridge and his dependents for up to a period of 2 years; if Mr. Farver’s employment is terminated without cause within 12 months following the consummation of the merger, or by Mr. Farver pursuant to a voluntary termination for good reason, Mr. Farver would be entitled to accrued base salary compensation and paid time off to the date of termination, 1.5 years of additional base compensation and the costs of medical and dental insurance premiums for Mr. Farver and his dependents for a period of up to 1 year; and if the employment of either of Mr. Drage or Ms. Blom is terminated without cause within 12 months following the consummation of the merger, or by Mr. Drage or Ms. Blom, respectively, pursuant to a voluntary termination for good reason, each such individual would be entitled to accrued compensation and paid time off to the date of termination, 1 year of additional base salary compensation and the costs of medical and dental insurance premiums for such individual and such individual’s dependents for a period of up to 1 year.

Retention Bonus Agreements

      On August 22, 2004, our board of directors entered into Retention Bonus Agreements with certain of our executive officers, specifically Messrs. Drage and Farver and Ms. Blom. Under the terms of each of their Retention Bonus Agreements, Messrs. Drage and Farver and Ms. Blom are entitled to a cash bonus equal to 25% of their existing base salary upon the earlier of December 31, 2004 or the consummation of the merger. Additionally, under the terms of each of their Retention Bonus Agreements, Messrs. Drage and Farver and Ms. Blom are each entitled to a second cash bonus equal to 25% of their existing base compensation upon the consummation of the merger. Each of the individual’s respective retention bonus amounts will be paid out within 10 days following December 31, 2004, or the consummation of the merger, as applicable.

Annual Bonuses and Benefits Pursuant to Chalone’s 401(k) Plan

      An amount of up to $650,000 is available for payment of annual bonuses to all of Chalone’s employees at year end, including the executive officers. The amount will be divided among the employees at the discretion of the Compensation Committee of Chalone’s board of directors, based on each employee’s performance during 2004.

      Additionally, pursuant to the terms of the merger agreement, Chalone employees who participate in The Chalone Wine Group, Ltd. Profit Sharing 401(k) Plan or the Edna Valley Vineyard Profit Sharing 401(k) Plan (collectively, the 401(k) Plans), including the executive officers, will be eligible to receive a matching contribution and a profit sharing contribution, in cash, for the 2004 Plan Year. The matching contribution amount will be determined using the formula applied by Chalone for the matching contribution made under the 401(k) Plans in 2003. The profit sharing contribution for 2004 will be $65,000, the same amount contributed by Chalone for the profit sharing contribution with respect to the 2003 Plan Year, which will be allocated pro rata to all eligible employees according to the method used by Chalone for the allocation of the profit sharing contributions made under the 401(k) Plans in 2003.

Indemnification and Insurance

      The merger agreement provides that, subject to certain limitations, for a period of six years from and after the effective time of the completion of the merger, Diageo will cause to be maintained in effect the current provisions regarding indemnification of current or former officers and directors contained in the organizational documents of Chalone or any of its subsidiaries and in any agreements between a current or former officer or director and Chalone or one of its subsidiaries. To the extent such organizational documents or agreements entitle a current or former officer or director to indemnification, Diageo will indemnify such individuals.

      The merger agreement also provides that, subject to certain limitations, for a period of six years from and after the effective time of the completion of the merger, Diageo will cause to be maintained the current officers’ and directors’ liability insurance and fiduciary liability insurance maintained by Chalone with respect to claims arising from facts or events that occurred on or before the effective time of the merger.

Dividends

      Pursuant to the merger agreement, we and our subsidiaries are prohibited from declaring or paying any dividends prior to the completion of the merger without the prior written consent of Diageo. Upon consummation of the merger, all outstanding shares of Chalone common stock (other than unconverted shares) will be converted into the right to receive the $14.25 cash merger consideration and the right to participate in dividends declared thereon will be terminated upon such conversion.

Regulatory Matters

      The merger was subject to review by the Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, under the HSR Act. Chalone and Diageo filed notification and report forms under the HSR Act with the FTC and the DOJ on December 23, 2004. Early termination of the waiting period under the HSR Act was granted on January 4, 2005.

      While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied. Chalone and Diageo have not yet obtained any of the governmental or regulatory approvals required to complete the merger.

      We cannot assure that the governmental reviewing authorities will terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. These restrictions and conditions could include the grant of a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses.

      Under the merger agreement, each of Chalone and Diageo has agreed to use commercially reasonable efforts to cause the satisfaction of all conditions to closing the merger, including using commercially reasonable efforts to gain clearance from antitrust and competition authorities and to obtain other required approvals. However, neither party is required to consummate the merger if there exists any restraining order, preliminary or permanent injunction or other order having the effect of making the merger illegal or otherwise prohibited, issued by any court, governmental authority or agency.

      Although we do not expect regulatory authorities to raise any significant objections in connection with their review of the merger, we cannot assure you that we will obtain all regulatory approvals necessary to complete the merger.

      In addition, during or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the DOJ or the FTC could challenge, seek to block or block the merger under applicable antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under applicable antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

Dissenters’ Rights

      Chalone’s shareholders may be entitled to exercise dissenters’ rights under Chapter 13 of the California General Corporation Law, or Chapter 13, in connection with the merger. Any shares of Chalone common stock as to which dissenters’ rights are properly exercised may, in circumstances specified in Chapter 13, be converted into the right to receive the fair market value of the dissenting shares pursuant to the laws of the State of California. Pursuant to Chapter 13, Chalone has determined that $14.25 cash per share is the fair market value for dissenting shares of Chalone common stock.

      The following discussion is not a complete statement of the law pertaining to dissenters’ rights under Chapter 13 and is qualified in its entirety by the full text of Chapter 13 which is attached to this information statement as Annex B and incorporated by reference into this information statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that shareholders exercise their dissenters’ rights under Chapter 13. All references in Chapter 13 and in this summary to a “shareholder” are to the record holder of the shares of Chalone common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in shares of Chalone common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters’ rights.

      Chapter 13 states that, generally, there are no dissenters’ rights in connection with securities that are listed on the Nasdaq National Market System. Chalone’s shares of common stock are listed on the Nasdaq National Market System and therefore Chalone’s common stock is not, generally, subject to dissenters’ rights. However, the California General Corporation Law also provides that dissenters’ rights will exist even for securities listed on the Nasdaq National Market in the event that demands for payment, as described below, are filed with respect to five percent or more of the outstanding shares of that class or if the shares for which appraisal rights are sought are subject to restrictions on transfer (for example, the shares must be “restricted securities” not registered pursuant to the Securities Act of 1933, as amended, and are eligible for unrestricted resale pursuant to Rule 144(k) thereunder).

      If the merger is not abandoned or terminated, any holder of Chalone common stock outstanding as of the record date may, by complying with the provisions of Chapter 13, demand that Chalone purchase for cash at fair market value the shares owned by such holder which were not voted in favor of the merger. The fair market value will be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger. However, Chalone will be under no obligation to purchase such shares unless it receives valid dissenting demands with respect to five percent or more of the shares of outstanding common stock or if the shares of common stock for which appraisal rights are sought are restricted securities (as described above).

      The dissenting shareholder wishing to be eligible to have Chalone purchase his, her or its shares of Chalone common stock must:

•	within 30 days following the date on which this information statement and notice of approval of the merger was mailed to Chalone’s shareholders, make a written demand upon Chalone or our transfer agent to require Chalone to purchase such dissenting shareholder’s shares, setting forth in such dissenting shareholder’s demand his, her or its name and address, and the number and class of shares which such dissenting shareholder demands that Chalone purchase and a statement as to what such dissenting shareholder believes the fair market value of such shares to have been, based upon the standard set forth above;

•	have not consented to or voted in favor of the merger with respect to any of the shares such dissenting shareholder wishes to be dissenting shares; and

•	submit for endorsement, within 30 days following the date on which this information statement and notice of approval of the merger was mailed to Chalone’s shareholders, at the principal office of Chalone or at the office of the transfer agent for Chalone common stock, the certificates representing any shares in regard to which demand for purchase is being made, with a statement regarding which of the shares are dissenting shares.

      The dissenting shareholder may not withdraw his or her demand for purchase of dissenting shares without Chalone’s consent.

      Chalone is not aware of any transfer restrictions on its shares. Any shareholders who believe there are restrictions on their shares should consult with their advisor as to the nature of the restriction and its relationship to the availability of dissenters’ rights in connection with the merger.

      If Chalone and the dissenting shareholder agree that the shares are “dissenting shares” and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price plus interest at the legal rate on judgments from the date of the agreement. Subject to the provisions of the California General Corporation Law, payment of the fair market value of the dissenting shares will be made within 30 days after the agreement or after satisfaction of any statutory or contractual condition to the merger, whichever is later, and upon surrender of the certificates therefor.

      If Chalone denies that the shares are dissenting shares or if Chalone and the dissenting shareholder fail to agree upon the fair market value of the shares, then the dissenting shareholder, within six months after the date on which this information statement and notice of approval of the merger was mailed to Chalone’s shareholders, and not thereafter, may file a complaint in superior court, requesting the court to determine whether the shares are dissenting shares, or the fair market value of the dissenting shares, or both, or may intervene in any pending action for the appraisal of any shares of Chalone common stock. If a complaint is not filed within six months, the shares will lose their status as dissenting shares. If the eligibility of the shares is at issue, the court will first decide this issue. If the fair market value of the shares is in dispute, the court will determine, or will appoint one or more impartial appraisers to assist in the determination of, the fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the appraisal exceeds the price offered to the shareholder, Chalone will be required to pay such costs (including, in the discretion of the court, attorneys’ fees, expert witnesses’ fees and interest if the value awarded by the court for the shares is more than 125% of the price offered by Chalone to the shareholder).

      Any demands, notices, certificates or other documents required to be delivered to Chalone described herein may be sent by mail to:

The Chalone Wine Group, Ltd.
621 Airpark Road
Napa, California 94558
Attention: Shareholder Services Department

      Failure to comply fully with these procedures will cause the shareholder to lose his or her dissenters’ rights.

      In view of the complexity of these provisions of California law, shareholders who are considering dissenting from the merger should consult their legal advisors.

Material United States Federal Income Tax Consequences

      The following is a summary of the material United States federal income tax consequences of the merger to United States Holders and to Non-United States Holders (each as defined below) of Chalone common stock whose shares are converted into the right to receive consideration pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of Chalone common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	foreign persons or entities (except to the extent specifically set forth below);

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of Chalone common stock upon the exercise of stock options or otherwise as compensation.

      In addition, this discussion does not address any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of Chalone common stock who exercise appraisal or dissenters’ rights under California law. Accordingly, this discussion does not address the United States federal income tax consequences of any payment or reimbursement (pursuant to the merger agreement and by a party other than the holder of Chalone common stock) of tax obligations that may be imposed on that holder by state, local or foreign law.

      As discussed above, if you elect to enroll in the new wine club, you will receive wine benefits comparable to those you receive currently. This discussion does not address any tax consequences related to any such benefits you may receive if you elect to enroll in the new wine club following the closing. However, although the issue is not free from doubt, Chalone believes and the remainder of this discussion assumes that the wine club benefits will not result in taxable income to holders of Chalone common stock.

      We urge each holder of Chalone common stock to consult its tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

      For purposes of this discussion, a “United States Holder” means a holder of Chalone common stock that is:

•	a citizen or resident of the United States;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered United States Holders for federal income tax purposes.

      A “Non-United States Holder” is a holder of Chalone common stock other than a United States Holder.

      If a partnership or other pass-through entity holds Chalone common stock, the tax treatment of a partner in the partnership or member in the other entity will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Partnerships or other pass-through entities holding Chalone common stock, and partners in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the merger to them.

United States Holders

Consequences of the Merger

      For a United States Holder, the receipt of the cash consideration in exchange for shares of Chalone common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives the cash consideration in exchange for shares of Chalone common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash consideration received and the holder’s adjusted tax basis in the shares of Chalone common stock exchanged pursuant to the merger. A United States Holder’s adjusted tax basis is generally equal to the amount the holder paid for its shares. Any such gain or loss will be long-term capital gain or loss if the United States Holder’s holding period for the shares of Chalone common stock exceeds one year at the time of the merger. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum rate of 15%. Capital gains of corporate shareholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations.

Backup Withholding

      Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a United States Holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of Chalone common stock prior to completion of the merger, or (2) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Non-United States Holders

Consequences of the Merger

      For a Non-United States Holder, the receipt of the cash consideration in exchange for shares of Chalone common stock pursuant to the merger generally will not be a taxable transaction for United States federal income tax purposes. A Non-United States Holder generally will not be subject to United States federal income or withholding tax with respect to gain realized on such Non-United States Holder’s disposition of shares of Chalone common stock in the merger unless:

(i) such Non-United States Holder is an individual present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met,

(ii) the gain is effectively connected with such Non-United States Holder’s conduct of a trade of business in the United States or, if such Non-United States Holder is a treaty resident, such gain is attributable to the Non-United States Holder’s permanent establishment or a fixed base in the United States or

(iii) Chalone is or has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-United States Holder held our common stock.

      A Non-United States Holder who is an individual described in clause (i) above will be subject to a flat 30% United States federal income tax on the gain derived from the merger, which may be offset by United States source capital losses, even though the Non-United States Holder is not considered a resident of the United States. A Non-United States Holder whose gain is described in clause (ii) above generally will be subject to United States federal income tax on the net gain derived from the merger. If the Non-United States Holder is a corporation, then it may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. Non-United States Holders should consult any applicable income tax treaties that may provide for different rules.

      Chalone does not believe that it is currently, and does not anticipate becoming, a United States real property holding corporation. Even if Chalone were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to a Non-United States Holder if it holds, directly and indirectly, at all times during the applicable period, five percent or less of Chalone’s common stock.

Effectively Connected Income

      If a Non-United States Holder is engaged in a trade or business in the United States and gain realized on the disposition of shares of Chalone common stock in the merger is effectively connected with the Non-United States Holder’s conduct of such trade or business (or, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), the Non-United States Holder will be subject to United States federal income tax on that gain on a net income basis in the same manner as if it were a United States person as defined under the Code (although it will be exempt from a 30% United States federal withholding tax, provided the Non-United States Holder either (i) claims an exemption from or reduction in withholding under an applicable income tax treaty or (ii) states that gain on the disposition of shares of Chalone common stock in the merger is not subject to United States federal withholding tax because such gain is effectively connected with such Non-United States Holder’s conduct of a trade or business in the United States). A foreign corporation that is a holder of a share of Chalone common stock also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding

      A Non-United States Holder in general will not be subject to backup withholding with respect to payments made in connection with the merger provided that the payor does not have actual knowledge or reason to know that the holder is a United States person and the holder furnishes a certification of foreign status on Form W-8BEN or successor form or is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-United States Holder’s United States federal income tax liability provided the required information is furnished to the IRS.

      THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF CHALONE COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Litigation Related To The Merger

      On May 18, 2004, a purported shareholder class action lawsuit was filed in the Superior Court of the State of California, County of Napa, against Chalone, each of our directors, DBR and Constellation. The initial complaint in the lawsuit, entitled Wiedamann v. The Chalone Wine Group, Ltd., et al. (Case No. 26-25479), alleged that DBR and each of our directors breached, and that Chalone, DBR and Constellation aided the other defendants’ breaches of, their fiduciary duties of care, loyalty, candor and independence owed to the public shareholders of Chalone in connection with the proposed merger of Chalone with DBR and challenging the adequacy of the consideration offered in that proposed transaction. Specifically, the initial complaint alleged that the defendants failed to take steps to maximize the value of Chalone to its public shareholders, took steps to avoid competitive bidding, capped the price of Chalone stock, gave DBR an unfair advantage by failing to solicit other potential acquirors or alternative transactions and failed to properly value Chalone.

      From May 18 to May 21, 2004, four other purported class action lawsuits were filed in the Superior Court of the State of California, County of Napa, alleging substantially identical allegations as those in the Wiedamann action. On May 25, 2004, the Court ordered these four lawsuits consolidated with the Wiedamann lawsuit.

      On June 2, 2004, the Court ordered that the defendants did not have to respond to the initial complaints and that the lead plaintiff should file a consolidated complaint to which the defendants would respond. On June 17, 2004, the Court appointed a lead plaintiff and lead counsel. While the lead plaintiff has not filed a consolidated complaint, his initial complaint sought to enjoin Chalone from proceeding with the proposed merger with DBR. Additionally, the initial complaint sought certification of a class; a declaration that the proposed merger with DBR is in breach of defendants’ fiduciary duties; an injunction barring the proposed merger with DBR unless and until Chalone adopts and implements a procedure or process to obtain the highest possible price for its shareholders and directing Chalone to pursue a transaction in the best interests of its shareholders; imposition of a constructive trust upon any benefits improperly received by the defendants as a result of the proposed merger with DBR; and costs, attorneys’ fees and experts’ fees.

      To date, no motions have been filed by any of the parties to the lawsuit. We believe that this consolidated action is meritless and we intend to vigorously defend against any allegations that may be asserted in any consolidated complaint.

      On May 20, 2004, a purported shareholder class action lawsuit was filed in the Superior Court of the State of California, County of San Francisco, alleging that Chalone and each of our directors breached, or aided the other defendants’ breaches of, their fiduciary duties of care, loyalty, candor and fair dealing owed to the public shareholders of Chalone in connection with the proposed merger with DBR. On July 9, 2004, the plaintiff voluntarily dismissed this lawsuit without prejudice.

THE MERGER AGREEMENT

      The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this information statement and is incorporated in this information statement by reference.

The Merger

      Pursuant to the merger agreement, Double Wines will be merged with and into Chalone, with Chalone surviving as a wholly-owned subsidiary of Diageo. At the effective time of the merger, all of our property, rights, privileges, immunities, powers and franchises before the merger will vest in the surviving corporation and all of our debts, liabilities and duties before the merger will become the debts, liabilities and duties of the surviving corporation. At the effective time of the merger, the officers of Chalone will be the officers of the surviving corporation and the directors of Double Wines will be the directors of the surviving corporation.

Merger Consideration

      The merger agreement provides that each share of Chalone common stock outstanding immediately prior to the effective time of the merger (other than unconverted shares) will be converted into the right to receive $14.25 in cash.

      All outstanding options to purchase shares of Chalone common stock (whether vested or unvested) will be cancelled in exchange for the right to receive $14.25 in cash, less the exercise price for each share underlying the options. Options with an exercise price per share greater than or equal to $14.25 will be cancelled upon the closing without payment of any consideration.

Procedures for Payment of Merger Consideration

      EquiServe Trust Company, N.A. will act as the exchange agent for the payment of the merger consideration. As soon as reasonably practicable after the effective time of the merger (but in any event within three business days after the effective time), Chalone, as the surviving corporation, will cause EquiServe Trust Company, N.A. to mail the following materials to each holder of record of Chalone common stock at the time the merger is consummated:

•	a letter of transmittal for the shareholder’s use in submitting its shares to the exchange agent for payment of the merger consideration (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent, and will be in such form and have such other provisions as the surviving company may reasonably specify); and

•	instructions explaining what a shareholder must do to effect the surrender of its share certificates in exchange for the merger consideration.

      You should not send in your share certificates. Upon receipt of a letter of transmittal, you should complete and sign the letter of transmittal and return it to the exchange agent together with the your share certificates in accordance with the instructions.

      Upon completion of the merger, each Chalone share certificate, other than those representing unconverted shares, will represent only the right to receive $14.25 in cash.

      Prior to the effective time of the merger, Diageo will deposit, or will cause to be deposited, in trust with the exchange agent for the benefit of our former shareholders, cash sufficient to deliver the merger consideration and the option merger consideration.

      Diageo and the surviving corporation are entitled to deduct and withhold from the merger consideration otherwise payable upon exchange of the share certificates such amounts as are required to be deducted and withheld for the payment of taxes.

Transfers of Ownership and Lost Stock Certificates

      If any portion of the merger consideration is to be paid to a person other than the registered holder of shares represented by the certificate or certificates surrendered, the exchange agent will only issue such merger consideration if the certificate is properly endorsed or is otherwise in proper form for transfer and the person surrendering the share certificate for payment pays to the exchange agent any applicable stock transfer taxes or otherwise produces evidence satisfactory to the exchange agent that such taxes have been paid or are not payable.

      In the event any share certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and, if required by Diageo, the posting by such person of a bond in such amount as Diageo may direct as indemnity against any claim that may be made against it with respect to such share certificate, the exchange agent will issue for such lost, stolen or destroyed share certificate the merger consideration with respect to such certificate to which such person is entitled pursuant to the merger agreement.

Unclaimed Amounts

      Any portion of the merger consideration that remains unclaimed by holders of the certificates for one year after the effective time of the merger will be delivered by the exchange agent to Diageo, upon demand, and any holders of certificates who have not previously exchanged shares for the merger consideration will only be entitled to look to Diageo for payment of their claim for merger consideration.

Employee Stock Purchase Plan

      Chalone will terminate its 2003 employee stock purchase plan, or the ESPP, immediately prior to the effective time of the merger. Immediately prior to the termination date, the final purchase date will occur under the ESPP. At the time of such purchase date, each participating employee’s accumulated payroll deductions collected pursuant to the terms of the ESPP will be used to purchase Chalone common stock. Each share of Chalone common stock purchased by ESPP participants on such date will be converted into the right to receive $14.25 in cash, as discussed under the heading “— Merger Consideration,” beginning on page 47.

Representations and Warranties

Chalone

      We have made a number of representations and warranties to Diageo regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, standing and power;

•	our and our subsidiaries’ capital structure;

•	our corporate power and authority to enter into the merger agreement and to consummate the merger and the related transactions and the approval of our board of directors;

•	no conflict with, or violation of, our organizational documents, applicable law or certain contracts;

•	government consents, approvals or filings required in connection with the merger;

•	the filing of required company reports with the SEC, the compliance of such reports with applicable requirements of applicable federal securities laws, rules and regulations, the accuracy and completeness of the information contained in such reports and the content of our financial statements included in such reports;

•	our internal disclosure controls and procedures;

•	the accuracy and completeness of information in this information statement and its compliance with applicable federal securities laws;

•	our compliance with applicable laws and our holding of, and compliance with, material permits and licenses;

•	litigation;

•	tax matters;

•	absence of certain changes or events since December 31, 2003;

•	inventory;

•	real property;

•	material contracts;

•	employee benefits and labor matters;

•	environmental matters;

•	intellectual property;

•	agreements with brokers or finders;

•	state takeover statutes;

•	our insurance coverage;

•	our and our subsidiaries’ distribution, sales and marketing agreements; and

•	our and our subsidiaries’ grape purchase agreements.

Diageo

      Diageo and Double Wines have made a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	Diageo’s and Double Wines’ organization, standing and power;

•	Diageo’s and Double Wines’ corporate power and authority to enter into the merger agreement and consummate the merger and the related transactions;

•	no conflict with Diageo’s or Double Wines’ organizational documents, applicable law or certain contracts;

•	governmental consents, approvals or filings required in connection with the merger;

•	the accuracy and completeness of information provided by Diageo or Double Wines for inclusion in this information statement;

•	agreements with brokers or finders;

•	availability of sufficient funds to consummate the merger transactions; and

•	the lack of any material agreements or business activities by Double Wines.

      Many of the representations and warranties of Chalone and Diageo are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to either Chalone or Diageo, any adverse change, circumstance or effect that, individually or in the aggregate with all other effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, that in no event will any of the following be deemed to constitute a material adverse effect:

•	any effect affecting any of the industries in which such entity operates generally or affecting the economy generally (to the extent that such effects do not disproportionately affect such entity as compared to other companies in such industry);

•	any change in such entity’s stock price or trading volume; provided, however, that this exception will not exclude any underlying effect which may have caused such change in stock price or trading volume; or

•	any effect resulting from the announcement or pendency of the merger.

Interim Operations of Chalone

      We have agreed that, during the period between signing and closing, unless otherwise approved in writing by Diageo, Chalone and our subsidiaries will be required to conduct our business in the ordinary course in all material respects and will use reasonable efforts to:

•	preserve intact our present business organizations;

•	maintain our properties in good operating condition;

•	keep available the services of our present officers, employees and independent contractors;

•	preserve our relationships with customers, suppliers and others with whom we have business dealings; and

•	manage its working capital consistent with past business practices, or as otherwise mutually determined by Diageo and Chalone.

      In addition, during that period (except as expressly permitted by the merger agreement or to the extent that Diageo otherwise consents in writing), Chalone and our subsidiaries will not:

•	declare or pay any dividend or other distribution with respect to any shares of our capital stock or split, combine, redeem or reclassify, or repurchase any such securities;

•	issue, deliver or sell securities, other than (i) the issuance of Chalone common stock upon the exercise of outstanding options in accordance with the terms of a Chalone stock option plan and (ii) the issuance of Chalone common stock pursuant to the ESPP;

•	except as required by law or Nasdaq rules, amend or propose to amend our organizational documents;

•	incur or guarantee any indebtedness for borrowed money, fail to pay creditors when due, make any loans, advances, or capital contributions to, or investments in, other companies, or pay or discharge any claims or liabilities other than those incurred in the ordinary course;

•	(i) increase any compensation payable to executive officers or employees, (ii) take any action to grant or pay any severance, termination, bonus or other incentive arrangement (other than pursuant to plans already in effect), other than, with respect to (i) and (ii), any increases, grants or payments made to persons other than executive officers in the ordinary course, (iii) except as required by law, modify or amend any company benefit plan or (iv) terminate or cause the constructive termination of certain employees without the prior written consent of Diageo, which consent will not be unreasonably withheld or delayed;

•	merge or consolidate with any other person or acquire a material amount of stock or assets of any other person or sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

•	(i) amend, modify in any material respect or consent to the termination of any material contract or Chalone’s rights thereunder; (ii) enter into any material lease, contract or agreement with regard to real property; (iii) enter into any non-compete agreement or other material restriction of any of its businesses following the closing date; (iv) hire or enter into any agreement with any new employees or independent contractors who have an aggregate annual salary of more than $125,000; (v) cancel or terminate any insurance policy naming Chalone as a beneficiary or a loss payee; (vi) enter into any agreement, commitment, arrangement or plan with any Chalone officer or director or their associates or family members, or make any material payment or reimbursement to any such person, other than the payment of salaries to officers and employees made in the ordinary course consistent with past practice, pursuant to agreements in effect as of the date of the merger agreement, or to directors for service on the special committee; (vii) initiate any new product promotions, discounts or other material price changes, other than in the ordinary course and consistent with past practice; (viii) sell finished case goods in quantities that would result in a material increase in the level of such stock generally held by a specific wholesaler, distributor or retailer; (ix) except in the ordinary course, fail to use commercially reasonable efforts to (A) enforce our rights under any distributor contract, (B) encourage our distributors to (1) avoid out-of-stocks, (2) maintain inventories, (3) service retail accounts in the ordinary course of business consistent with industry practice, (4) refrain from switching retail account advertising programs except in the ordinary course of business, (5) ensure quality product at retail and work cooperatively with our field personnel o ensure execution of distribution policies and business plans in the ordinary course of business, (6) timely follow-up with customers in the ordinary course, (7) maintain wine-by-the-glass accounts and brand designations on menu and drink lists in the ordinary course of business and (8) maintain distribution of our products and refrain from switching brands except in the ordinary course; (x) fail to maintain insurance coverage at least as favorable as the coverage we currently have in place; or (xi) incur or commit to any capital expenditures in excess of one million dollars;

•	make or change any tax election, file any amended tax return, change any annual tax accounting period or method, enter into any closing agreement, settle any tax claim or assessment, surrender any right to any tax refund, offset or other reduction or give any waiver of the limitation periods with respect to any claim or assessment; or

•	agree or commit to do any of the foregoing.

No Solicitation Covenant

      The merger agreement contains restrictions on our ability to initiate, solicit, encourage or intentionally and knowingly facilitate enquiries or engage in discussions or negotiations with, furnish non-public information to, or enter into an agreement with, a third party with respect to a proposal to acquire all of, or any significant interest in, Chalone. Prior to receiving shareholder approval of the merger, the merger agreement entitled us to provide non-public information in response to, and engage in negotiations regarding, an unsolicited acquisition proposal from a third party if (i) after consultation with outside legal and financial advisors, such third party reasonably appeared to have, or have the ability to obtain, adequate funding to effect a proposal that would have been superior to the Diageo transaction, (ii) the third party entered into a confidentiality agreement, and (iii) our board of directors determined in good faith after considering advice from outside legal counsel and financial advisors that the failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law. However, because holders of a majority of the outstanding shares of our common stock as of the record date have already approved and adopted the merger agreement and approved the merger, we are no longer permitted under the merger agreement to discuss or negotiate acquisition proposals from third parties, whether or not solicited by Chalone.

      If, prior to shareholder approval and adoption of the merger agreement and approval of the merger, we had received a proposal that our board of directors determined in good faith was superior to the Diageo transaction, the merger agreement entitled our board of directors to, subject to the rights of Diageo set forth in the merger agreement, approve, or cause Chalone to enter into, an acquisition agreement with respect to such proposal, recommend such proposal to our shareholders, determine to withdraw, modify or refrain from making its recommendation of the Diageo transaction to our shareholders and terminate the merger agreement with Diageo. However, because holders of a majority of the outstanding shares of our common stock as of the record date have already approved and adopted the merger agreement and approved the merger, we are no longer permitted under the merger agreement to discuss or negotiate acquisition proposals from third parties.

      An “acquisition proposal” means, other than the transactions involving Diageo and/or Double Wines contemplated by the merger agreement, any third party indication of interest in:

•	any acquisition, direct or indirect, of 20% or more of the consolidated assets of Chalone and our subsidiaries or over 20% of any class of equity or voting securities of Chalone or any of our subsidiaries whose assets constitute more than 20% of Chalone’s consolidated assets;

•	any tender offer (including a self-tender offer) or exchange offer that would result in such third party’s beneficially owning 20% or more of any class of equity or voting securities of Chalone or any of our subsidiaries whose assets constitute more than 20% of Chalone’s consolidated assets; or

•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or other similar transaction involving Chalone or any of our subsidiaries whose assets constitute more than 20% of Chalone’s consolidated assets.

      A “superior proposal” means any bona fide written acquisition proposal for at least a majority of the outstanding shares of Chalone common stock on terms that a majority of the entire board of directors determines in good faith, after considering the advice of a financial advisor and its legal counsel, and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of Chalone’s shareholders than the merger agreement, are reasonably capable of being completed on the terms proposed and for which the board of directors has reasonably determined that adequate funding is available and that all government approvals required in connection herewith will be granted.

Employee Benefit Matters

      For a period of two years following the closing (or, if earlier, the last day of the calendar year following the year in which the closing occurs), Diageo will cause Chalone, as the surviving corporation, to maintain in effect employee benefit plans and arrangements which provide substantially equivalent employee benefits, in the aggregate, as provided by the existing Chalone company benefit plans (not taking into account any such plans which are equity based). Diageo is required to credit current employees of Chalone and its subsidiaries (to the extent such employees are so credited by Chalone) for service performed for purposes of eligibility and vesting, and determining severance, vacation and other paid time off entitlements, under the benefit plans of Diageo. Diageo will cause Chalone, as the surviving company, to assume and honor all written employment, severance and termination plans and agreements of Chalone employees provided to Diageo on or prior to the date of the merger agreement and all bonuses awarded for service in 2004.

Wine Club Benefits

      Holders of shares of Chalone common stock immediately prior to the consummation of the merger will be entitled for three months following the closing to enroll at no additional cost as members of a new wine club designed to be comparable to the existing wine club, and the shareholders will receive a one-time nontransferable wine credit of $1.00 per share.

      The wine credit can be used through the wine club to purchase wines at a 50% discount on all wine purchases up to an amount equal to $1.00 per share. The wine credit will remain valid for one year from the closing date. The wine credit is not transferable, and it is neither in cash nor is it redeemable for cash.

      In addition to the wine credit, subject to applicable law, the wine club membership will give members 15 years access to the following benefits:

•	The Annual Founders Celebration. An annual party for which Chalone will invite all wine club members to one of its wineries for an exclusive celebration.

•	VIP Tours. Wine club members will be able to participate in special VIP tours and tastings with special access at each of Chalone’s wineries.

•	Wine Club Discount. Chalone will give the wine club members special access to selections of its most exclusive wines and allocated bottlings. Wine club members will also receive discounted pricing on all these offerings. The special one-time wine credit can be used in connection with these discounted prices.

•	Special Allocations. Wine club members who purchase at least $500.00 per year (net of the wine credit) from the wine club selections will qualify for special allocations of Chalone’s most limited wines and unique sizes.

      The wine club will be subject to commercially reasonable rules, restrictions and modifications adopted by Chalone for all wine club members.

Indemnification and Insurance

      Subject to certain conditions, for six years after the completion of the merger, our current and former directors and officers will have the benefit of directors’ and officers’ liability insurance and fiduciary liability insurance and will continue to be indemnified and held harmless with respect to acts and omissions occurring at or prior to the closing to the fullest extent permitted by applicable law.

Timing of Closing

      The closing of the merger will take place as soon as possible after satisfaction or waiver (to the extent permitted under the merger agreement and applicable law) of all of the conditions set forth in the merger agreement, unless another time or date is agreed to in writing by Chalone and Diageo.

Conditions to the Consummation of the Merger

      The obligations of Chalone, Diageo and Double Wines to consummate the merger are subject to the satisfaction of the following conditions:

•	Chalone will have received the approval of the principal terms of the merger by the affirmative vote of a majority of the outstanding shares of Chalone common stock;

•	any applicable waiting period under the HSR Act will have expired or been terminated;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by a court or governmental authority will be in effect making the merger illegal or otherwise prohibiting consummation of the merger, and no governmental entity will have threatened to institute a proceeding that the parties to the merger agreement determine is likely to result in such an injunction or order; and

•	all required consents and approvals by government entities will have been obtained, which, if not obtained, could reasonably be expected to have a material adverse effect on Chalone.

      The obligations of Diageo and Double Wines to consummate the merger are subject to the satisfaction of the following conditions:

•	the representations and warranties of Chalone will be true and correct when made and on and as of the closing date (other than representations made as of a certain date which will be true and correct as of such date), deeming such representations and warranties to have been made without any qualifications as to materiality, except where the failures of such representations and warranties to be true and correct could not, in the aggregate, reasonably be expected to have a material adverse effect (as defined in the section entitled, “— Representations and Warranties” on page 48) on Chalone; and

•	Chalone will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the closing.

      The obligations of Chalone to consummate the merger are subject to the satisfaction of the following conditions:

•	the representations and warranties of Diageo and Double Wines will be true and correct when made and on and as of the closing date (other than representations made as of a certain date which will be true and correct as of such date), deeming such representations and warranties to have been made without any qualifications as to materiality, except where the failures of such representations and warranties to be true and correct could not, in the aggregate, reasonably be expected to have a material adverse effect (as defined in the section entitled, “— Representations and Warranties” on page 48) on Chalone; and

•	each of Diageo and Double Wines will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the closing.

Termination of the Merger Agreement

      The merger agreement may be terminated by mutual written consent of Diageo and Chalone. The merger agreement may also be terminated by either Diageo or Chalone if:

•	the merger has not been consummated on or before June 30, 2005; provided that neither Chalone nor Diageo may terminate the merger agreement for this reason if the failure to consummate the merger by such date is due to a breach by such party of a provision of the merger agreement; or

•	any order, decree or ruling of any governmental entity permanently restraining, enjoining or prohibiting Chalone or Diageo from consummating the merger is entered and such order, decree or ruling has become final and nonappealable.

      The merger agreement may be unilaterally terminated by Diageo if Chalone breaches any covenant or agreement or any representation or warranty, the result of which is reasonably expected to have a material adverse effect on Chalone and which cannot be cured prior to June 30, 2005. We may unilaterally terminate the merger agreement if Diageo breaches any covenant or agreement or any representation or warranty, the result of which is reasonably expected to have a material adverse effect on Chalone and which cannot be cured by June 30, 2005.

      Additionally, Diageo was entitled to unilaterally terminate the merger agreement if at any time prior to our shareholders’ approval of the merger agreement, our board of directors: (i) withdrew or materially and adversely modified its recommendation of the merger agreement or the merger, or failed to reconfirm such recommendation if requested by Diageo within 10 days following such request; (ii) recommended any acquisition proposal other than the merger agreement; or (iii) recommended that Chalone’s shareholders tender their shares in a tender offer that would result in any person (other than Diageo) becoming a beneficial owner of 50% or more of the outstanding shares of Chalone common stock or failed to recommend against or takes a neutral position to such a tender offer. However, because holders of a majority of the outstanding shares of our common stock as of the record date have already approved and adopted the merger agreement and approved the merger, Diageo no longer has the right to terminate the merger agreement for this reason.

      Similarly, we were entitled to unilaterally terminate the merger agreement if permitted by, and in compliance with the no solicitation provision in the merger agreement. However, because holders of a majority of the outstanding shares of our common stock as of the record date have already approved and adopted the merger agreement and approved the merger, we no longer have the right to terminate the merger agreement for this reason.

Termination Fee and Rothschild Termination Fee Reimbursement

      We have agreed to pay to Diageo a termination fee of $7,800,000 if (A) either party terminates the merger agreement because the merger has not been consummated by June 30, 2005 or Diageo terminates the merger agreement because Chalone breaches any covenant or agreement or any representation or warranty, the result of which is reasonably expected to have a material adverse effect on Chalone and which cannot be cured prior to June 30, 2005, (B) at any time after December 18, 2004 and before such termination an acquisition proposal has been publicly announced or otherwise communicated, directly or indirectly, to Chalone or the board of directors, (C) following the occurrence of the announcement or communication of such acquisition proposal, Chalone has intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in the merger agreement such that a terminating company breach shall have occurred and (D) within twelve (12) months after the date of such termination, we (x) enter into any definitive agreement with respect to any acquisition proposal or (y) consummate any acquisition proposal. (For purposes of the termination fee, references to 20% in the definition of acquisition proposal are deemed to be 35%.)

      In addition to the termination fee described above, if we terminate the merger agreement under the circumstances outlined above, we will be required to reimburse or cause to be reimbursed to Diageo a cash amount of $2,475,000, representing the amount paid by Diageo to DBR on our behalf in accordance with the DBR merger agreement, plus interest thereon at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date of the merger agreement until the date of reimbursement.

Fees and Expenses

      Each party has agreed to pay its own expenses except (i) if the merger is consummated, the surviving corporation will pay all property or transfer taxes imposed on Chalone or its subsidiaries and all real property transfer taxes imposed on any Chalone shareholder and (ii) Chalone and Diageo will split expenses incurred in connection with the printing, filing and mailing of this information statement (provided that for certain terminations Chalone or Diageo would be required to pay all of these expenses).

Additional Covenants

      The merger agreement provides a number of additional covenants of the parties, including, but not limited to, those described below:

      Each of Chalone and Diageo will confer on a regular and frequent basis with the other, report to the other on operational matters and promptly advise the other orally and in writing of any changes that might affect the representations and warranties, covenants, conditions or agreements in the merger agreement or the ability of a party to consummate the merger in a timely manner.

      Chalone and Diageo have agreed to file all reports required to be filed by each of them with the SEC (and all other governmental entities) between December 18, 2004 and the effective time of the merger and will (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly as they are filed.

      Subject to applicable laws relating to the exchange of information, each of Chalone and Diageo will have the right to review upon request, and to the extent practicable each will consult with the other with respect to, all the information relating to the other party and each of their respective subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement.

      Chalone and Diageo have agreed, to the extent practicable, to consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party has agreed to keep the other apprised of the status of matters relating to completion of the such transactions.

      Chalone and Diageo have agreed to cooperate with each other and use commercially reasonable efforts to make necessary filings and to take reasonable steps to obtain consents and other approvals necessary for the merger from any third parties or governmental authorities.

Amendment and Waiver

      Any provisions of the merger agreement may be amended by us, Diageo and Double Wines, by action taken or authorized by their respective boards of directors, at any time, provided that no amendment may be made which by law or in accordance with the rules of Nasdaq requires further approval by our shareholders without first obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of us, Diageo and Double Wines.

      At any time prior to the effective time, we, Diageo and Double Wines, by action taken or authorized by our respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement by us, Diageo and Double Wines to any such extension or waiver will be valid only if set forth in a signed written instrument.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The table below gives certain information as of December 31, 2004 regarding the beneficial ownership of our common stock by the following persons:

•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of Chalone common stock;

•	our chief executive officer;

•	our four most highly compensated executive officers (other than our chief executive officer) who served as executive officers at December 31, 2004;

•	each director; and

•	all of our executive officers and directors as a group;

      Except as otherwise noted, the address for the persons named below is: c/o The Chalone Wine Group, Ltd., 621 Airpark Road, Napa, California 94558, and their telephone number there is (707) 254-4200.

	Number of
Beneficial Owner	Shares Owned(1)	Percent

Les Domaines Barons de Rothschild (Lafite)(2)	6,589,466	48.9%
33, rue de la Baume
75008 Paris, France
Telephone +33(1) 53-89-78-00
The Hojel Family(3)	2,562,608	19.0%
c/o Phillip Plant
Herndon Plant Oakley, Ltd.
One Shoreline Plaza
Suite 2200, North Tower
Corpus Christi, TX 78401-3700
Thomas B. Selfridge(4)	371,406	2.7%
Christophe Salin(5)	196,504	1.4%
Robert B. Farver(6)	155,983	1.1%
C. Richard Kramlich(7)	94,584	*
Shawn Conroy Blom(8)	76,078	*
Mark A. Hojel(9)	57,857	*
Phillip M. Plant(10)	43,697	*
James H. Niven(11)	39,747	*
Alan Scott Drage(12)	28,418	*
Marcel Gani(13)	15,100	*
John Diefenbach(14)	8,600	*
All executive officers and directors as a group (14 persons)	1,087,973	7.5%

*	Less than 1.0%.

(1)	Except as otherwise noted, all shareholding information is reported as of December 31, 2004. Shares of common stock subject to stock options exercisable within 60 days from December 31, 2004 are deemed outstanding for computing the percentage of the class of securities owned by the person or group holding such securities.

(2)	Excludes the personal holdings of Mr. Salin set forth below.

(3)	Includes the following: 2,496,113 shares owned by SFI Intermediate Ltd. and 66,495 shares owned by HC Holding Company, Ltd. SFI Intermediate Ltd. is a Texas limited partnership of which GHA 1 Holdings, Inc. is the general partner. Mrs. Phyllis S. Hojel, mother of Mr. Hojel, is the sole shareholder and director of GHA 1 Holdings, Inc. Mrs. Hojel, GHA 1 Holdings, Inc., and SFI Intermediate Ltd.

share voting power and the power to dispose or direct the disposition of such shares. Excludes the personal holdings of Mr. Hojel set forth elsewhere herein.

(4)	Includes 368,500 shares issuable to Mr. Selfridge on exercise of options that are vested or will vest within the next 60 days.

(5)	Includes of 191,017 shares issuable on exercise of options that are vested or will vest within the next 60 days. Excludes shares held and acquirable by DBR, of which Mr. Salin is President, which holdings are set forth separately above and as to which Mr. Salin disclaims beneficial ownership.

(6)	Includes 40 shares held by various family members as to which Mr. Farver may have shared voting power. Includes 143,468 shares issuable to Mr. Farver on exercise of options which are vested or will vest within the next 60 days.

(7)	Includes 47,117 shares issuable to Mr. Kramlich on exercise of options that are vested or will vest within the next 60 days.

(8)	Consists of 75,000 shares issuable to Ms. Blom on exercise of options that are vested or will vest within the next 60 days.

(9)	Includes 52,557 shares issuable to Mr. Hojel on exercise of options that are vested or will vest within the next 60 days. Excludes shares held and acquirable by the Hojel family as set forth above, as to which Mr. Hojel disclaims beneficial ownership.

(10)	Includes 300 shares owned by Mr. Plant’s family members as to which Mr. Plant disclaims beneficial ownership. Includes 39,347 shares issuable to Mr. Plant on the exercise of options that are vested or will vest within the next 60 days.

(11)	Consists of 38,367 shares issuable on exercise of options that are vested or will vest within the next 60 days. Excludes 10,000 shares held by Paragon Vineyard Co., Inc., of which Mr. Niven is President, as to which Mr. Niven disclaims beneficial ownership.

(12)	Includes 28,000 shares issuable to Mr. Drage on exercise of options that are vested or will vest within the next 60 days.

(13)	Includes 15,100 shares issuable to Mr. Gani on exercise of options that are vested or will vest within the next 60 days.

(14)	Includes 8,600 shares issuable to Mr. Diefenbach on exercise of options that are vested or will vest within the next 60 days.

WHERE YOU CAN FIND MORE INFORMATION

      Chalone files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Chalone files with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

      You should rely only on the information contained in this information statement. We have not authorized anyone to provide you with information that is different from what is contained in this information statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This information statement is dated January 17, 2005. You should not assume that the information contained in this information statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this information statement to our shareholders does not create any implication to the contrary.

By Order of the Board of Directors,

Christophe Salin
Chairman of the Board

Napa, California

January 17, 2005

ANNEX A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DIAGEO NORTH AMERICA, INC.,

DOUBLE WINES, INC.

AND

THE CHALONE WINE GROUP, LTD.

DATED AS OF DECEMBER 18, 2004

A-i

A-ii

GLOSSARY OF DEFINED TERMS

Location of
Definition	Defined Term

Acquisition Agreement	4.4(a)
Acquisition Proposal	7.10(a)
Agreement	Preamble
Agreement of Merger	1.3
Board of Directors	7.10(b)
Business Day	7.10(c)
Certificates	1.9(b)
CGCL	Recitals
Closing	1.2
Closing Date	1.2
Code	2.1(h)
Company	Preamble
Company Benefit Plans	2.1(m)(i)
Company Common Stock	Recitals
Company Disclosure Schedule	2.1
Company Intellectual Property Rights	2.1(o)
Company Material Contracts	2.1(l)
Company Permits	2.1(f)
Company Recommendation	4.1(c)
Company Representatives	7.10(d)
Company SEC Reports	2.1(d)(i)
Company Shareholders Meeting	4.1(b)
Company Stock Option Plan	7.10(e)
Company Subsidiaries	2.1(a)
Company Voting Debt	2.1(b)(iii)
Confidentiality Agreement	4.2
Effect	7.10(i)
Effective Time	1.3
Environmental Laws	7.10(f)
ERISA	2.1(m)(i)
ESPP	1.12
ESPP Termination Date	1.12
Exchange Act	2.1(c)(iv)
Exchange Agent	1.9(a)
Expenses	4.6
GAAP	2.1(d)(i)
Governmental Entity	2.1(c)(iv)
HSR Act	2.1(c)(iv)
Indemnified Party	4.7
Intellectual Property	7.10(g)
Knowledge	7.10(h)
Liens	2.1(b)(ii)

A-iii

Location of
Definition	Defined Term

Material Adverse Effect	7.10(i)
Merger	Recitals
Merger Consideration	1.8(d)
Merger Sub	Preamble
Nasdaq	2.1(c)(iv)
Notice of Superior Proposal	4.4(b)
Option Merger Consideration	1.10(b)
Options	1.10
Organizational Documents	7.10(j)
Outside Date	6.1(b)
Parent	Preamble
Parent Proposal	Recitals
Permitted Liens	7.10(k)
Person	7.10(l)
Proxy Statement	2.1(e)
Registered	7.10(m)
Related Party	2.1(i)
Required Regulatory Approvals	5.1(d)
Rothschild	Recitals
Rothschild Agreement	Recitals
Rothschild Termination Fee	6.2(c)
SEC	2.1(d)(i)
Securities Act	2.1(c)(iv)
Shareholder Approval	4.4(a)
SOXA	2.1(d)(iii)
Special Committee	2.1(i)
Subsidiary	7.10(n)
Superior Proposal	7.10(o)
Surviving Corporation	1.1
Tax	7.10(p)
Taxes	7.10(p)
Tax Return	7.10(p)
Terminating Company Breach	6.1(f)
Terminating Parent Breach	6.1(g)
Termination Fee	6.2(b)
the other party	7.10(q)
Third Party	7.10(r)
Triple Wines	Recitals
Violation	2.1(c)(iii)

A-iv

      This AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2004 (this “Agreement”), by and among Diageo North America, Inc., a Connecticut corporation (“Parent”), Double Wines, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Chalone Wine Group, Ltd., a California corporation (the “Company”).

WITNESSETH:

      WHEREAS, the Company entered into the Agreement and Plan of Merger, dated as of October 30, 2004 (the “Rothschild Agreement”), among Domaines Barons de Rothschild (Lafite) (“Rothschild”), Triple Wines, Inc. (“Triple Wines”) and the Company, pursuant to which the Company, Rothschild and Triple Wines agreed to enter into a transaction whereby each issued and outstanding share of common stock, no par value per share, of the Company (“Company Common Stock”), other than shares owned directly or indirectly by Rothschild or by the Company, would be converted into the right to receive $11.75 in cash;

      WHEREAS, after the execution of the Rothschild Agreement, Parent made a bona fide written proposal (the “Parent Proposal”) to the Board of Directors of the Company to effect a merger, indirectly, whereby each issued and outstanding share of Company Common Stock, other than shares owned directly or indirectly by the Company or its subsidiaries, would convert into the right to receive $14.25 in cash;

      WHEREAS, the Board of Directors of the Company has determined that the Parent Proposal is a “Superior Proposal” (as defined in the Rothschild Agreement);

      WHEREAS, pursuant to and in accordance with Section 4.4(b) of the Rothschild Agreement, on December 12, 2004 the Company gave notice to Rothschild of the Company’s receipt of the Parent Proposal and Rothschild did not propose adjustments to the terms and conditions of the Rothschild Agreement in accordance with Section 4.4(b) of the Rothschild Agreement to cause the Parent Proposal to no longer be a Superior Proposal;

      WHEREAS, the Company has terminated the Rothschild Agreement as of December 18, 2004 pursuant to Section 6.1(d) thereof;

      WHEREAS, upon the terms of and subject to the conditions of this Agreement, the Company, Parent and Merger Sub will enter into a transaction to effect the Parent Proposal;

      WHEREAS, at a meeting duly called and held, and acting with full disclosure of the material facts as to the Merger and after duly inquiring as to the interest of certain of the Company’s directors in the Merger and the transactions contemplated by this Agreement, the Board of Directors (with certain members abstaining) has (i) determined in good faith that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company’s shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of the California General Corporation Law (“CGCL”), and (iii) subject to the provisions of Sections 4.1 and 4.4(b), resolved to recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company;

      WHEREAS, in order to effectuate the foregoing, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the CGCL, will merge with and into the Company (the “Merger”); and

      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

      1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) in accordance with the CGCL.

      1.2     Closing. The closing of the Merger (the “Closing”) will take place as soon as practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article V (the “Closing Date”), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, CA 94111, unless another place is agreed to in writing by the parties hereto.

      1.3     Effective Time. Upon the Closing, the parties shall file with the Secretary of State of the State of California an agreement of merger or other appropriate documents (in any such case, the “Agreement of Merger”) executed in accordance with the relevant provisions of the CGCL and shall make all other filings, recordings or publications required under the CGCL in connection with the Merger. The Merger shall become effective at such time as the Agreement of Merger is duly filed with the Secretary of State of the State of California, or at such other time as the parties may agree and specify in the Agreement of Merger (the time the Merger becomes effective being the “Effective Time”).

      1.4     Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in Section 1107 of the CGCL.

      1.5     Articles of Incorporation. The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Company until thereafter changed or amended as provided therein or by applicable law.

      1.6     Bylaws. The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Company until thereafter changed or amended as provided therein or by applicable law.

      1.7     Officers and Directors of Surviving Corporation. The officers of the Company shall be the officers of the Surviving Corporation, and the directors of Merger Sub shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director, as applicable, or until their respective successors are duly elected and qualified, as the case may be.

      1.8     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

(c) Conversion of Stock Held by Company Subsidiaries. Each share of Company Common Stock that is owned by a wholly-owned Subsidiary of the Company shall be converted into Surviving Corporation stock of equivalent value.

(d) Conversion of Company Common Stock. Subject to Section 1.9(i), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 1.8(b) and those converted in accordance with Section 1.8(c)) shall be converted into the right to receive $14.25 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificates, the Merger Consideration.

      1.9     Surrender and Payment.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration. Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent (i) the Merger Consideration to be paid in respect of the shares of Company Common Stock and (ii) Option Merger Consideration to be paid with respect to the Company’s outstanding Options as provided for in Section 1.10. For purposes of determining the Merger Consideration to be made available, Parent shall assume that no holder of shares of Company Common Stock will perfect its right to appraisal of such shares.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger (but in any event within three Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, other than shares to be canceled and retired in accordance with Section 1.8(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (which Parent shall cause the Exchange Agent to pay promptly), and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to paid to a Person other than the registered holder of the shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

(d) Unclaimed Funds. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.9(a) that remains unclaimed by holders of the Certificates for one year after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Investment of Funds. The Exchange Agent shall invest any Merger Consideration made available to the Exchange Agent pursuant to Section 1.9(a), as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate to which such person is entitled pursuant hereto.

(h) Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.9(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(i) Dissenting Shares. Notwithstanding Section 1.8, shares of Company Common Stock, outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the CGCL, shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, and subject to Section 1308 of the CGCL, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as may be required by applicable law, make any payment with respect to, or settle or offer to settle, any such demands.

      1.10     Options; Stock Option Plans. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any option to purchase shares of Company Common Stock under the Company Stock Option Plan, whether vested or not vested (each, an “Option” and collectively, the “Options”), or any other Person, except as expressly provided herein:

(a) each Option outstanding immediately prior to the Effective Time with an exercise price per share equal to or greater than the Merger Consideration shall be canceled and the holder thereof shall have no right to receive any consideration therefor; and

(b) each Option outstanding three (3) Business Days prior to the Effective Time with an exercise price per share less than the Merger Consideration shall become fully vested and exercisable as of the third Business Day prior to the Effective Time and, if remaining outstanding as of the Effective Time, shall be canceled immediately prior to the Effective Time in exchange for the right to receive a payment in cash, without interest, equal to the product (such product, the “Option Merger Consideration”) of (i) the excess of (x) the Merger Consideration over (y) the exercise price per share under such Option multiplied by (ii) the number of shares of Company Common Stock underlying each such Option, which cash payment shall be reduced by any applicable withholding taxes. As soon as reasonably practicable after the Effective Time of the Merger (but in any event within three Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of an Option entitled to receive Option Merger Consideration (i) a letter of transmittal in form and with such provisions which Parent may reasonably request and (ii) instructions for use in effecting the surrender of the Options in exchange for the Option Merger Consideration. As soon as reasonably practicable following the Effective Time, but in no event more than ten (10) Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of an Option entitled to receive Option Merger Consideration, who properly completed and returned to the Exchange Agent a letter of transmittal previously sent to such holder by the Exchange Agent, the applicable Option Merger Consideration. As of the Effective Time, the Company Stock Option Plan shall be terminated and no further Options shall be granted thereunder.

(c) In connection with the execution and delivery of this Agreement, the Company has received the consent of each Option holder identified on Schedule 1.10(c)(i) in substantially the same form as the form of consent set forth in Schedule 1.10(c)(ii).

(d) Prior to the Effective Time, the Company shall take, and shall cause to be taken, commercially reasonable actions to effect the cancellation of all unexercised Options, including, without limitation, properly delivering to each holder of an Option any notice(s) that may be required under the Company Stock Option Plan and soliciting the consent of each holder of an Option issued under the Company’s 1997 Stock Option Plan in substantially the form set forth on Schedule 1.10(c)(ii). Ten (10) Business Days prior to the Closing Date, the Company shall provide Parent with a list containing the name of any holder of an Option issued under the Company’s 1997 Stock Option Plan who has not signed and delivered the consent referred to in the immediately preceding sentence.

      1.11     Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of an Option, as the case may be, in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

      1.12     Employee Stock Purchase Plan. The Company shall take all actions necessary to provide that the Company’s 2003 Employee Stock Purchase Plan (the “ESPP”) shall terminate on the close of business on the last Business Day immediately prior to the Effective Time (the “ESPP Termination Date”), all participants’ rights under the ongoing offering shall terminate upon such ESPP Termination Date, and all accumulated payroll deductions allocated to each participant’s account under the ESPP shall thereupon be used to purchase from the Company whole shares of Company Common Stock at a price determined under the terms of the ESPP immediately prior to the ESPP Termination Date, subject to the terms and conditions of the ESPP. The Company shall give participants in the ESPP at least 10 days’ notice of such ESPP Termination Date in accordance with the ESPP. At the Effective Time, any Company Common Stock so purchased will be treated as provided in Section 1.8 of this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

      2.1     Representations and Warranties of the Company. Except as set forth in the disclosure schedules delivered by the Company to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedule”), each of which exceptions, in order to be applicable to any particular representation or warranty, shall specifically indicate the Section, or subsection, of this Section 2.1 to which it relates (except to the extent that the applicability of such exception to such Section or subsection is otherwise readily apparent), or as set forth in the Company SEC Reports (as defined below), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Power. Each of the Company and each of its Subsidiaries (the “Company Subsidiaries”) has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. The copies of the Organizational Documents of the Company and the Company Subsidiaries which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.

(i) As of the date of this Agreement, the authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, of which 13,483,011 shares are issued and outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. No class of Company capital stock is entitled to preemptive rights. None of the issued and outstanding shares of Company Common Stock have been issued in violation of any preemptive rights of current or past holders of any class of Company capital stock or are subject to any preemptive rights of current or past Company shareholders granted by the Company. As of the date of this Agreement, there are no outstanding options, stock appreciation rights, phantom equity, warrants, indebtedness convertible into capital stock or other rights to acquire capital stock from the Company other than (i) Options representing in the aggregate the right to purchase 1,350,202 shares of Company Common Stock under the Company Stock Option Plan and (ii) up to 50,000 shares of Company Common Stock available under the ESPP. The Company Disclosure Schedule sets forth the name of each person holding outstanding Options, the number of shares which may be purchased upon exercise of such Options, the expiration date of such Options as of the date of this Agreement and the exercise price per Share of such Options.

(ii) All of the issued and outstanding shares of capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party (“Liens”). Except for the capital stock of the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

(iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders may vote (“Company Voting Debt”) are issued or outstanding.

(iv) Other than the Options and the ESPP, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

(c) Authority; No Conflicts.

(i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the approval of this Agreement and the principal terms of the Merger by the shareholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) At a meeting duly called and held, and with full disclosure of the material facts as to the Merger and after having inquired as to the interest of certain of the Company’s directors in the Merger and the transactions contemplated by this Agreement, the Board of Directors (with certain members abstaining) has (1) determined, in what the Board of Directors believes to be good faith, that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company’s shareholders, (2) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of the CGCL, and (3) subject to the provisions of Section 4.1 and 4.4(b), resolved to recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company.

(iii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to: (A) any provision of the Organizational Documents of the Company or the Company Subsidiaries, (B) except as could not reasonably be expected to have a Material Adverse Effect on the Company, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Company Subsidiaries or their respective properties or assets or (C) except as could not reasonably be expected to have a Material Adverse Effect on the Company and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (v) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license applicable to the Company, the Company Subsidiaries or their respective properties or assets.

(iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof (a “Governmental Entity”) is required by or with respect to the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the Securities Act of 1933, as amended (the “Securities Act”), (C) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (D) the CGCL with respect to the filing and recordation of appropriate merger or other documents, (E) rules and regulations of the Nasdaq National Market (“Nasdaq”), and (F) antitrust or other competition laws of other jurisdictions, and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) Reports and Financial Statements.

(i) The Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (collectively, including all exhibits thereto, the “Company SEC Reports”). None of the Company

SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports was prepared from, and is in accordance with, the books and records of the Company and fairly presents in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (or as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2003, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto which, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of all documents governing all material “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of the Company or any of its Subsidiaries.

(iii) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002 (“SOXA”). The Company’s “disclosure controls and procedures” are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and its consolidated Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required by Section 302 of SOXA with respect to such reports.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement related to the meeting of the Company’s shareholders to be held in connection with the Merger and the transactions contemplated by this Agreement (the “Proxy Statement”), and any amendments or supplements thereto will, on the date the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 2.1(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Information Statement, as applicable, based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

(f) Compliance with Applicable Laws; Regulatory Matters. The Company and the Company Subsidiaries hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of their businesses, taken as a whole (the “Company Permits”). The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. The businesses of the Company and the Company Subsidiaries are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, other than investigations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

(g) Litigation. There is no litigation, arbitration, claim, suit, action, audit, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or affecting (i) the Company or any Company Subsidiary or (ii) any present or, to the Knowledge of the Company, former officer, director or employee of the Company or any Company Subsidiary, in their capacity as a present or former officer, director or employee of the Company or any Company Subsidiary or otherwise such that the Company or any Company Subsidiary may be liable (whether by virtue of indemnification or otherwise), which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary or by which any property, asset or operation of the Company or any Company Subsidiary is bound or affected, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

(h) Taxes. (i) The Company and the Company Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and the Company Subsidiaries have paid all Taxes that are due (whether or not shown on any Tax Return) or that the Company or any Company Subsidiary is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established under GAAP or for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company; (iii) whether pending or threatened in writing, there are no audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or the Company Subsidiaries which, if determined adversely to the Company or the Company Subsidiaries, could reasonably be expected to have a Material Adverse Effect on the Company; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or the Company Subsidiaries which, if such deficiencies or claims were finally resolved against the Company or the Company Subsidiaries, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; (v) there are no Liens for Taxes upon the assets of the Company or the Company Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established under GAAP; (vi) neither of the Company nor any Company Subsidiary has made an election under former Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”); and (vii) neither the Company nor any of the Company Subsidiaries is insolvent within the meaning of Treas. Reg. Section 1.1502-19(b)(4).

(i) Absence of Certain Changes or Events. Since December 31, 2003, (A) each of the Company and the Company Subsidiaries has conducted its business in the ordinary course and has not incurred any material liability, except in the ordinary course of their respective businesses; and (B) there has not been (i) any change in the business, financial condition or results of operations of the Company or the

Company Subsidiaries that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company, (ii) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, (iii) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, (iv) any material change in practices relating to pricing or royalties set or charged by the Company to its customers or licensees except changes in the ordinary course of business to pricing or royalties charged to an individual customer or licensee, or any notification made to the Company of a material change in pricing or royalties set or charged by licensors to the Company, (v) any agreement, commitment, arrangement or plan entered into by the Company with (A) any director or officer of the Company or (B) any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any director or officer of the Company (each such Person described in clauses (A) or (B) above, a “Related Party”), or (vi) any material payment, reimbursement, refund or other fund transfer by the Company to any Related Party, other than the payment of salaries to officers made in the ordinary course of business consistent with past practice pursuant to agreements in place on the date hereof which have been provided to Parent or payment to directors for service on the special committee of the Board of Directors composed entirely of independent directors established for the purpose of considering a transaction under the Rothschild Agreement (the “Special Committee”). Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of the Company Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of the Company Subsidiaries.

(j) Inventory. All of the bulk wine, packaging materials (including but not limited to labels) and finished goods inventory relating to products produced, manufactured, marketed, promoted, sold or distributed by the Company and its affiliates has been produced and packaged in all material respects in accordance with all applicable laws, regulations and orders. All of the Company’s and the Company Subsidiaries’ vehicles, machinery and equipment necessary for the operation of their businesses have been maintained in the ordinary course of business and are in operable condition (normal wear and tear excepted), except as could not be reasonably expected to have a Material Adverse Effect on the Company.

(k) Real Property. Each of the Company and the Company Subsidiaries has good and valid title to the real property owned by it, and valid and subsisting leasehold estates in the real property leased by it, in each case subject to no material lien or encumbrance, except Permitted Liens.

(l) Certain Agreements. All contracts listed as an exhibit to the Company’s Annual Report on Form 10-K under the rules and regulations of the SEC relating to the business of the Company and the Company Subsidiaries (the “Company Material Contracts”) are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or as could not otherwise reasonably be expected to have a Material Adverse Effect on the Company, and neither the Company nor any Company Subsidiary has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such Company Material Contract, except for defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, no counterparty to any such Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default or other breach under the provisions of, any such Company Material Contract, except for defaults or breaches which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

(m) Employee Benefit Plans; Labor Matters.

(i) With respect to each employee benefit plan, program, arrangement or contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract) to which the Company or any Company Subsidiary is a party, which is maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary could incur material liability under Section 4069, 4201 or 4212(c) of ERISA (the “Company Benefit Plans”), the Company has made available to Parent a true and complete copy of each such Company Benefit Plan. The Company Benefit Plans are listed on Schedule 2.1(m)(i). For the avoidance of doubt, Company Benefit Plans include plans covering former employees and present and former directors of the Company or any Company Subsidiary.

(ii) Each of the Company Benefit Plans that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter that could reasonably be expected to have a Material Adverse Effect on the Company.

(iii) With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Company Subsidiary could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

(iv) Neither of the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or the Company Subsidiaries. There is no pending labor dispute, strike or work stoppage against the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage could not reasonably be expected to have a Material Adverse Effect on the Company. There is no pending charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint could not reasonably be expected to have a Material Adverse Effect on the Company.

(v) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Benefit Plans. Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Company Benefit Plan or collective bargaining agreement.

(vi) There has been no amendment to, announcement by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(vii) No consent of the holders of Options is required to cancel any Options under the Company’s 1988 Non-Discretionary Stock Option Plan or the 1987 Stock Option Plan.

(n) Environmental Compliance and Conditions. The Company and the Company Subsidiaries have all permits, licenses and other authorizations required under Environmental Laws, except where the failure to hold such licenses, permits and authorizations could not reasonably be expected to have a Material Adverse Effect. The Company and each of the Company Subsidiaries are in compliance with all terms and conditions of any and all such required permits, licenses, and authorizations and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements and obligations contained in any applicable Environmental Law, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect:

(i) No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to or arising out of any Environmental Law; and

(ii) there are no liabilities of or relating to the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and to the Knowledge of the Company, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

For purposes of this Section, the terms “Company” and “Company Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

(o) Intellectual Property. The Company and the Company Subsidiaries own or license under valid and subsisting licenses all Intellectual Property which is necessary or required for the operation of their businesses as currently conducted (the “Company Intellectual Property Rights”). Schedule 2.1(o) sets forth a true and complete list of all Registered Company Intellectual Property Rights (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software). None of the Company Intellectual Property Rights owned or, to the Knowledge of the Company, licensed by or to the Company and the Company Subsidiaries have been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all Intellectual Property owned by the Company, excluding any pending applications for Intellectual Property, is valid and enforceable. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish in any material respect any of the Company’s or the Company Subsidiaries’ rights in and to the Company Intellectual Property Rights. Except as set forth in Schedule 2.1(o), and except for any infringements or misappropriations as could not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any Company Subsidiary has received any notice or claim that it is, and to the Knowledge of the Company, neither the Company nor any Company Subsidiary is, infringing or misappropriating the Intellectual Property of any Person and the Company has no Knowledge of any infringement by any Person of any Intellectual Property owned by the Company or the Company Subsidiaries and there is no litigation or proceeding (before the PTO or otherwise) with respect to the Company’s Intellectual Property to which the Company or any Company Subsidiary is a party.

(p) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except Thomas Weisel Partners LLC. The Company has provided to Parent a true and correct copy of all engagement letters relating to arrangements with Thomas Weisel Partners LLC.

(q) State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute is applicable to the Merger.

(r) Insurance. All material insurance coverages of the Company and the Company Subsidiaries are listed in Schedule 2.1(r). Such coverage, or substantially similar coverage, has been in force without interruption throughout the ten-year period preceding the date hereof.

(s) Distribution, Sales and Marketing Agreements. The Company has made available to Parent copies of all written agreements, contracts, licenses and other commitments with distributors or brokers. Schedule 2.1(s) sets forth reasonably accurate descriptions of certain terms (as described on such Schedule) of any oral agreements, contracts, licenses and other commitments of the Company or the Company Subsidiaries with distributors or brokers with respect to the states and distributors or brokers listed therein.

(t) Grape Purchase Agreements. Schedule 2.1(t) sets forth a reasonably complete and accurate list of all vineyards for which the Company and/or the Company Subsidiaries have written or oral agreements to purchase grapes and the approximate tons of grapes that the Company and/or the Company Subsidiaries (i) purchased from such vineyards in calendar year 2004 and (ii) reasonably expect to purchase from such vineyards in calendar year 2005.

      2.2     Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

(a) Organization, Standing and Power. Parent has been duly organized and is validly existing under the laws of its jurisdiction of organization. Parent is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure so to qualify could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

(b) Authority; No Conflicts.

(i) Parent has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of Parent or (B) except as could not reasonably be expected to have a Material Adverse Effect on Parent and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (A) the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clause (x) of Section 2.1(c)(iv) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Parent or impair or delay the ability of Parent to consummate the transactions contemplated hereby.

(c) Information Supplied.

(i) None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing provisions of this Section 2.2(c), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

(d) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, except UBS Investment Bank.

(e) Financing. Merger Sub will have, prior to the Effective Time, sufficient funds to pay all Merger Consideration and to consummate the transactions contemplated by this Agreement.

      2.3     Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization and Corporate Power. Merger Sub is a wholly owned Subsidiary of Parent and a corporation duly incorporated, validly existing and in good standing under the laws of California. The copies of the Organizational Documents of Merger Sub which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in affect on the date of this Agreement.

(b) Corporate Authorization. Merger Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the Organizational Documents of Merger Sub.

(d) No Business Activities. Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE III.

COVENANTS RELATING TO CONDUCT OF BUSINESS

      3.1     Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement, including Section 3.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld with respect to matters set forth in Sections 3.1(h)(i), (ii), (iii) and (v)):

(a) Ordinary Course. The Company and the Company Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects and in compliance in all material respects with all applicable laws and regulations, pay their debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and shall use reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain their properties in good operating condition, (iii) keep available the services of their present officers, employees and independent contractors and (iv) preserve their relationships with customers, suppliers and others having business dealings with them. In addition, during such period, the Company shall manage its working capital in the ordinary course of business, consistent with past business practices or as otherwise mutually determined by Parent and the Company. However, no action by the Company or any Company Subsidiary with respect to matters specifically addressed by any other provision of this Section 3.1 shall be deemed a breach of this Section 3.1(a) unless such action would constitute a breach of one or more of such other provisions.

(b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit the Company Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than as provided for by this Agreement, and other than the “wine dividend” paid consistent with the Company’s wine dividend program in place as of the date of this Agreement, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities. The Company shall not and shall cause the Company Subsidiaries not to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock upon the exercise of Options outstanding on the date hereof in accordance with the terms of the Company Stock Option Plan as in effect on the date of this Agreement and (ii) the issuance of Company Common Stock pursuant to the ESPP.

(d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of Nasdaq, the Company and the Company Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

(e) Indebtedness; Payment of Creditors. The Company shall not, and shall not permit the Company Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of other Persons other than indebtedness of the Company or any Company Subsidiary to the Company or any Company Subsidiary and other than in the ordinary course of business, (ii) fail to pay any creditor any material amount owed to such creditor when due unless disputed in good faith by appropriate proceedings consistent with past practice, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary or (iv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the case of clauses (iii) and (iv), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

(f) Benefit Plans. The Company shall not, and shall not permit the Company Subsidiaries to (i) increase the compensation payable or to become payable to any of its executive officers or employees,

(ii) take any action with respect to the grant or payment of any severance or termination or bonus or other incentive arrangement (other than pursuant to those Company Benefit Plans), other than, with respect to (i) and (ii) above, any such increases, grants or payments made to persons who are not executive officers in the ordinary course of business and in accordance with past practice, (iii) except as required by law, modify or amend any Company Benefit Plan or (iv) terminate or cause the constructive termination of any employee identified on Schedule 3.1(f) without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

(g) Fundamental Transactions. Except as otherwise permitted by this Agreement, the Company shall not, and shall not permit the Company Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person or sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business consistent with past practice.

(h) Agreements and Commitments; Related Party Transactions. The Company shall not, and shall not permit the Company Subsidiaries to (i) amend or modify in any material respect or consent to the termination of any material contract or the Company’s or the Company Subsidiaries’ rights thereunder; (ii) enter into any material lease, contract or agreement with regard to real property; (iii) enter into any non-compete agreement or other material restriction on any of its businesses following the Closing Date; (iv) hire, employ, contract or enter into any agreement with new employees or independent contractors, which employees or independent contractors have an aggregate annual salary of more than $125,000; (v) cancel, terminate, or willfully take any action causing the cancellation or termination of, any insurance policy naming it as a beneficiary or a loss payee, including by the non-payment of premiums which are due and payable; (vi) enter into any agreement, commitment, arrangement or plan with any Related Party; (vii) initiate any new product promotions, product discounts or other material price changes, other than in the ordinary course of business, consistent with past practice; (viii) sell finished case goods to wholesalers, distributors and retailers in quantities that would result in a material increase in the level of stock of the Company’s and the Company Subsidiaries’ finished case goods generally held by any such wholesalers, distributors and retailers in the ordinary course of business; (ix) except in the ordinary course, fail to use its commercially reasonable efforts to (A) enforce its and the Company Subsidiaries’ rights under any contract or agreement with any distributor or any other legally enforceable rights, (B) encourage its and the Company Subsidiaries’ distributors to (1) avoid out-of-stocks, other than out-of-stocks due to a shortage of a particular Company product, (2) maintain inventories at retail consistent with past practice, (3) service retail accounts in the ordinary course consistent with industry practice, (4) refrain from switching retail account advertising programs except in the ordinary course, (5) ensure quality product at retail and work cooperatively with the Company’s and the Company Subsidiaries’ field personnel to ensure execution of distribution policies and business plans in the ordinary course of business, (6) timely follow-up with customers in the ordinary course regarding the distribution and sale of the Company’s and the Company Subsidiaries’ products, (7) maintain wine-by-the-glass accounts and brand designations on menu and drink lists in the ordinary course of business, and (8) maintain distribution of the Company’s and the Company Subsidiaries’ products and refrain from switching brands except in the ordinary course; (x) fail to maintain insurance coverage at least as favorable as each of the coverages described on Schedule 2.1(s); (xi) incur or commit to any capital expenditures or related series of capital expenditures in excess of $1 million individually; or (xii) make any material payment, reimbursement, refund or other fund transfer to any Related Party, other than the payment of salaries to officers or employees made in the ordinary course of business consistent with past practice, pursuant to agreements in place on the date hereof, or to directors for service on the Special Committee.

(i) Tax Matters. The Company shall not, and shall not permit the Company Subsidiaries to, (i) unless required by law, to the extent it may affect or relate to the Company or any Company Subsidiary, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any

Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or (ii) without the consent of Parent, which consent will not be unreasonably withheld, make any material payment of, or in respect of, any Tax to any person or any taxing authority, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company.

(j) Other Actions. The Company shall not, and shall not permit the Company Subsidiaries to, enter into any agreement, or otherwise commit, to do any of the foregoing.

      3.2     Advice of Changes; Government Filings. Each party shall (a) confer on a regular and frequent basis with the other and upon the reasonable request of the other shall promptly meet in Northern California, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party or materially adversely affect its ability to consummate the Merger in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

ARTICLE IV.

ADDITIONAL AGREEMENTS

      4.1     Preparation of Proxy Statement; the Company Shareholders Meeting.

      (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement. Each of the Company and Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable.

      (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining shareholder approval. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting, (ii) use its commercially reasonable efforts (including postponing or adjourning the Company Shareholders Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary adoptions and approvals by its shareholders of this Agreement and all the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting. The Proxy Statement shall contain the Company Recommendation (as hereinafter defined).

      (c) Subject to Section 4.4(b), the Company shall, through its Board of Directors, recommend to its shareholders that they approve the transactions contemplated by this Agreement (the “Company Recommendation”); provided, however, that except in connection with an Acquisition Proposal, in which case the provisions of Section 4.4(b) shall apply, the Board of Directors may withdraw, modify or change the Company Recommendation and shall be released of its obligations set forth above in Section 4.1(b)(iii) if it (A) determines in good faith, based upon the advice of outside counsel, that making the Company Recommendation, or the failure to so withdraw, modify or change the Company Recommendation, could reasonably be deemed to cause the members of the Board of Directors to breach their fiduciary duties under applicable law, (B) otherwise complies with this Agreement and (C) subject to compliance with applicable securities laws, gives Parent (x) notice of its decision to invoke this Section 4.1(c), including the reasons for its decision, and (y) a reasonable opportunity to discuss this decision with the Board of Directors.

      (d) Subject to Section 4.4(b) and notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of the Company to call, give notice of, convene and hold the Company Shareholders Meeting and to hold a vote of the Company’s shareholders on this Agreement and the Merger at the Company Shareholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not it is a Superior Proposal), or by any withdrawal, modification or change in the Company Recommendation and (ii) in any case in which the Company withholds or withdraws the Company Recommendation pursuant to Section 4.1(c), the Company shall submit this Agreement and the Merger to a vote of its shareholders. The Company agrees that, except in accordance with Section 4.4, it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

      (e) At Parent’s option, this Agreement and the Merger may be approved by an irrevocable written consent executed by the holders of the requisite number of shares of Company Common Stock. Parent may deliver, or cause to be delivered, such written consent to the Company only on or after the twentieth (20th) calendar day from and after the date hereof (for avoidance of doubt, the date of this Agreement shall be deemed to be the first day for the purposes of determining such twentieth (20th) calendar day); provided, however, that (i) no such written consent may provide for such consent to be effective prior to such twentieth (20th) calendar day and (ii) no such written consent shall be effective if this Agreement is terminated prior to such twentieth (20th) day. In the event that Parent elects to obtain such a written consent in lieu of obtaining shareholder approval at the Company Shareholders Meeting, the Company shall prepare, file with the SEC and transmit to the holders of Company Common Stock a preliminary information statement of the Company relating to the Merger in accordance with Regulation 14C promulgated under the Exchange Act. At Parent’s reasonable request, confirmed by communications between the Company and such shareholders, the Company shall prepare, file and transmit such information statement in accordance with the foregoing sentence prior to the delivery of such written consent to the Company.

      4.2     Access to Information. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries, to the extent permitted by the Organizational Documents or other pertinent agreements of such entity, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and its officers, employees and representatives, and, during such period, the Company shall (and shall cause its Subsidiaries, to the extent permitted by the Organizational Documents or other pertinent agreements of such entity, to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, the Company may restrict the foregoing access to the extent that (i) a Governmental Entity requires such party or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any of its Subsidiaries requires such party or any of its Subsidiaries to restrict access to any properties or information. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter (the “Confidentiality Agreement”) dated July 22, 2004, between the Company and Parent, which Confidentiality Agreement shall remain in full force and effect.

      4.3     Approvals and Consents; Cooperation. Each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Without limiting the generality of the foregoing, each of the Company and Parent agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Parent shall use its reasonable efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and Parent shall use its reasonable efforts to resist or resolve such suit. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement and any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to agree or to cause any of its affiliates to agree, and the Company shall not agree without Parent’s consent, to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any significant assets in connection with obtaining any consent or authorization under applicable antitrust or competition laws.

      4.4     Acquisition Proposals.

      (a) At any time prior to obtaining the approval of Company shareholders as provided in Section 4.1 (“Shareholder Approval”), neither the Company’s Board of Directors nor a special committee thereof may, directly or indirectly through advisors, agents or other intermediaries, (i) initiate, solicit, encourage or intentionally and knowingly facilitate any inquiries with respect to, or the making of, any Acquisition Proposal, or engage in negotiations or discussions with any Third Party that has made an Acquisition Proposal, or (ii) furnish to any Third Party in connection with a potential Acquisition Proposal nonpublic information relating to the Company or any of its Subsidiaries; provided, however, that the Company may provide nonpublic information to a Third Party and may engage in negotiations or discussions with a Third Party in connection with a potential Acquisition Proposal if (1) such Third Party reasonably appears to have, or to have the ability to obtain, adequate funding to effect a Superior Proposal, (2) such Third Party enters into a confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement,

(3) the Board of Directors determines in good faith after consultation with outside legal counsel and outside financial advisors that the failure to take such action would be reasonably likely to constitute a breach of the Board of Director’s fiduciary duties under applicable law and (4) the Company simultaneously provides to Parent (x) copies of such nonpublic information provided to such Third Party and not previously provided to Parent (for avoidance of doubt, it being understood that non-public information provided to such Third Party in a different form or format as such information has been provided to Parent shall be deemed, for purposes of this Section 4.4(a), to have not been previously provided to Parent) and (y) a list of such nonpublic information previously provided to Parent that has been provided to such Third Party. Except as expressly permitted by Section 4.4(b), neither the Company’s Board of Directors nor a special committee thereof shall (i) approve or cause or permit the Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement (other than a confidentiality agreement) constituting or relating to, or which is intended to or is reasonably likely to lead to, an Acquisition Proposal (an “Acquisition Agreement”), (ii) approve or recommend, or propose to approve or recommend, any Acquisition Agreement or Acquisition Proposal or (iii) agree or resolve to take actions set forth in clauses (i) or (ii) of this sentence. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the officers, directors, employees and representatives of the Company and the Company Subsidiaries of the obligation undertaken in the foregoing sentence, and shall promptly request the return or destruction of all information and materials provided to any Third Party prior to the date hereof by the Company, the Company Subsidiaries or any of their representatives with respect to the consideration or making of any Acquisition Proposal.

      (b) Notwithstanding the foregoing, if, at any time prior to obtaining Shareholder Approval, the Company receives a Superior Proposal, the Board of Directors or a special committee thereof (or the Company at the direction of the Board of Directors or a special committee thereof) may, during such period, in response to such Superior Proposal, (i) approve or cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal, (ii) recommend such Superior Proposal to the Company’s shareholders, (iii) withdraw, modify or refrain from making its recommendation of the transactions contemplated by this Agreement, and (iv) terminate this Agreement in accordance with Section 6.1(h), in each case if the Board of Directors determines in good faith after consultation with outside legal counsel and outside financial advisors that such action or omission to act is necessary in order for the Company’s directors to comply with their respective fiduciary duties under applicable law; provided, that the Company shall (x) provide Parent written notice of the Company’s receipt of a Superior Proposal (specifying the financial and other material terms and conditions of such Superior Proposal) together with the Company’s intention to execute or enter into an Acquisition Agreement with respect to such Superior Proposal (a “Notice of Superior Proposal”) at least five (5) Business Days prior to the taking of any such actions in subsections (i) through (iv) above (it being understood that any amendment to the price or material terms of a Superior Proposal shall require an additional Notice of Superior Proposal and an additional three (3) Business Day period thereafter to the extent permitted under applicable law) and Parent has not proposed adjustments in the terms and conditions of this Agreement which would cause the relevant Acquisition Proposal to no longer be a Superior Proposal and (y) pay to Parent prior to or within two (2) Business Days following any such termination of this Agreement, the Termination Fee and Rothschild Termination Fee.

      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.4, the Company promptly, and in any event within twenty-four (24) hours, shall (i) advise Parent in writing of receipt by it (or any Company Representatives) of any Acquisition Proposal and (ii) notify Parent after receipt of any request for nonpublic information relating to the Company or any of the Subsidiaries or for access to the Company’s or any of the Subsidiaries’ properties, books or records by any Person that may be considering making, or has made, an Acquisition Proposal, identifying such Person and the information requested by such Person, and provide Parent access to any nonpublic information that is given to such Person pursuant to Section 4.4(a). The Company shall provide to Parent as promptly as practicable any applicable written agreement that describes any of the terms or conditions of any Acquisition Proposal, and shall otherwise keep Parent promptly informed of the status and terms of any Acquisition Proposal, including by providing a copy of all material documentation and correspondence relating thereto.

      (d) Nothing contained within this Section 4.4 shall prevent the Board of Directors or the Special Committee from complying with Rule 14e-2(a) under the Exchange Act with regard to any Acquisition Proposal; provided, however, that in complying with such rule, the Company shall honor the provisions of Section 4.4(b).

      4.5     Employee Benefits.

      (a) Subject to subparagraph 4.5(c) below, for a period of two years immediately following the Closing Date (or, if earlier, the last day of the calendar year following the year in which the Closing occurs), Parent shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements which provide substantially equivalent employee benefits, in the aggregate, as provided by the Company Benefit Plans (not taking into account any such plans which are equity based), and the employees of the Company who remain employees of the Surviving Corporation shall receive such benefits.

      (b) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits (but not for benefit accrual under any pension plan) where length of service is relevant under any employee benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective affiliates, employees of the Company and the Company Subsidiaries as of the Effective Time shall receive service credit for service with the Company and the Company Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits.

      (c) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all Company Benefit Plans, and to pay the employee bonuses granted by the Compensation Committee of the Board of Directors in accordance with Section 3.1 of the Company Disclosure Schedule.

      (d) With respect to matters described in this Section 4.5 relating to benefits or compensation to be provided after the Closing Date, the Company will to the extent permitted by applicable Law provide Parent with copies of any broad-based notices or other communication materials of a general nature prior to sending them.

      (e) Prior to the Closing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and the Company Subsidiaries to the extent necessary to provide that no employees of Parent and its subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such subsidiary explicitly authorizes such participation. In addition, prior to the Closing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended the employee benefit plans and arrangements of it and its subsidiaries to the extent necessary to provide that no employees of the Company and the Company Subsidiaries shall commence participation therein following the Effective Time unless Parent or such subsidiary of Parent explicitly authorizes such participation.

      4.6     Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or the Company Subsidiaries and any real property transfer tax resulting from the Merger that is imposed on any holder of Company Common Stock, (b) the Expenses incurred from and after the date hereof in connection with the printing, filing and mailing to shareholders of the Proxy Statement shall be shared equally by the Company and Parent unless the Agreement is terminated pursuant to Section 6.1(d) or (f) in which case the Company shall pay all such fees or unless this Agreement is terminated pursuant to Section 6.1(g) in which case Parent shall pay all such fees and (c) as provided in Section 6.2. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy

Statement and the solicitation of shareholder approvals and all other matters related to the transaction contemplated hereby.

      4.7     Indemnification; Directors’ and Officers’ Insurance. Parent and the Surviving Corporation shall cause to be maintained in effect, with respect to claims arising from facts or events that occurred on or before the Effective Time, (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of current or former officers and directors (each an “Indemnified Party”) contained in the Organizational Documents of the Company or the Company Subsidiaries and in any agreements between an Indemnified Party and the Company or the Company Subsidiaries and (ii) for a period of six years, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company, so long as the annual premium therefor does not exceed 150% of the last annual premium paid prior to the date hereof (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured); provided, that if such current policies expire, are terminated or are cancelled during such six-year period, Parent and the Surviving Corporation shall use commercially reasonable efforts to obtain as much directors’ and officers’ liability insurance and fiduciary liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the last annual premium paid prior to the date hereof. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. For a period of six years after the Effective Time, Parent and the Surviving Corporation shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to clause (i) of the first sentence of this Section 4.7.

      4.8     Wine Club. Following the Effective Time, Parent shall cause the Company to provide a one-time wine dividend as well as wine club benefits, to the beneficial owners of the shares of Company Common Stock immediately prior to the Effective Time as described on Schedule 4.8 hereto.

      4.9     Public Announcements. The Company and Parent shall use reasonable efforts to develop a joint communications plan and each party shall use reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

      4.10     Distributor Notice. Prior to the Effective Time, the Company will give notice to its distributors and brokers with respect to the distribution of its products. Such notice shall be in a form mutually and reasonably acceptable to the Company and Parent.

      4.11     Intellectual Property Liens. Promptly after the date hereof and in any event prior to the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to extinguish the Liens set forth on Schedule 4.11.

      4.12     Certain Transactions with Affiliates. Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause any oral agreements, contracts, licenses and other commitments with any affiliate of the Company or any Company Subsidiary to be converted, on substantially the same terms, into written agreements, contracts, licenses or other commitments.

      4.13     Rothschild Termination Fee. Within two (2) Business Days after the date hereof, Parent shall pay or cause to be paid to Rothschild on the Company’s behalf a cash fee of $2,475,000 in accordance with Section 6.2(b) of the Rothschild Agreement.

      4.14     Rothschild Voting Agreement. At a Company Shareholders Meeting called pursuant to Section 4.1(b), the Company shall use commercially reasonable efforts to enforce its rights under Section 6.2(c) of the Rothschild Agreement in the form executed and delivered on October 30, 2004.

      4.15     Financial Capability. From and after the date hereof until the Merger Consideration and the Option Consideration is paid pursuant hereto, Parent and Merger Sub shall continue to have the financial ability to perform their respective obligations hereunder.

      4.16     Further Assurances. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers of the Company, Parent and Merger Sub shall take any such reasonably necessary action.

ARTICLE V.

CONDITIONS PRECEDENT

      5.1     Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company shall have received the approval of the principal terms of the Merger by the affirmative vote of a majority of the outstanding shares of Company Common Stock. If such approval shall be in the form of a written consent of holders of Company Common Stock, then such written consent shall be subject to Section 4.1(e) and shall have become effective in accordance with the CGCL and at least twenty (20) calendar days shall have passed since the distribution of any information statement required in connection with such written consent pursuant to Regulation 14C promulgated under the Exchange Act.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and no Governmental Entity shall have threatened to institute a proceeding that the parties hereto reasonably determine is likely to result in such an injunction or order; provided, however, that the provisions of this Section 5.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 4.3 shall have been the cause of, or shall have resulted in, such order or injunction.

(d) Required Regulatory Approvals. All authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Company (collectively, “Required Regulatory Approvals”) shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect.

      5.2     Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent on or prior to the Closing Date of, the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except where the failures of such representations and warranties to be so true and correct could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; provided, that for purposes of this Section 5.2(a) any qualifications as to materiality or Material Adverse Effect included in such representation and warranty shall be disregarded for purposes of determining whether such representation or warranty has been breached.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

      5.3     Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company on or prior to the Closing Date of, the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except where the failures of such representations and warranties to be so true and correct could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; provided, that for purposes of this Section 5.3(a) any qualifications as to materiality or Material Adverse Effect included in such representation and warranty shall be disregarded for purposes of determining whether such representation or warranty has been breached.

(b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

ARTICLE VI.

TERMINATION AND AMENDMENT

      6.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or the Parent, as the case may be:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) By either the Company or Parent if the Merger shall not have been consummated by June 30, 2005 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 4.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) By Parent if (i) the Board of Directors shall have withdrawn or materially and adversely modified its recommendation of the Merger or this Agreement or fails to re-confirm such recommendation if requested by Parent within the ten (10) Business Days following such request or if the Board of Directors resolves to take any of the foregoing actions; (ii) the Board of Directors shall have recommended to the shareholders of the Company that they approve an Acquisition Proposal other than the Merger contemplated by this Agreement; or (iii) a tender offer or exchange offer that, if successful, would result in any Person or “group” becoming a “beneficial owner” (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 50% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors recommends that the shareholders of the Company tender their shares in such tender or exchange offer or fails to recommend against or takes a neutral position with respect to a tender or exchange offer related to an Acquisition Proposal, or resolves to take any such actions, whether or not, in each case, such action or failure to act is consistent with the terms hereof;

(e) By either Parent or the Company if the approval by the shareholders of the Company required by the Company’s Organizational Documents, law or this Agreement for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof or pursuant to a written consent;

(f) By Parent, (i) upon one or more breaches of any covenants or agreements on the part of the Company set forth in this Agreement, except where such breach or breaches could not, in the aggregate, reasonably be expected to have a Material Adverse Effect of the Company or (ii) if any representation or warranty of the Company shall have become untrue or incorrect such that the condition set forth in Section 5.2(a) would not be satisfied (each of such breach or breaches described in clause (i) and (ii), a “Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is capable of being cured by the Company prior to the Outside Date through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 6.1(f);

(g) By the Company, (i) upon one or more breaches of any covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement, except where such breach or breaches could not, in the aggregate, reasonably be expected to have a Material Adverse Effect of the Company or (ii) if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect such that the condition set forth in Section 5.3(a) would not be satisfied (each of such breach or breaches described in clause (i) and (ii), “Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is capable of being cured by Parent prior to the Outside Date through the exercise of best efforts, and so long as Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 6.1(g); or

(h) By the Company, if permitted by, and in compliance with, Section 4.4(b).

      6.2     Effect of Termination.

      (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except (i) with respect to Section 4.6, this Section 6.2 and Article VII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants, representations and warranties, or other agreements set forth in this Agreement.

      (b) The Company shall pay Parent a cash fee of $7,800,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) If Parent shall terminate this Agreement pursuant to Section 6.1(d) or if the Company shall terminate this Agreement pursuant to Section 6.1(h);

(ii) If (A) either party shall terminate this Agreement pursuant to Section 6.1(e), (B) at any time after the date of this Agreement and at or before the date of the Company Shareholders Meeting (or the date a written consent in lieu of the Company Shareholders Meeting becomes effective) an Acquisition Proposal shall have been publicly announced or otherwise communicated, directly or indirectly, to the Company or the Board of Directors, and (C) within twelve (12) months after the date of such termination, the Company or any of its Subsidiaries either (x) enters into any definitive agreement with respect to any Acquisition Proposal, or (y) consummates any Acquisition Proposal;

(iii) If (A) either party shall terminate this Agreement pursuant to Section 6.1(b) or Parent terminates this Agreement pursuant to Section 6.1(f), (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal shall have been publicly announced or otherwise communicated, directly or indirectly, to the Company or the Board of Directors, (C) following the occurrence of the announcement or communication of such Acquisition Proposal, the Company shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement such that a Terminating Company Breach shall have occurred and (D) within twelve (12) months after the date of such termination, the Company or any of its Subsidiaries either (x) enters into any definitive agreement with respect to any Acquisition Proposal, or (y) consummates any Acquisition Proposal;

      (c) The Company shall reimburse or cause to be reimbursed to Parent a cash amount of $2,475,000, representing amounts paid by Parent to Rothschild on the Company’s behalf in accordance with Section 6.2(b) of the Rothschild Agreement, plus interest thereon at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date hereof until the date of reimbursement pursuant to this Section 6.2(c) (the “Rothschild Termination Fee”) if the Company is required to pay Parent the Termination Fee pursuant to Section 6.2(b).

      (d) The Termination Fee and the Rothschild Termination Fee, if payable under this Section 6.2, shall be payable by wire transfer of immediately available funds no later than two Business Days after termination, if the Termination Fee is payable pursuant to Section 6.2(b)(i), or after the date on which the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, if the Termination Fee is payable pursuant to Sections 6.2(b)(ii) or 6.2(b)(iii). The Company acknowledges that the agreements contained in this Section 6.2(d) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay all amounts due to Parent under this Section 6.2 on the dates specified, then the Company shall pay all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

      6.3     Amendment. Notwithstanding Section 7.5(b), any provisions of this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      6.4     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VII.

GENERAL PROVISIONS

      7.1     Non-Survival of Representations, Warranties and Agreements; No Other Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VII. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party’s representatives of any documentation or other information with respect to any one or more of the foregoing.

      7.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service or (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to Diageo North America, Inc., Six Landmark Square, Stamford, Connecticut, 06801, Attention: John Blood, Facsimile No.: 203-359-7192, E-mail: john.blood@Diageo.com with a copy to Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004-2498, Attention: Frank Aquila, Facsimile No.: 212-558-3588, E-mail: aquilaf@sullcrom.com; and

(b) if to the Company, The Chalone Wine Group Ltd., 621 Airpark Road, Napa, CA 94558, Attention: Mr. Thomas Selfridge, President and Chief Executive Officer, Facsimile No.: (707) 254-4204, with a copy to Latham & Watkins, 135 Commonwealth Drive, Menlo Park, CA 94025, Attention: Christopher L. Kaufman, Facsimile No.: (650) 463-2600, E-mail: christopher.kaufman@lw.com.

      7.3     Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

      7.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

      7.5     Entire Agreement; No Third Party Beneficiaries.

      (a) This Agreement (including the Schedules) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

      (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 4.7 and 4.8 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

      7.6     Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to the laws that might be applicable under conflicts of laws principles. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Northern District of the State of California or any California state court located in San Francisco, California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.2 shall be deemed effective service of process on such party.

      7.7     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

      7.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      7.9     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      7.10     Definitions. As used in this Agreement:

(a) “Acquisition Proposal” means, other than the transactions involving Parent and/or Merger Sub contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company; provided, however, that for purposes of Sections 6.2(b) and 6.2(d), all references in this definition to 20% shall instead be deemed to be to 35%.

(b) “Board of Directors” means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

(c) “Business Day” means any day on which banks are not required to open or authorized to close in the City of New York.

(d) “Company Representatives” any of the Company’s or the Company’s Subsidiaries’ officers, directors, investment bankers, attorneys, accountants, consultants or other agents or advisors.

(e) “Company Stock Option Plan” means The Chalone Wine Group, Ltd. 1997 Stock Option Plan, The Chalone Wine Group, Ltd. 1988 Non-Discretionary Stock Option Plan and The Chalone Wine Group, Ltd. 1987 Stock Option Plan.

(f) “Environmental Laws” means any federal, state, provincial, local, municipal or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or any chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

(g) “Intellectual Property” means United States and foreign trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, slogans and other indicia of origin, including registrations and applications to register or renew the registration of any of the foregoing, and all material goodwill associated with and symbolized thereby; copyrights and registrations, applications, or renewals thereof; inventions and discoveries, whether patentable or not, and all United States and foreign letters patent registrations, invention disclosures and patent applications, including all reissues, continuations, divisions, continuations-in-part or renewals or extensions thereof, material confidential information, trade secrets and know-how; and all other intellectual property or proprietary rights.

(h) “Knowledge” with respect to a Person means the actual knowledge, after due inquiry, of the officers of such Person.

(i) “Material Adverse Effect” means, with respect to any entity, any adverse change, circumstance or effect (an “Effect”) that, individually or in the aggregate with all other Effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of such entity and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute a Material Adverse Effect: (A) any Effect affecting any of the industries in which such entity operates generally or affecting the economy generally (to the extent that such Effects do not disproportionately affect such entity, taken as a whole with its Subsidiaries, as compared to other companies in such industries); (B) any change in such entity’s stock price or trading volume; provided, however, that clause (B) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume; or (C) any Effect resulting from the announcement or pendency of the Merger.

(j) “Organizational Documents” means, with respect to any entity, the articles of incorporation, bylaws or other governing documents of such entity.

(k) “Permitted Liens” means (a) liens and encumbrances contained in the Company SEC Reports (including the notes thereto), (b) liens and encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company or any of the Company Subsidiaries in the operation of their respective business, (c) liens and encumbrances of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business, or (d) interests of the lessor to any leased property.

(l) “Person” means an individual, corporation, partnership, limited liability company association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(m) “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

(n) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. For purposes of Article II, Edna Valley Vineyards shall be considered as a Subsidiary of the Company.

(o) “Superior Proposal” means any bona fide written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that a majority of the entire Board of Directors determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and its legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company’s shareholders than as provided hereunder, are reasonably capable of being completed on the terms proposed and for which the Board of Directors has reasonably determined, based on either a good faith review of the offeror’s balance sheet or a commitment letter from a reputable bank or other financial institution, that adequate funding is available and that all government approvals required in connection therewith will be granted.

(p) (i) “Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, whether disputed or not, and (ii) “Tax Return” means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

(q) “the other party” means, with respect to the Company, Parent and means, with respect to Parent, the Company.

(r) “Third Party” means any person other than Parent or any of its affiliates.

      IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DIAGEO NORTH AMERICA, INC.,
a Connecticut corporation

By:	/s/ IVAN MENEZES

Name: Ivan Menezes
Title: President and CEO

DOUBLE WINES, INC.,
a California corporation

By:	/s/ DIERDRE MAHLAN

Name: Dierdre Mahlan

Title:	Senior Vice President, CFO and Treasurer

THE CHALONE WINE GROUP, LTD.,
a California corporation

By:	/s/ THOMAS B. SELFRIDGE

Name: Thomas B. Selfridge

Title:	President and Chief Executive Officer

Schedule 4.8

WINE CLUB DIVIDEND

      Beneficial owners of shares of Company Common Stock immediately prior to the Effective Date will be entitled for three months following the Closing to enroll at no additional cost as members of a new Founders Club, as it may be renamed by Parent or the Surviving Corporation from time to time, and the shareholders will receive a one-time wine dividend of $1.00 per share. This Founders Club membership and this one-time wine dividend will not be transferable, and the wines purchased with this dividend cannot be re-sold.

      This wine dividend can be used through the Founders Club to purchase wines at a 50% discount on all wine purchases up to an amount equal to $1.00 per share. So if a shareholder had 500 shares on the Closing Date and enrolled in the Founders Club, the shareholder would receive a $500.00 wine dividend that it could use to purchase $1,000.00 of wine at a 50% discount. This Founders Club wine dividend will remain valid for one year from the Closing Date.

      In addition to this wine dividend, subject to applicable law, this Founders Club membership will give members 15 years access to the following benefits:

1) The Annual Founders Celebration. This will be an annual party where the Company will invite all Founders Club members to one of the Company’s wineries for a special and exclusive celebration where the Company will introduce new vintages and new wines to the members. This party will operate in a similar manner to Chalone’s annual shareholders party.

2) VIP Tours. Founders Club members will be able to participate in special VIP tours and tastings with special access at each of the Company’s wineries. As part of the Founders Club, the Company will have a Concierge so that members can have one central place to conveniently schedule appointments at all wineries.

3) Founders Club Discount. As has been the tradition, the Company will give the Founders Club members special access to selections of its most exclusive wines and allocated bottlings. This will be done in quarterly communications the Company will send to all Founders Club members. Founders Club members will also receive Founders Club discounted pricing on all these offerings. The special one-time wine dividend can be used in connection with these discounted prices. For example if the price of the wine selected by the Founders Club member was $75 after the standard Founders Club discount, the Founders Club member could use $37.50 of his or her one-time discount to purchase this wine and have to pay only $37.50 in cash for the purchase.

4) Special Allocations. In addition, Founders Club members who purchase at least $500.00 per year (net of the wine dividend) from the Founders Club selections will qualify for special allocations of the Company’s most limited wines and unique sizes.

      The Founders Club will be subject to commercially reasonable rules, restrictions and modifications adopted by the Company for all Founders Club members.

ANNEX B

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

DISSENTERS’ RIGHTS

1300.	Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined.

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of The Nasdaq Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to five percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

1301.	Demand for Purchase.

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.	Endorsement of Shares.

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.	Agreed Price — Time for Payment.

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.	Dissenter’s Action to Enforce Payment.

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.	Appraisers’ Report — Payment — Costs.

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.	Dissenting Shareholder’s Status as Creditor.

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.	Dividends Paid as Credit Against Payment.

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.	Continuing Rights and Privileges of Dissenting Shareholders.

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.	Termination of Dissenting Shareholder Status.

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.	Suspension of Proceedings for Payment Pending Litigation.

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.	Exempt Shares.

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.	Attaching Validity of Reorganization or Merger.

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy shall adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.	Conversions Deemed to Constitute a Reorganization for Purposes of Chapter.

      A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Annex C

October 30, 2004

Special Committee of the Board of Directors

The Chalone Wine Group, Ltd.
621 Airpark Road
Napa, CA 94558

Gentlemen:

      We understand that The Chalone Wine Group, Ltd., a California corporation (“Seller”), Domaines Barons de Rothschild (Lafite), a société en commandite par actions organized under the laws of France (“Buyer”), and Triple Wines, Inc., a California corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), intend to enter into an Agreement and Plan of Merger, dated as of October 30, 2004 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Seller, with Seller being the surviving entity (the “Merger”). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that (i) each outstanding common share, no par value per share, of Seller (“Seller Common Shares”), other than dissenting shares or shares owned by Buyer, Merger Sub or any wholly owned subsidiary of Buyer, will be converted into the right to receive $11.75 in cash (the “Consideration”), and (ii) Buyer shall cause the surviving entity to offer certain wine club benefits to the members of Seller’s wine club immediately prior to the closing of the Merger as described in Schedule 4.8 of the Merger Agreement (the “Wine Benefit”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

      You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller, other than Buyer and its affiliates, pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

      In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Shares; (iv) compared Seller from a financial point of view with certain other companies in the wine, liquor and spirits industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the wine industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by them, including financial forecasts and related assumptions of Seller; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller’s counsel; (viii) compared the value of the proposed Wine Benefit to the value of existing wine benefits; and (ix) performed such other analyses and examinations as we have deemed appropriate.

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Special Committee of the Board of Directors
The Chalone Wine Group, Ltd.
October 30, 2004

      In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by Seller’s management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of Seller’s management at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller’s assets, financial condition, results of operations, business or prospects since the date of their last financial statements made available to us. We have assumed that Seller has appropriately relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

      We have further assumed with your consent that, in all respects material to our analysis, the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, and that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder. We have further assumed that the merger agreement into which the parties will enter will not be different in any material respect than the draft that you provided to us dated October 30, 2004.

      We have acted as financial advisor to the Special Committee of the Board of Directors of Seller (the “Special Committee”) in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller and Constellation Brands, Inc. for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. However, we do not believe that these relationships impede our ability to deliver this opinion.

      Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller, other than Buyer and its affiliates, pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

      This opinion is directed to the Special Committee and may be relied upon by the full Board of Directors of Seller in its consideration of the Merger. This opinion is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address the relative merits of the Merger and any alternatives to the Merger, Seller’s underlying decision to proceed with or effect the Merger, or any other

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Special Committee of the Board of Directors
The Chalone Wine Group, Ltd.
October 30, 2004

aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement filed by Seller with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

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